AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2005
                                                           REGISTRATION NO. 333-

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                -----------------

                        RETURN ON INVESTMENT CORPORATION
                 (Name of small business issuer in its charter)

     DELAWARE                      7372                  22-3038309
 (State or Other              (Primary Standard       (I.R.S. Employer
 Jurisdiction of          Industrial Classification     Identification
Incorporation or                 Code Number)               Number)
  Organization)

                            1825 BARRETT LAKES BLVD.
                                    SUITE 260
                               KENNESAW, GA 30144
                                 (770) 517-4750
          (Address and telephone number of principal executive offices)

        SHERWIN KRUG                                   COPIES TO:
    CHIEF FINANCIAL OFFICER                          ELIZABETH NOE
   1825 BARRETT LAKES BLVD.                PAUL, HASTINGS, JANOFSKY & WALKER LLP
         SUITE 260                            600 PEACHTREE STREET, SUITE 2400
     KENNESAW, GA 30144                             ATLANTA, GA 30308
       (770) 517-4750                                (404) 815-2400
(Name, address and telephone
number of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
    Title of each class                 Amount        Proposed maximum       Proposed maximum           Amount of
  of securities to be registered        to be        offering price per     aggregate offering      registration fee
                                    registered(1) unit(2) price
--------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01       5,897,217            $1.57                $9,258,630            $1,089.74
  per share                            shares
====================================================================================================================

(1) 4,356,481 of the shares registered herby represent the number of shares of common stock that are initially issuable upon conversion of notes and warrants. In addition to the shares set forth in the table, pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or similar antidilution provisions contained in the notes or warrants.

(2) Determined pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee.

----------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE, AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                        RETURN ON INVESTMENT CORPORATION
                        5,897,217 SHARES OF COMMON STOCK

      This prospectus is related to the offer and sale from time to time of up to 5,897,217 shares of Return On Investment Corporation ("ROI" or the "Company") common stock by the persons listed in this prospectus under the heading "Selling Stockholders," including Laurus Master Fund, Ltd. Information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under the headings "Selling Stockholders" and "Plan of Distribution." The shares of common stock will be sold by shareholders of the Company. The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

      The Company will not receive any proceeds from the sale of the common stock. We may receive up to approximately $3.6 million from the exercise of warrants for 1,917,500 shares of our common stock, which are being registered pursuant to this registration statement. Any proceeds received from the exercise of these warrants would be used for general corporate purposes. To the extent that any of our obligations under the Minimum Borrowing Note and the Term Note are converted into shares of our common stock, we will be relieved of such obligations to the extent of such conversion.

      The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On February 7, 2005, the last reported sale price of our common stock was $1.53 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ROIE". These prices will fluctuate based on the demand for the shares of common stock.

                                   -----------

      OUR BUSINESS AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                     The date of this prospectus is , 2005.

                                ----------------

                                TABLE OF CONTENTS

                                                                           PAGE

Summary.................................................................      1
Risk Factors............................................................      3
Special Note Regarding Forward-Looking Statements.......................      8
Use of Proceeds.........................................................      9
Market for Common Equity and Related Stockholder Matters................     10
Principal and Selling Stockholders......................................     11
Plan of Distribution....................................................     15
Management's Discussion and Analysis of Financial Condition and
   Results of Operation.................................................     16
Business................................................................     30
Description of Property.................................................     38
The Sale of GO..........................................................     39
The Laurus Financing....................................................     47
Legal Proceedings.......................................................     48
Management..............................................................     49
Executive Compensation..................................................     51
Certain Relationships and Related Party Transactions....................     54
Description of Capital Stock............................................     55
Legal Matters...........................................................     57
Experts.................................................................     57
Index to Financial Statements ..........................................    F-1

                                     SUMMARY

This summary highlights selected information in this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 3 of this prospectus and the financial statements and notes to these statements contained in this prospectus. Unless the context otherwise requires, the use of "we," "us," "our" and "the Company" refer to Return On Investment Corporation and its consolidated subsidiaries.

                                   OUR COMPANY

      The Company is a holding company that currently has two primary operating subsidiaries: (i) Tectonic Solutions, Inc. ("Tectonic" or "Tectonic Network") which develops and markets building product information solutions for the construction industry, including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easer search and selection and (ii) GO Software, Inc. ("GO" or "GO Software") which currently develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.

      Our principal executive offices are located at 1825 Barrett Lakes Blvd., Suite 260, Kennesaw, Georgia 30144. Our website is located at www.roicorporation.com. Information on our website does not constitute a part of this prospectus.

                               RECENT DEVELOPMENTS

THE PROPOSED SALE OF GO

      On December 6, 2004, the Company entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") by and among the Company, GO and VeriFone, Inc. ("VeriFone"). Pursuant to the Asset Purchase Agreement, GO will sell substantially all of its assets to VeriFone (the "GO Asset Sale"). VeriFone will pay GO $13 million in cash at closing and up to an additional $2 million depending upon future events. Of this $2 million contingent payment, up to $500,000 will be paid to certain of GO's employees if earned. The closing of the GO Asset Sale is subject to a number of conditions including approval by the Company's stockholders and certain other customary conditions. The Company's stockholders will be voting on the GO Asset Sale at a special meeting to be held on February 25, 2005. See "The Sale of GO" on page 39 for more information about the GO Asset Sale.

THE LAURUS FINANCING

      On January 11, 2005, the Company completed a financing transaction with Laurus Master Fund, Ltd. ("Laurus") pursuant to the terms of a Security Agreement (the "Security Agreement") by and among the Company, Laurus, GO and Tectonic. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) a Secured Convertible Term Note (the "Term Note") in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) a Secured Revolving Note (the "Revolving Note") and a Secured Convertible Minimum Borrowing Note (the "Minimum Borrowing Note" and together with the Revolving Note and the Term Note, the "Notes") in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus a warrant (the "Warrant") to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. See "The Laurus Financing" on page 47 for more information about the financing with Laurus.

      The Company used approximately $1.9 million of the proceeds received from Laurus to repay amounts outstanding under the Accounts Receivable Purchase Agreement (as modified, the "AR Purchase Agreement"), by and among the Company, GO and Silicon Valley Bank. The AR Purchase Agreement was terminated upon the repayment of the amounts outstanding.

      The Company also used approximately $2.3 million of the proceeds received from Laurus to repay amounts due under Second Secured Convertible Promissory Notes (the "Second Secured Convertible Promissory Notes"), due February 1, 2005, issued by the Company. The Second Secured Convertible Promissory Notes were cancelled upon repayment.

                                  THE OFFERING

Common Stock Offered by the Selling
Security Holders........................Up to 5,897,217  shares of the Company's common stock.

Use of Proceeds.........................The   Company   will  not   receive  any
                                        proceeds  from  the  sale of the  common
                                        stock.    We   may    receive    up   to
                                        approximately   $3.6  million  from  the
                                        exercise  of  warrants   for   1,917,500
                                        shares of our common stock,  which would
                                        be used for general corporate  purposes.
                                        To   the   extent   that   any   of  our
                                        obligations  under the Minimum Borrowing
                                        Note and the Term Note are converted into shares of our common stock, we will be relieved of such obligations to the extent of such conversion.

Over-The-Counter Bulletin Board
Symbol.................................ROIE

You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in our common stock.

                                  RISK FACTORS

      Investing in our common stock involves many risks, some of which are described below. The risks set forth below do not, however, represent every possible event that, if it occurred, would adversely affect our business or operating results. The potential for the occurrence of unforeseen risks as well as the following risk factors and the other information contained elsewhere in this prospectus before investing in our common stock.

WE HAVE ENTERED AN AGREEMENT TO SELL ALL OF THE ASSETS OF OUR GO SUBSIDIARY, AND HISTORICALLY, THE OPERATING INCOME AND OPERATING CASH FLOW GENERATED BY GO'S BUSINESS HAVE REDUCED THE COMPANY'S CONSOLIDATED OPERATING LOSSES AND NEGATIVE OPERATING CASH FLOW.

      As a part of its strategy to exit the payment processing industry in order to focus on the building product information industry, the Company and GO have entered into an Asset Purchase Agreement with VeriFone pursuant to which GO will sell substantially all of its assets to VeriFone. Historically, the operating income and operating cash flow generated by GO's payment processing business have reduced the Company's consolidated operating losses and negative operating cash flow. As a result, the sale of GO's assets may have a negative impact on the price of our common stock.

THE COMPANY MAY BE UNABLE TO FUND ADDITIONAL CAPITAL REQUIREMENTS NEEDED FOR THE CONTINUED OPERATION AND DEVELOPMENT OF TECTONIC'S BUSINESS.

      Although the Company currently has sufficient cash for immediate operations, it has recently announced its intention to sell substantially all of GO's assets to VeriFone, which management believes will improve the Company's liquidity and enable the further expansion and development of its construction information properties. If the Company is unable to close the sale with VeriFone, then additional financing through debt or equity will be required to maintain and support our operations and to expand our product offerings, particularly with respect to Tectonic's business. The Company may not be able to obtain such financing on acceptable terms or at all when and if required.

THE CLOSING OF THE SALE OF GO IS SUBJECT TO A NUMBER OF CONDITIONS, AND IT IS POSSIBLE THAT WE MAY NOT MEET THOSE CONDITIONS, WHICH, IN THE ABSENCE OF A WAIVER FROM VERIFONE, COULD PREVENT THE SALE FROM CLOSING.

      The Asset Purchase Agreement, pursuant to which we plan to sell substantially all of the assets of GO, contains a number of customary closing conditions, including the requirements that the Company's stockholders approve the sale and that the Company and GO obtain consents from certain third parties. It is possible that we will not be able to meet all of the closing conditions, and in the absence of a waiver from VeriFone, they will not be obligated to close the sale.

THE COMPANY'S SUCCESS DEPENDS ON ITS ABILITY TO COMPETE IN THE HIGHLY COMPETITIVE INFORMATION TECHNOLOGY INDUSTRY.

      The Company's Tectonic subsidiary operates in the construction information industry. The market for the Company's products and services is highly fragmented and served by numerous firms, many of which address only specific aspects of a particular market. We believe the principal competitive factors that are faced at Tectonic are reputation and quality of service, relative price and performance, time to market, industry expertise, and product fit.

      If the Company fails to compete successfully, our business and financial prospects may be materially adversely affected. Some of our current and potential competitors, including certain multi-national consulting and publishing firms, have longer operating histories and substantially greater competitive resources than we have. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources to sales, marketing and product development. Tectonic may be unable to compete successfully with existing or new competitors.

      The success of the Company's GO subsidiary depends on its ability to compete in an industry that is intensely competitive, continues to undergo consolidation and is subject to rapid change. The Company's management believes that the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition, technical support capabilities and delivery of reliable product support are essential to establishing and maintaining its market position. Based on our industry knowledge, we believe that GO is the dominant company in the United States in the IBM midrange market in terms of number of licenses granted for payment processing software. Competition in the IBM midrange market is expected to grow and companies with greater resources than GO have entered the market. Management also believes that GO has significant market share in payment processing software on Microsoft platforms. GO, markets payment processing software for computer systems running Windows, Unix, and Linux. Management cannot be assured that our competitors will not develop technologies that are similar to ours. IC Verify, a product line of First Data Corp is the main competitor in this Windows based market. Many of our competitors are much larger and more established and are significantly better capitalized, leaving us at a substantial disadvantage. If the Company is unable to close the GO Asset Sale, its operations may suffer for lack of resources.

IF THE COMPANY IS UNABLE TO ADJUST TO RAPID TECHNOLOGICAL CHANGE AND TO INTRODUCE NEW PRODUCTS AND SERVICES, IT COULD INCUR FURTHER LOSSES.

      The payment processing industry is characterized by rapid technological advances, numerous changes in customer requirements and frequent new product introductions and enhancements that could disrupt our business and render our products obsolete. Because of the potentially rapid changes in the market, the life cycle of the GO's products is difficult to estimate. Products, capabilities or technologies others develop may render the Company's products or technologies obsolete or noncompetitive or shorten the life cycle of the Company's products. In attempting to satisfy this industry's demands, the Company may incur substantial costs that may not result in increased revenues due to the short life cycles for our products. Satisfying the increasingly sophisticated needs of our customers requires developing and introducing enhancements to our products and technologies in a timely manner that keeps pace with technological developments, emerging industry standards and customer requirements while keeping products priced competitively. If we are unable to close the GO Asset Sale, then failure by the Company to develop and introduce new or enhanced products that compete with other available products could materially and adversely affect our business, results of operations and financial condition.

COMPANY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AS A RESULT OF A VARIETY OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

      It is difficult to forecast revenues from the Company's software products and services accurately because of the unpredictability inherent in:

      o     the timing of orders from our customers;
      o     customer spending patterns and budgetary constraints;
      o     our ability to generate new customers;
      o     the start-up nature of Tectonic;
      o     the  evolving  nature  of  Tectonic's   products   including  market
            acceptance;
      o     the timing of introductions of or enhancements to our products;
      o     the evolving product lifecycle of our products;
      o     changes in our pricing policies or those of our competitors;
      o our ability to anticipate and adapt effectively to developing markets and rapidly changing technologies;
      o our ability to attract, retain and motivate qualified personnel, particularly within our sales and marketing and research and development organizations;
      o the publication of opinions or reports about the Company, its products, our competitors or their products;
      o     unforeseen events affecting the market;
      o     changes in general economic conditions;
      o     the integration of acquisitions;
      o actions our competitors take, including new product introductions and enhancements; and
      o     the Company's ability to control costs.

      In addition, Company management bases the expense levels, which are relatively fixed in the short term, in significant part on our expectations of future product revenues and service demands. If demand for Company products and services are below expectations, the Company's results of operations could be adversely affected.

DELAYS IN THE INTRODUCTION OF OUR PRODUCTS COULD CAUSE THE COMPANY TO LOSE, OR FAIL TO GAIN, MARKET SHARE.

      The Company has previously experienced delays in developing and introducing new products, and may experience delays in the future. A delay in any potential product development and introduction may have an adverse effect on the product's success and on the Company's reputation and results of operations. In particular, we are continuing to develop products to support Tectonic which focuses on the construction industry. Delays in the introduction of products to support Tectonic as well as market acceptance of our Tectonic product line may have an adverse affect on the Company. Additionally, competitors may introduce products and gain market share during any delays. Our failure to introduce new products and product enhancements that respond to market conditions and customer requirements may have an adverse effect on the Company's business, results of operations and financial condition. Furthermore, our complex software products may contain undetected errors when first introduced or when new versions are released. Current and future releases of our products may contain errors that will result in loss or delay of market acceptance of the Company's products.

ILLEGAL USE OF THE COMPANY'S PROPRIETARY TECHNOLOGY AND DATABASES COULD RESULT IN SUBSTANTIAL LITIGATION COSTS AND DIVERT MANAGEMENT RESOURCES.

      Much of our future success depends on our ability to protect our proprietary technology and databases. The Company relies principally on a patent, trade secret and copyright law, as well as nondisclosure agreements and other contractual arrangements, to protect its proprietary technology. However, these measures may be inadequate to protect our technologies and databases from infringement by others or prevent misappropriation of our proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our software products occurs, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. If we fail to or are unable to protect our proprietary or licensed technologies, it could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the steps we have taken will prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as a plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not the litigation is resolved in our favor, which could have a material adverse effect on the Company's business, operating results and financial condition.

THE COMPANY'S WEBSITES, INFORMATION SYSTEMS AND SOFTWARE PRODUCTS MAY BE TARGETED BY HACKERS.

      Like other companies, our websites, information systems and software products may be targets for sabotage, disruption or misappropriation by hackers. GO's offerings of payment processing solutions, including through the web, may present a higher profile target. Although we believe we have sufficient controls in place to prevent disruption and misappropriation, and to respond to such situations, we expect these efforts by hackers to continue. In addition, these attacks may also continue directly against customers that utilize our software products. If these efforts are successful, our operations, reputation and sales could be adversely affected.

THE COMPANY'S OPERATING RESULTS WILL DEPEND ON SUCCESSFUL PRODUCT DEVELOPMENT.

      The Company's continued success with both GO and Tectonic depends on its ability to develop, produce and transition technologically complex and innovative products that meet customer needs. Inherent in this process are various risks that we must manage to achieve favorable operating results. The process of developing new technology products is complex and uncertain, requiring innovative designs and features that anticipate customer needs and technological trends. The Company's products, once developed, must be distributed in sufficient volumes at acceptable costs to meet demand. The development of these products involves risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, commercialization, technology and other risks.

MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES WILL BE IMPEDED IF WE DO NOT CONTINUE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

      The Company has established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and to the implementation of our products. Failure to maintain existing strategic relationships with alliance partners, or to establish new relationships in the future, could have a material adverse effect on our business. In addition, GO's current and potential customers may also rely on third-party systems integrators to interface application software with our products. If we do not adequately train a sufficient number of system integrators, or if these integrators do not have, or do not devote, the resources necessary to implement our products, our business, operating results and financial condition could be materially and adversely affected.

THE COMPANY'S SUCCESS DEPENDS ON ITS ABILITY TO HIRE AND RETAIN TECHNICAL PERSONNEL AND KEY EMPLOYEES.

      The Company's success depends in part on our ability to attract, hire, train and retain qualified managerial, technical, and sales and marketing personnel. Competition for these types of personnel is intense. We may be unsuccessful in attracting and retaining the technical personnel we require to conduct and expand our operations successfully.

THE COMPANY'S GROWTH HAS AND MAY CONTINUE TO DEPEND ON OUR ABILITY TO IDENTIFY AND MAKE APPROPRIATE ACQUISITIONS.

      Part of our growth strategy is based on our ability to acquire companies that are likely to promote our business objectives. Since 2001, we have made six such acquisitions. The Company may not be able to identify or acquire additional companies on terms agreeable to us, if at all. If the Company fails to make such acquisitions on agreeable terms, this may have a material adverse effect on the Company's business, its ability to compete and ability to operate profitably. In addition, the companies acquired may affect our business adversely or in unforeseen ways.

IN SOME INSTANCES THE COMPANY HAS EXPERIENCED DIFFICULTIES IN INTEGRATING THE OPERATIONS OF COMPANIES THAT IT HAS ACQUIRED.

      Integrating the business operations of the companies that have been acquired, or that we may acquire, has been and may continue to be a complex, time-consuming and expensive process. The Company may also experience difficulty in retaining key employees of those companies. After each acquisition, we must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. There may be difficulties, costs and delays involved in integrating the companies that we acquire, including distracting management from the business, potential incompatibility of corporate cultures and costs and delays in implementing common systems and procedures.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE AND SEVERAL FACTORS THAT ARE BEYOND OUR CONTROL COULD ADVERSELY AFFECT ITS MARKET PRICE.

      The Company's stock price is subject to significant volatility and will likely be adversely affected if our revenues or earnings in any quarter fail to meet the investment community's expectations. Additionally, the market price of our common stock could be subject to significant fluctuations in response to:

      o announcements of a change in direction of the Company including its new planned strategic focus;
      o announcements of new products or services offered by the Company or its competitors;
      o     actual or anticipated variations in quarterly operating results;
      o     changes in financial estimates by securities  analysts;

      o changes in the market's perception of the Company's or the nature of its business;
      o     sales of our common stock;
      o     loss of key customer or distributor relationships;
      o     general   conditions  in  the   construction   industry  and/or  the
            transaction processing industry; or
      o     other events or factors.

      Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular and micro caps in general, have experienced extreme price fluctuations. These fluctuations could materially and adversely affect the market price of our common stock in the future.

THE ISSUANCE OF ADDITIONAL SHARES IN FUTURE OFFERINGS AND UPON THE CONVERSION OF CONVERTIBLE NOTES, WARRANTS AND OPTIONS WILL DILUTE THE OWNERSHIP OF CURRENT STOCKHOLDERS, AND THE RESALES OF THESE SHARES IN THE MARKET MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

      The Company has issued, and in the future may issue, additional shares of common stock as well as convertible notes, warrants and options which are convertible into shares of our common stock. The issuance of additional shares in future offerings and the conversion of convertible notes, warrants and options into our common stock will dilute the ownership of our current stockholders. Furthermore, even if the additional shares issued are considered "restricted securities" under the Securities Act of 1933 (the "Act"), it is possible that they may be sold in the market pursuant to Rule 144 of the Act, another available exemption from registration or a registration statement covering the resale of such shares. The sale in the public market of these additional shares may adversely affect prevailing market prices of the common stock.

SOME  OF  THE  COMPANY'S   STOCKHOLDERS  HAVE  CONTROL  OVER  MATTERS  REQUIRING
STOCKHOLDER APPROVAL.

      Some of the Company's current officers and directors together beneficially own a significant portion of our outstanding common stock and are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common stock.

THE SALE OF OUR COMMON STOCK HELD BY THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS COULD CAUSE THE MARKET PRICE OF OUR SHARES THE DECREASE.

      As of January 31, 2005, the average daily trading volume of our shares during the previous three-month period was approximately 8,800 shares per trading day. The selling stockholders named in this prospectus will be able to sell 5,897,217 shares pursuant to this prospectus. It is possible that a significant number of shares could be sold at the same time hereunder, and the sales may have a depressive effect on the market price of our common stock.

THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK, AND STOCKHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

      Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may have difficulty or be unable to sell their shares.

WE MAY ISSUE PREFERRED STOCK AND ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

      Our organizational documents allow us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. Furthermore, we may issue additional common stock which may materially and adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include or are related to our financial condition, results of operations and future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this filing, the words "estimate," "project," "intend," "believe," "expect," "anticipate", "plan", "seek," and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this filing, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

      These and other statements that are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. Some of such risks and uncertainties include but not limited to the matters discussed in the section "Risk Factors" and:

      o     our ability to compete against existing and future competitors;

      o     fluctuations in our operating results;

      o     our ability to attract and retain qualified personnel;

      o     our ability to successfully complete future acquisitions;

      o     whether the GO Asset Sale closes;

      o     our ability to secure adequate funding;

      o     our ability to develop Tectonic's business;

      o     delays in the introduction of new products;

      o     our ability to protect our intellectual property; and

      o     our ability to respond to technological change.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders named herein. The Company will not receive any proceeds from the sale of the common stock. We may receive up to approximately $3.6 million from the exercise of warrants for 1,917,500 shares of our common stock which are being registered pursuant to this registration statement. These warrants have weighted average exercise price of $1.87. Furthermore, to the extent that any of our obligations under the Minimum Borrowing Note and the Term Note are converted into shares of our common stock, we will be relieved of such obligations to Laurus to the extent of such conversion.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

MARKET FOR COMMON STOCK

      The Company's common stock is traded on the OTC Bulletin Board ("OTCBB") under the market symbol ROIE. OTCBB reported the following high and low sales prices for each quarter for the last two fiscal years and the quarters ended September 30 and December 31, 2004.

              ----------------------------------------------------
              QUARTER ENDED           HIGH           LOW
              ----------------------------------------------------
              9/30/02                 2.07           1.05
              ----------------------------------------------------
              12/31/02                1.40           .65
              ----------------------------------------------------
              3/31/03                 1.75           0.63
              ----------------------------------------------------
              6/30/03                 2.35           1.10
              ----------------------------------------------------
              9/30/03                 2.10           1.26
              ----------------------------------------------------
              12/31/03                3.20           1.26
              ----------------------------------------------------
              3/31/04                 2.55           1.74
              ----------------------------------------------------
              6/30/04                 2.42           1.61
              ----------------------------------------------------
              9/30/04                 2.05           1.20
              ----------------------------------------------------
              12/31/04                2.58           1.52
              ----------------------------------------------------

      The OTCBB is a more limited trading market than the Nasdaq SmallCap Market or Nasdaq National Market and timely, accurate quotations of the price of the Company's common stock may not always be available. There is generally an expectation of low trading volumes in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume. Additionally, the foregoing quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual retail transaction prices.

HOLDERS

      According to the records of the Company's transfer agent, the Company had approximately 305 stockholders of record as of September 30, 2004.

DIVIDEND POLICY

      The Company's policy has been to reinvest earnings and cash flows to fund future growth. Accordingly, the Company has not paid dividends and does not anticipate declaring dividends on its common stock in the foreseeable future, however, there are no contractual restrictions on the payment of such dividends.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth certain information known to us regarding the beneficial ownership of our common stock, at January 21, 2005 and as adjusted to reflect the sale of common stock offered in this offering by:

      o each stockholder selling shares of our common stock in this offering;

      o each of executive officers named in the Summary Compensation Table which appears in the section "Executive Compensation" at the end of our last completed fiscal year;

      o     each member of our board of directors; and

      o     all of our executive officers and directors as a group.

      To our knowledge, no person or entity other than those identified below beneficially owns more than 5% of our common stock.

      Mr. Wolford is an officer and director of the Company and Mr. McRoberts is a director of the Company. Additionally, Messrs. Arnold, Rast and White are, or were in the past three years, employed by the Company in various positions. To our knowledge, other than their ownership of the securities described below and other than the individuals or entities identified in the preceding sentence, none of the selling holders has, or has had in the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 21, 2005 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

      The percentage of common stock beneficially owned is based on 13,868,054 shares of our common stock outstanding at January 21, 2005.

                                      SHARES BENEFICIALLY             SHARES TO BE
                                             OWNED                       SOLD IN             SHARES BENEFICIALLY OWNED
                                        BEFORE OFFERING              THE OFFERING (1)           AFTER OFFERING (1)
                                        ---------------              ---------------            ------------------
NAME                              NUMBER            PERCENTAGE           NUMBER              NUMBER            PERCENTAGE
----                              ------            ----------           ------              ------            ----------
Arol R. Wolford (2)              3,452,127            24.2%              103,000           3,349,127              24.1%
Charles McRoberts (3)            1,052,640             7.6%                    0           1,052,640                 *
John W. McRoberts (4)              987,525             7.1%              100,000             887,525               6.4%
Charles Pecchio Jr. (5)            784,241             5.7%                    0             784,241               5.7%
Sherwin Krug (6)                   310,000             2.2%                    0             310,000               2.2%
Laura  Rogers (7)                  50,000                *                     0              50,000                 *
Theo P. VanderBoom  (8)            50,000                *                     0              50,000                 *
All current executive
officers and directors as
a group (7 persons)              6,686,533            45.5%              203,000           6,483,533              46.8%
Laurus Master Fund, Ltd (9)      3,188,981            23.0%            3,188,981                   0                 *
Peter A Abruzzio, II                 9,100               *                 3,000               6,100                 *
Steve Hicks                          3,900               *                 3,000                 900                 *
Emory Aspinwall                     50,000               *                14,000              36,000                 *
Mike Collins                        12,000               *                12,000                   0                 *
James Andrew Arnold                 30,000               *                15,000              15,000                 *
John White                          39,624               *                29,412              10,212                 *

                                      SHARES BENEFICIALLY             SHARES TO BE
                                             OWNED                       SOLD IN             SHARES BENEFICIALLY OWNED
                                        BEFORE OFFERING              THE OFFERING (1)           AFTER OFFERING (1)
                                        ---------------              ---------------            ------------------
NAME                              NUMBER            PERCENTAGE           NUMBER              NUMBER            PERCENTAGE
----                              ------            ----------           ------              ------            ----------
Ralph Paradise                     52,000                *                40,000              12,000                 *
Richard R. Rast (10)              618,824              4.5%               58,824             560,000               4.0%
Daniel Orenstein                   28,000                *                12,500              15,500                 *
Reliance Trust Company;            12,500                *                12,500                   0                 *
Custodian, FBO: Robert N.
Darnell, IRA
Warren and Marianne Gilbert        12,500                *                12,500                   0                 *
Bernice Brauser Trust              75,000                *                75,000                   0                 *
Brino Investment Limited
c/o Prager Dreifuss                85,000                *                25,000              60,000                 *
Frank B. Carr Trust dated
12/9/99                            33,000                *                25,000               8,000                 *
Lee Johnson Trust                  41,000                *                25,000              16,000                 *
Mike Mallick Trust No.
Dated August 26th , 1987           25,000                *                25,000                   0                 *
Murray Alon                        25,000                *                25,000                   0                 *
Reliance Trust FBO William
R Brown III                        25,000                *                25,000                   0                 *
Ronald J Menello                   56,000                *                25,000              31,000                 *
Tisu Investment Limited
c/o Prager Dreifuss               135,000              1.0%               25,000             110,000                 *
Richard D. Voreis                  37,500                *                37,500                   0                   *
Joseph Giamanco                   363,100              2.6%              100,000             263,100               1.9%
Keys Foundation c/o Prager
Dreifuss                           50,000                *                50,000                   0                 *
McDonald Investments, Inc.
C/FBO Frank Carr IRA               50,000                *                50,000                   0                 *

SAGGI                              60,400                *                50,000              10,400                 *

Tony Christou                     205,000              1.5%               50,000             155,000               1.1%

                                      SHARES BENEFICIALLY             SHARES TO BE
                                             OWNED                       SOLD IN             SHARES BENEFICIALLY OWNED
                                        BEFORE OFFERING              THE OFFERING (1)           AFTER OFFERING (1)
                                        ---------------              ---------------            ------------------
NAME                              NUMBER            PERCENTAGE           NUMBER              NUMBER            PERCENTAGE
----                              ------            ----------           ------              ------            ----------
Dart Family Partnership
II, LP c/o Stephen Dart           100,000                *               100,000                  0                    *
Dutchess Foundation Vaduz
c/o Prager Dreifuss               215,000              1.6%              150,000             65,000                    *

John Moore                         12,500                *                12,500                  0                    *
Daniel Elson Pittard - IRA
Charles Schwab and Co
Custodian (11)                    129,500                *               100,000              29,500                   *
The Ronald Frank
Cortopassi and Jenine
Marie Coropassi Family
Trust                              50,000                *                50,000                  0                    *
 Laura W. Dart Trust Dated
         10/29/40                 100,000                *               100,000                  0                    *
Silicon Valley  Bancshares
(12)                               67,500                *                67,500                  0                    *
Oceanus Value Fund L.P (13)       366,667              2.6%              366,667                  0                    *
R. Capital II, Ltd. (14)          366,667              2.6%              366,667                  0                    *
Christopher W. Allick (15)        165,000              1.2%              165,000                  0                    *
Granite Hill Ventures LLC
(16)                               91,666                *                91,666                  0                    *
OM Capital, LLC (17)               91,666                *                91,666                  0                    *
Todd Selix Blankfort (18)          18,334                *                18,334                  0                    *

----------

*     Represents less than 1%

(1) Assumes that all shares held by selling stockholders that are being sold pursuant to this prospectus will be sold.

(2) Includes 1,450,000 shares of common stock registered in the name of SpecSource.com, Inc., a company in which Mr. Wolford owns 67.6% of the equity. Based on his holdings of SpecSource.com, Inc., Mr. Wolford will receive 980,000 shares of the Company's common stock upon the final dissolution of SpecSource.com, Inc. Mr. Wolford also has the right to purchase 425,000 shares of the Company's common stock under outstanding stock options.

(3) Includes 6,000 shares of common stock held by his spouse, and 8,100 shares of common stock held by his minor children.

(4) Includes 6,000 shares of common stock held by his spouse, and 4,000 shares of common stock held by his minor children.

(5)   Includes 11,331 shares of common stock held by his spouse.

(6) Mr. Krug has the right to purchase these shares under outstanding stock options.

(7) Ms. Rogers has the right to purchase these shares under outstanding stock options.

(8) Mr. VanderBoom has the right to purchase these shares under outstanding stock options.

(9)   Includes (i) 750,000  shares to be issued upon  conversion  of the Warrant and (ii) 2,438,981 shares to be issued upon conversion of the Minimum Borrowing Note and the Term Note. According to information provided by this selling stockholder, Laurus Capital Management, LLC is the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd., and David Grin and Eugene Grin are the natural persons who exercise voting power over Laurus Capital Management, LLC. Furthermore, according to information provided by this selling stockholder, Laurus Master Fund, Ltd. is neither a registered broker-dealer nor a broker-dealer's affiliate.

(10) Mr. Rast has the right to purchase 170,000 of the shares shown as beneficially owned under outstanding stock options.

(11) Number of shares shown as beneficially owned includes 27,500 shares of common stock that may be acquired upon the exercise of warrants.

(12) Number of shares shown as beneficially owned and being offered includes 67,500 shares of common stock that may be acquired upon the exercise of warrants.

(13) Number of shares shown as beneficially owned and being offered includes 366,667 shares of common stock that may be acquired upon the exercise of warrants.

(14) Number of shares shown as beneficially owned and being offered includes 366,667 shares of common stock that may be acquired upon the exercise of warrants.

(15) Number of shares shown as beneficially owned and being offered includes 165,000 shares of common stock that may be acquired upon the exercise of warrants.

(16) Number of shares shown as beneficially owned and being offered includes 91,666 shares of common stock that may be acquired upon the exercise of warrants.

(17) Number of shares shown as beneficially owned and being offered includes 91,666 shares of common stock that may be acquired upon the exercise of warrants.

(18) Number of shares shown as beneficially owned and being offered includes 18,334 shares of common stock that may be acquired upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

      The selling stockholders named in this prospectus may sell the shares being offered from time to time in one or more transactions:

      o on any national securities exchange or quotation system on which our common stock is traded or quoted;

      o     in the over-the-counter market;

      o     in negotiated transactions;

      o through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

      o     through a combination of such methods of sale.

      The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

      The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      The Company had two primary operating subsidiaries during fiscal 2004: (i) Tectonic which develops and markets building product information solutions for the construction industry including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection and (ii) the GO Software subsidiary which currently develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux and will begin offering in fiscal 2005, a secure, scalable Internet only solution in the form of an application service provider model.

      As discussed in more detail in the section "Sale of GO" beginning on page 39 of this prospectus, on December 6, 2004, the Company and GO entered into the Asset Purchase Agreement with VeriFone. Pursuant to the Asset Purchase Agreement, VeriFone will purchase substantially all of GO's assets. This divestiture is part of ROI's new business strategy to focus on its construction information product offerings through Tectonic. The sale to VeriFone is subject to a number of conditions including approval by the Company's stockholders and certain other customary conditions. This management's discussion and analysis contains a discussion of the historical operations of the Company, including the financial results of subsidiaries of the Company on a consolidated basis. We expect that in light of the proposed divestiture, GO will qualify for treatment as a discontinued operation in future reporting periods. Currently the ongoing operations of GO and the operations of Tectonic are consolidated with all of the other existing subsidiaries and ROI.

      The Company has categorized its primary sources of revenue into: (1) license fees, (2) support and update service fees, (3) consulting fees and (4) advertising revenue. License fees are earned by granting licenses to the Company's customers to use the Company's proprietary software products. Revenue from support and update services is comprised of fees for providing customer support, 24 hours a day, 365 days a year, and periodic updates to the Company's software products as part of the continuing effort to provide complete customer service and access to the latest available technology. Consulting fees are earned by providing services to customers, including database analysis and website design, systems analysis and design, programming, and training. Advertising revenue is generated from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from the photography and display of products including their attributes on websites.

      The Company's revenues may vary from quarter to quarter due to market conditions, the budgeting and purchasing cycles of customers, and the effectiveness of the Company's sales force and alliance partners. The Company does not have a material backlog of unfilled software orders, and product and consulting revenue in any quarter is substantially dependent upon orders received during that quarter although the Company's Tectonic Network subsidiary continues to sign many two and three year contracts and at June 30, 2004 had signed but unbilled two and three year contracts under which payments to
Tectonic will equal approximately $1,076,000. This amount is in addition to approximately $1,767,000 in deferred revenue included on the balance sheet at June 30, 2004 for both Tectonic Network and GO Software. Customers invoiced by the Company are generally granted 30 day terms. Operating expenses are based on anticipated revenue levels and are relatively fixed over the short term. Variations in the timing of generation of revenues may therefore cause significant fluctuations in operating results from one quarter to the next. Fluctuations in operating results may result in volatility in the price of the Company's common stock. The Company's operating results may fluctuate significantly as a result of these factors, many of which are beyond the control of the Company's management.

CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. As such, management is required to make certain estimates, judgments and assumptions it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition

      The Company  recognizes  revenues from licenses of computer  software once
(i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization, requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

      The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contracts based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

      Support and update services revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, which is generally one year. Support and update service revenues are primarily earned by the GO Software subsidiary.

      Consulting fee revenues are generated from professional consulting and training services and are recognized when the services are performed or if included in a medium term consulting agreement, than according to percentage-of-completion basis. Consulting fee revenue is earned by both the GO Software and Tectonic Network subsidiaries.

      Advertising revenue is generated from the listings of advertisements in directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from the photography and display of products on our websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on our websites is recognized over the contract subscription period, which is generally one year. Advertising revenue is only earned at the Tectonic Network subsidiary.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of consideration paid in business combinations over the estimated fair value of the assets acquired. Other intangible assets consist primarily of acquired technology, database assets and proprietary concepts ("Technology based intangibles"); customer lists and customer contracts ("Customer-related intangibles") and non-competition agreements ("Marketing-related intangibles") related to acquisitions accounted for under the purchase method of accounting. Intangible assets, except for goodwill, are amortized on a straight-line basis over their estimated useful lives, and are reviewed for impairment in accordance with Statement of Financial Accounting Standards SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." Goodwill is no longer amortized but is subject to an annual impairment test in accordance with SFAS No. 142, "Goodwill and Intangible Assets". This approach requires that a two-step transitional impairment test be performed on all goodwill. In the first step, the fair value of the Company's goodwill is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the Company's goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

      The Company completes its annual goodwill impairment tests for its payment processing reporting unit as of June 30 of each year and will test its construction information reporting unit goodwill on December 31, of each year. As of June 30, 2004 and 2003, the estimated fair values of the payment processing reporting unit exceeded the carrying values of the reporting unit; therefore, no impairment charge was recognized in the results of operations and financial position. Additionally, the Company tests between annual dates if indications of potential impairment exist. There were no such indications of impairment during fiscal 2004. If it is determined in the future that an impairment of goodwill and other intangibles assets exists, the Company would incur impairment charges of up to $3,160,681 and $5,034,414 for goodwill and intangibles assets, respectively. In fiscal 2004, goodwill and intangible assets arose from the acquisition of various entities including the purchase of specific assets out of foreclosure from a third party. In the third quarter of fiscal 2003, the Company reduced the estimated useful life of its acquired software from five to three years as a result of management's consideration of various factors including industry standards and the condition of the underlying assets.

      Software Development Costs

      Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized in accordance with SFAS No. 86,"Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." No such costs were capitalized during the fiscal years ended June 30, 2004 and 2003. Amortization of such costs is computed as the greater of (1) the ratio of current revenues to expected revenues from the related product sales, or (2) a straight line basis over the expected economic life of the product (not to exceed five years).

      Reserves and Estimates

      In the ordinary conduct of our business, management make estimates and assumptions that affect the reported amounts of assets and liabilities (including reserves) and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  THE THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE THREE MONTHS ENDED
                               SEPTEMBER 30, 2003

                                                      Three Months Ended
                                                  Sept. 30,          Sept. 30,
                                                    2004               2003
Revenues

  License Fees                                   $ 2,047,030        $ 1,821,990
  Support and Update Services                        670,136            477,262
  Consulting Fees                                    150,038             64,738
  Advertising Revenue                                306,235                 --
                                                 -----------        -----------
Total Revenues                                     3,173,439          2,363,990
                                                 -----------        -----------

Expenses
  Cost of Revenues                                   124,724            154,607
  General and Administrative                       2,592,610          1,262,911
  Sales and Marketing                              1,236,771            594,921
  Research and Development                           255,391            271,778
  Depreciation and Amortization                      425,259            352,728
                                                 -----------        -----------
Total Operating Expenses                           4,634,755          2,636,945
                                                 -----------        -----------

Operating Loss                                    (1,461,316)          (272,955)

  Net Interest Expense                              (401,924)           (83,775)
                                                 -----------        -----------
Net Loss                                         $(1,863,240)       $  (356,730)
                                                 ===========        ===========

REVENUES

      The Company had total revenues of $3,173,439 during the quarter ended September 30, 2004 compared to $2,363,990 during the quarter ended September 30, 2003. Total revenues increased by $809,449 or 34.2% from 2003 to 2004. The increase was partially due to the Company's new Tectonic subsidiary, which had total revenues of $423,604 during the quarter ended September 30, 2004. Tectonic had no revenues during the quarter ended September 30, 2003. The remaining increase of $385,845 was a result of increases within GO's operations, primarily the result of additional PCCharge sales as GO continues to sign up additional resellers and distributors and as the growth in this product line continues. Annual support and update service revenue at GO also experienced increased growth as the customer base for this support continues to increase.

      License fee revenue received by GO continues to be the primary source of revenue, generating 64.5% of total revenues during the quarter ended September 30, 2004, compared to 77.1% during the quarter ended September 30, 2003. License fee revenue increased by $225,040 or 12.4% from 2003 to 2004 and primarily represents continued growth of GO's lower end PCCharge product suite as GO continues to sign up additional resellers and distributors and as the growth in this product line continues. GO recently implemented a 10% price increase on its PCCharge product line although the benefits of this will only be experienced in future periods. GO however continues to have lower prices than its major competitor.

      Support and update services provided by GO comprised 21.1% of sales during the quarter ended September 30, 2004, compared to 20.2% during the quarter ended September 30, 2003. Support and update services increased by $192,874 or 40.4% from 2003 to 2004. Support and update services increases are generated by providing technical support on continued sales of software licenses and the retention of our existing customers. GO offers various forms of support to its customers including telephone support, on-site support, online and e-mail inquiry. In addition, the customer base continues to grow and with GO recently surpassing the 150,000 mark of unique licenses sold, the number of customers requiring annual support continues to increase.

      Advertising revenues were $306,235 during the quarter ended September 30, 2004, or 9.6% of total revenue. There were no advertising revenues earned during the quarter ended September 30, 2003. Advertising revenues were earned by Tectonic commencing during the quarter ended December 31, 2003. In periods subsequent to the proposed sale of GO, we expect that directory advertising revenues will become a larger portion of total revenue.

      Consulting fee revenue comprised 4.7% of sales during the quarter ended September 30, 2004 compared to 2.7% during the quarter ended September 30, 2003. Consulting fee revenue increased by $85,300 or 131.8% from 2003 to 2004 and was primarily due to fiscal 2004 consulting fee revenues earned by Tectonic for customized website development. There were no consulting fee revenues earned by Tectonic in the prior year corresponding quarter. In periods subsequent to the proposed sale of GO, we believe consulting revenues will become the largest component of total revenues earned by Tectonic because the consulting services have a higher price point than advertising offerings.

COST OF REVENUES

      Cost of revenues of $124,724 during the quarter ended September 30, 2004 and $154,607 during the quarter ended September 30, 2003 represented approximately 3.9% of 2004 quarter revenues and 6.5% of 2003 quarter revenues. Cost of revenues decreased by $29,883 or 19.3%, from 2003 to 2004, primarily as a result of the timing of purchases of supplies included in the cost of revenues component for GOSoftware. Tectonic commenced operations in March 2003, but did not have any cost of sales until fiscal 2004. Cost of revenues at GO represented 4.5% of revenues during the quarter ended September 30, 2004 and 6.5% during the quarter ended September 30, 2003. Cost of revenues is comprised of printing and distribution costs for the Tectonic print directories and the costs of shipping, product manuals and shipping materials for shrink wrap software distributed by GO.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses of $2,592,601 during the quarter ended September 30, 2004 and $1,262,911 during the quarter ended September 30, 2003 represented approximately 81.7% of 2004 quarter revenues and 53.4% of 2003 quarter revenues. General and administrative expenses increased by $1,329,699 or 105.3%, from 2003 to 2004. General and administrative expenses consist primarily of personnel related costs for executive, administrative, finance, human resources, internal information systems and other support services costs including the operation of customer call centers. In addition, substantial professional fees associated with SEC filings and reporting as well as legal, insurance and accounting charges and facility costs for various property rentals are included as part of this cost. The increase in general and administrative expense over the prior fiscal year is primarily a result of Tectonic's newly acquired businesses, including the costs associated with the integration of the various acquisitions under a unified management team. General and administrative costs incurred by Tectonic were $882,196 during the quarter ended September 30, 2004. The Company continuously reassesses its level of expenditure to eliminate costs inconsistent with the expansion of our core competency in construction information. In subsequent periods, Tectonic's general and administrative expenses are expected to occur at the same levels as the current quarter. Subsequent to the proposed sale of GO, general and administrative expenses associated with the planned divestiture are expected to be significant and will include the costs of engaging advisors for the planned sale, legal, accounting and filing fees associated with the planned transaction as well as other charges related to the separation of back office functions.

SALES AND MARKETING EXPENSES

      Sales and marketing expenses of $1,236,771 during the quarter ended September 30, 2004 and $594,921 during the quarter ended September 30, 2003 represented approximately 39.0% of 2004 revenues and 25.2% of 2003 revenues. Sales and marketing expenses increased by $641,850 or 107.9%, from 2003 to 2004. Sales and marketing expenses incurred by Tectonic and GO were $650,218 and $586,553 during the quarter ended September 30, 2004, respectively. Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, travel expenses, commissions, advertising, website maintenance, trade show attendance and marketing materials. Payment processing products are primarily sold through GO's reseller network and independent sales organizations which GO continues to develop. GO also sells its payment processing products through an internal sales force, which includes both telephone sales and direct sales. The increase in sales and marketing expenses over the prior fiscal year is primarily a result of the newly acquired businesses within our Tectonic subsidiary as the various sales forces were consolidated into a single national sales force selling all product lines as well as a single combined inside sale force. In addition, a combined branding and marketing effort was undertaken with all acquired businesses and product lines re-branded under the single umbrella brand of Tectonic. The higher level of sales and marketing expense at GO was focused on retaining and growing license fee and support revenue and on increasing our market share of units sold. This included new branding and a new logo for GO. The concerted effort in the sales and marketing arena was the result of a decision to continue to strengthen our brand awareness through the continued development of indirect channels and alliance partners as well as greater trade show attendance. The Company believes that without this additional effort in the sales and marketing arena, sales of construction information solutions and payment processing products would have been adversely affected. In periods subsequent to the proposed sale of GO, sales commissions for Tectonic are expected to increase as sales continue to increase although marketing expenses will decline as branding efforts at the level of fiscal 2004 will be curtailed.

RESEARCH AND DEVELOPMENT

      Research and development expenses of $255,391 during the quarter ended September 30, 2004 and $271,778 during the quarter ended September 30, 2003 represented approximately 8.0% of 2004 revenues and 11.5% of 2003 revenues. Research and development expenses decreased by $16,387 or 6.0%, from 2003 to 2004. Research and development expenses consist primarily of salaries and related costs of development personnel related to the enhancement of GO's products. Research and development expense for GO amounted to $216,452 during the quarter ended September 30, 2004. GO continues to add functionality and enhancements to its product family including maintaining an ever increasing list of processor certifications. In periods subsequent to the proposed sale of GO, the Company expects research and development expenses to occur at the same percentage of revenue for Tectonic, and while Tectonic will continue to develop new products and will provide enhancements to existing products, the nature of the products sold by Tectonic do not require as significant a research and development effort as do GO's products.

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization expense amounted to $425,259 during the quarter ended September 30, 2004 and $352,728 during the quarter ended September 30, 2003. This represented approximately 13.4% of 2004 revenues and 14.9% of 2003 revenues. Depreciation and amortization expenses increased by $72,531 or 20.6%, from 2003 to 2004. This increase was primarily a result of amortization of newly-acquired intangible assets by Tectonic. In fiscal 2003 depreciation and amortization expense included amortization of software and intangibles from the original acquisition of GO which were almost fully depreciated in that period.

INTEREST EXPENSE

      Interest expense amounted to $401,924 during the quarter ended September 30, 2004 and $83,775 during the quarter ended September 30, 2003, representing approximately 12.7% of 2004 revenues and 3.5% of 2003 revenues. Interest expense increased by $318,149 or 379.8%, from 2003 to 2004. The increase is due to the interest charges on additional borrowings during 2004, including the line of credit and the notes payable discussed below. During the quarter ended September 30, 2004 the Company incurred non-cash finance charges in the amount of $173,396 resulting from the issuance of warrants in connection with the various debt financings noted below. In subsequent quarters the Company will expense the remaining non-cash finance charges under these debt financings in the amount of $465,757. Approximately $83,333 of interest expense for the quarters ended September 30, 2004 and 2003, respectively, represents non-cash charges related to the referral and reseller agreement noted below. This agreement was completed on September 17, 2004 and these non-cash charges will not reoccur.

THE FISCAL YEAR ENDED JUNE 30, 2004 COMPARED TO THE FISCAL YEAR ENDED JUNE 30, 2003

RESULTS OF OPERATIONS

     STATEMENT OF OPERATIONS DATA                   YEARS ENDING JUNE 30,
                                               --------------------------------
                                                  2004                2003
                                               ------------        ------------
REVENUE
License fees                                   $  6,705,502        $  5,420,108
Support and update services                       2,212,164           1,641,956
Advertising revenue                               1,052,598                  --
Consulting fees                                     615,770             799,198
                                               ------------        ------------
Total revenue                                    10,586,034           7,861,262
                                               ------------        ------------

OPERATING EXPENSES
Cost of revenues                                  1,169,949             615,275
General and administrative                        8,382,652           5,210,362
Sales and marketing                               3,402,307           1,828,938
Research and development                          1,530,464           1,325,531
Depreciation and amortization                     1,963,137           1,697,877
                                               ------------        ------------
Total operating expenses                         16,448,509          10,677,983
                                               ------------        ------------

Operating loss                                   (5,862,475)         (2,816,721)

Interest expense, net                              (421,181)           (318,454)
Other income                                        285,904                  --
                                               ------------        ------------
Net loss                                       $ (5,997,752)       $ (3,135,175)
                                               ============        ============

STATEMENT OF OPERATIONS DATA AS
 A PERCENTAGE OF NET REVENUES                              YEARS ENDING JUNE 30,
                                                           ---------------------
                                                            2004         2003
                                                           ------       ------
REVENUE
License fees                                                 63.4%        68.9%
Support and update services                                  20.9         20.9
Advertising revenue                                           9.9          0.0
Consulting fees                                               5.8         10.2
                                                           ------       ------
Total revenue                                               100.0%       100.0%
                                                           ------       ------

OPERATING EXPENSES
Cost of revenues                                             11.1          7.8
General and administrative                                   79.2         66.2
Sales and marketing                                          32.1         23.3
Research and development                                     14.5         16.9
Depreciation and amortization                                18.5         21.6
                                                           ------       ------
Total operating expenses                                    155.4        135.8
                                                           ------       ------

Operating loss                                              (55.4)       (35.8)
Interest expense, net                                        (4.0)        (4.1)
Other income                                                  2.7          0.0
                                                           ------       ------
Net loss                                                    (56.7)%      (39.9)%
                                                           ======       ======

2004 ACQUISITIONS

      The introduction of the Tectonic business segment in fiscal 2003 represented a new strategy for the Company as it sought to develop a vertical market to take advantage of core knowledge of the construction industry within the Company's management team as well as take advantage of what management believes represents an opportunity for significant growth. In fiscal 2004, the Company completed three acquisitions to increase Tectonics' capabilities in the construction information industry. As a result of these new acquisitions, the Tectonic business generated revenues of approximately $1.2 million and had a loss of approximately $4.2 million in 2004.

      To enhance GO's product offering in the electronic marketplace, on January 7, 2004, the Company purchased certain foreclosed assets of Atomic Software, Inc. ("Atomic"). The acquisition of Atomic's assets did not have a significant impact on the revenues of the Company during 2004.

REVENUES

      The Company had total revenues of $10,586,034 in fiscal 2004 compared to $7,861,262 in fiscal 2003. Total revenues increased by $2,724,772 or 34.7% from 2003 to 2004. The increase was partially due to the Company's new Tectonic subsidiary, which had total revenues of $1,167,777 in fiscal 2004. Tectonic had no revenues in fiscal 2003. The remaining increase of $1,556,995 was a result of increases within GO's operations, primarily the result of additional PCCharge sales as we continued to sign up additional resellers and distributors now totaling over 1,600, coupled with a significant increase in sales of our more expensive RiTA middleware products to customers who are again purchasing higher dollar middleware software as the economy continues to improve over the prior year. Annual support and update service revenue at GO also exhibited increased growth as the customer base for this support continues to increase. The top 10 customers at GO comprised 18.4% of revenues in 2004 versus 15.6% in 2003. The top 10 customers at Tectonic comprised 19.0% of revenues in 2004.

      License fee revenue received by GO continues to be the primary source of revenue, generating 63.4% of total revenues in 2004, compared to 68.9% in 2003. License fee revenue increased by $1,285,394 or 23.7% from fiscal 2003 to 2004 and represents continued growth of our lower end PCCharge suite of products and the benefit of increased sales we have seen from our RiTA middleware products. The Company's pricing structure remained substantially the same during 2004 as compared to 2003 and for the majority of its products, the Company continues to have lower prices than its major competitors.

      Support and update services provided by GO comprised 20.9% of sales in both 2004 and 2003. Support and update services increased by $570,208 or 34.7% from fiscal 2003 to 2004. Support and update services increases are generated by providing technical support on continued sales of software licenses and the retention of our existing customers. The Company offers various forms of support to its customers including telephone support, on-site support, online and e-mail inquiry. In addition, the customer base continues to grow and with the Company recently surpassing the 140,000 mark of unique licenses sold, the number of customers requiring annual support continues to increase.

      Advertising revenues were $1,052,598 in 2004, or 9.9% of total revenue. There were no advertising revenues earned in 2003. Advertising revenues are earned by Tectonic, which commenced operations in March 2003, but did not have revenues until fiscal 2004. In periods subsequent to the proposed sale of GO, directory advertising revenues will become a larger portion of total revenue.

      Consulting fee revenue comprised 5.8% of sales in 2004 compared to 10.2% in 2003. Consulting fee revenue decreased by $183,428 or 23.0% from fiscal 2003 to 2004 and was primarily due to fiscal 2003 consulting fee revenues including revenues from Company Data which was closed in fiscal 2003. This was partially offset with consulting fees earned on website development by Tectonic. In periods subsequent to the proposed sale of GO, we believe consulting revenues will become the largest component of total revenues earned by the Tectonic subsidiary due to the consulting portion having a higher price point than advertising revenues.

COST OF REVENUES

      Cost of revenues of $1,169,949 in 2004 and $615,275 in 2003 represented approximately 11.1% of 2004 revenues and 7.8% of 2003 revenues. Cost of revenues increased by $554,674 or 90.2%, from 2003 to 2004, primarily as a result of costs of $539,286 incurred by Tectonic during 2004. Tectonic commenced operations in March 2003, but did not have any cost of sales until fiscal 2004. Cost of revenues at GO represented 6.7% of revenues in 2004 and 7.8% in 2003. Cost of revenues comprise printing and distribution costs for the Tectonic print directories and the costs of shipping, product manuals and shipping materials for shrink wrap software distributed by GO.

GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses of $8,382,652 in 2004 and $5,210,362 in 2003 represented approximately 79.2% of 2004 revenues and 66.2% of 2003 revenues. General and administrative expenses increased by $3,172,290 or 60.9%, from 2003 to 2004. General and administrative expenses consist primarily of personnel related costs for executive, administrative, finance, human resources, internal information systems and other support services costs including the operating of customer call centers. In addition, substantial professional fees associated with SEC filings and reporting as well as legal, insurance and accounting are included as part of this cost. Facility costs for the rental of various properties are also included. The increase in general and administrative expense over the prior fiscal year is primarily a result of the newly acquired businesses within our Tectonic subsidiary including the costs associated with the integration of the various acquisitions under a unified management team. General and administrative costs incurred by Tectonic were $3,021,996 during 2004. The Company continuously reassesses its level of expenditure to eliminate costs inconsistent with the expansion of our core competency in construction information and electronic transaction processing solutions. In subsequent periods, Tectonic general and administrative expenses are expected to occur at the same levels as fiscal 2004 as the full year effect of the increased management personnel from the various acquisitions is offset with the integration costs of those acquisitions that represented one time costs in fiscal 2004. Subsequent to the proposed sale of GO, general and administrative expenses associated with the planned divestiture are expected to be significant and will include the costs of engaging advisors for the planned sale, legal, accounting and filing fees associated with the planned transaction as well as other charges related to the separation of back office functions.

SALES AND MARKETING EXPENSES

      Sales and marketing expenses of $3,402,307 in 2004 and $1,828,938 in 2003 represented approximately 32.1% of 2004 revenues and 23.3% of 2003 revenues. Sales and marketing expenses increased by $1,573,369 or 86.0%, from 2003 to 2004. Sales and marketing expenses consist primarily of salaries of sales and marketing personnel, travel expenses, commissions, advertising, website maintenance, trade show attendance and marketing materials. Payment processing products are primarily sold through our reseller network and independent sales organizations which we continue to develop. GO also sells its payment processing products through an internal sales force, which include both telephone sales and direct sales. The increase in sales and marketing expenses over the prior fiscal year is primarily a result of the newly acquired businesses within our Tectonic subsidiary as the various sales forces were consolidated into a single national sales force selling all product lines as well as a single combined inside sale force. In addition, a combined branding and marketing effort was undertaken with all acquired businesses and product lines re-branded under the single umbrella brand of Tectonic. Sales and marketing expenses incurred by Tectonic were $1,133,541 in 2004. The higher level of sales and marketing expense at GO was focused on retaining and growing license fee and support revenue and on increasing our market share of units sold. This included new branding and a new logo for GO. The concerted effort in the sales and marketing arena was the result of a decision to continue to strengthen our brand awareness through the continued development of indirect channels and alliance partners as well as greater trade show attendance. The Company believes that without this additional effort in the sales and marketing arena, sales of construction information solutions and payment processing products would have been adversely affected. In periods subsequent to the proposed sale of GO, sales commissions for the Tectonic subsidiary are expected to increase as sales continue to increase although marketing expenses will decline as branding efforts at the level of fiscal 2004 will be curtailed.

RESEARCH AND DEVELOPMENT

      Research and development expenses of $1,530,464 in 2004 and $1,325,531 in 2003 represented approximately 14.5% of 2004 revenues and 16.9% of 2003 revenues. Research and development expenses increased by $204,933 or 15.5%, from 2003 to 2004. Research and development expenses consist primarily of salaries and related costs of development personnel. Research and development expense for the Tectonic subsidiary was primarily incurred in the development of new product lines and amounted to $277,861 in fiscal 2004 and $0 in 2003. The remainder of these expenses were incurred for enhancement of the GO products. GO continues to add functionality and enhancements to its product family including maintaining an ever increasing list of processor certifications. In October 2003, the Company released RiTA 2.1, a Java-based payment processing solution which is operating system, database and machine independent, and is a highly scalable transaction switch that supports high-volume, multi-threaded transaction processing. In addition, in July 2004, the Company released PCCharge Version 5.7, its flagship PC-based payment processing solution with enhanced security and which required extensive quality assurance testing and encryption coding using Advanced Encryption Standards ("AES") to ensure the highest level of customer data protection. The Company had the product audited by an external audit firm that determined the use of PCCharge Version 5.7 would not prohibit a merchant from meeting the Credit Information Security Program ("CISP") requirements when implemented into a secure environment. These new releases and improvements are intended to provide GO's customers with more powerful, secure and user friendly solutions for their payment processing needs. The Company also incurred an additional $288,575 of research and development spending on the payment gateway asset acquired by GO in January 2004, in the form of additional programmers brought onboard to ensure greater scalability and security of the acquired gateway. This gateway will be placed into service in the second quarter of fiscal 2005. In periods subsequent to the proposed sale of GO, the Company expects research and development expenses to occur at the same percentages of revenue for the Tectonic subsidiary as in fiscal 2004, and while Tectonic will continue to develop new products and will provide enhancements to existing products, the nature of the products sold by the Tectonic subsidiary do not require as significant a research and development effort as do GO's products.

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization expense amounted to $1,963,137 in 2004 and $1,697,877 in 2003. This represented approximately 18.5% of 2004 revenues and 21.6% of 2003 revenues. Depreciation and amortization expenses increased by $265,260 or 15.6%, from 2003 to 2004. This increase was primarily a result of amortization of newly-acquired intangible assets of $753,806 during 2004 in the Company's Tectonic subsidiary. In fiscal 2003 depreciation and amortization expense included approximately $458,133 of software and intangibles from the original acquisition of GO which were almost fully depreciated in that period.

INTEREST EXPENSE

      Interest expense amounted to $421,181 in 2004 and $318,454 in 2003, and represented approximately 4.0% of 2004 revenues and 4.1% of 2003 revenues. Interest expense increased by $102,727 or 32.3%, from 2003 to 2004. The increase is due to the interest charges on additional borrowings during 2004, including the line of credit and the notes payable discussed below. Approximately $333,333 of 2004 interest expense represents non-cash charges related to the referral and reseller agreement noted below. This agreement was completed on September 17, 2004 and these non-cash charges will not reoccur. The Company will however incur significant non-cash finance charges in the amount of $801,000 in the first quarter of fiscal 2005 resulting from the issuance of warrants in connection with the various debt financings noted below.

OTHER INCOME

      Other income amounted to $285,904 in 2004 and $0 in 2003 and represented a one time gain on the sale of a product line to a third party.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents amounted to $937,311 and $385,072 as of September 30, 2004 and 2003, respectively.

      Cash used in operations amounted to $1,667,552 and $200,790 for the quarters ended September 30, 2004 and 2003, respectively. The Company's losses for the quarters ended September 30, 2004 and 2003 of $1,863,240 and $356,730, respectively, continued to be the main factor in the use of the operating cash flow. During the quarter ended September 30, 2004, Tectonic generated a loss of $1,519,843, compared with a loss of $231,776 during the quarter ended September 30, 2003. GO had income of $498,169 during the quarter ended September 30, 2004 compared with income of $296,264 during the quarter ended September 30, 2003. In addition, corporate and other expenses amounted to $841,566 and $421,218 during the quarters ended September 30, 2004 and 2003, respectively. Non-cash charges during September 30, 2004 and 2003 for depreciation and amortization, interest accretion on warrants and non-cash compensation amounted to $336,959 and $222,294, respectively. The Company's net changes in working capital items during September 30, 2004 and 2003 amounted to net cash used of $141,271 and $66,354, respectively. The significant increase in cash used in operations over the prior year corresponding quarter is primarily related to the acquisition, in November 2003 through January 2004, of three entities which are now part of Tectonic including expenditures related to the acquired personnel, unified branding efforts, the consolidation of management functions and integration of the acquired entities. The current quarter also includes development expense incurred by GO due to the acquisition of the payment gateway in January 2004.

      Cash used in investing activities amounted to $345,319 and $144,082 during the quarters ended September 30, 2004 and 2003, respectively. During the quarter ended September 30, 2004, the Company purchased software and equipment required for the launch of the payment gateway acquired by GO in January 2004. During the quarter ended September 30, 2003, the cash used in operating activities was related payments made in connection with the implementation of a new CRM system for GO.

      Cash provided by financing activities amounted to $2,726,849 and $382,605 during the quarters ended September 30, 2004 and 2003, respectively, and was primarily comprised of the following items:

      During the quarter ended September 30, 2004, the Company received $2,736,823 of proceeds from borrowings and $45,000 as the result of the exercise of warrants to purchase 150,000 shares. During the quarter ended September 30, 2003, financing activities primarily consisted of $447,100 received in a private placement of common stock which was completed on October 29, 2003.

      On September 17, 2001, the Company received an advance payment from a customer in the amount of $1,000,000 which was accounted for as a debt financing. In accordance with the agreement, the advance was repaid in referrals and software sales in stepped increments over a three-year period from the effective date of the agreement. The Company was also required to place certain of its software source codes in escrow, with the other party named as beneficiary, in the event of the Company's default on the agreement. Other remedies for default include, among other things, the other party's right to terminate the agreement, to demand repayment of unpaid portions of the advance, or to meet the payment milestone which was the basis for the default, or to convert the outstanding portion of the advance to unregistered shares of the Company's common stock at various exercise prices. Once the risk of default for each portion of the agreement had passed, (i.e., when the milestones are met on or before the September 17th deadlines), then that portion of the debt was to be forgiven and recorded as revenue in the statement of operations.

      During the first one-year measurement period ended September 17, 2002, the Company was required to sell products for the other party to earn referral fees totaling $225,000 in order to satisfy the contractual stipulations of the Referral Agreement. The Company only achieved sales and referral fees of approximately $127,000 during that period and, consequently, was required to pay approximately $98,000 in cash to the other party to satisfy the shortfall. The amount of sales and referral fees required for the next one-year measurement period ended September 17, 2003, was $375,000. The Company only achieved sales of approximately $214,000 in referral fees toward this amount and, consequently, was required to pay approximately $161,000 on October 10, 2003 to satisfy the shortfall. The remaining amount of sales and referral fees for the one year period ending September 17, 2004 amounted to $400,000. As of September 17, 2004, the Company had achieved sales of approximately $345,025 toward this final amount, and consequently the Company had to pay the other party the shortfall in cash of $54,975. Subsequent to September 17, 2004, the Company has no further obligation in regards to this financing.

      On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line are limited to 80% of the Company's gross eligible receivables. Advances under the line initially bore interest at 1.25% per month and are secured by all the assets of the Company. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and will borrow another $500,000 upon the presentation to the lender of an acceptable letter of intent to divest its GO business. The bridge loan was due at the earlier of 120 days from the first advance or upon closing the sale of the GO business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month.

      On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 immediately (total of $750,000) and provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO business. In conjunction with this financing, the Company issued warrants to purchase 50,000 shares of the Company's common stock at $2.00 per share. The fair value of these warrants amounted to $24,329 and was accounted for as a discount to the debt. The discount is being accreted to interest expense over the initial term of the underlying debt. The term expires on November 27, 2004. The amount of discount accreted during the quarter ended September 30, 2004 amounted to $12,370 and it is expected that $11,959 will be accreted during the quarter ended December 31, 2004. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.5% per month. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software. In the event the bridge loan was not paid in full by the due date, the Company was to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment. As of September 30, 2004, $1,858,352 was outstanding under the line of credit (including the bridge loan feature). On November 12, 2004, the due date was further extended and the success fee element modified as noted in Subsequent Events below.

      On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes issued by the Company in a private placement. The notes are secured by a second priority lien on substantially all of the tangible and intangible assets of the Company. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The fair value of these warrants amounted to $614,825 and was accounted for as a discount to the debt. The discount is being accreted to interest expense over the initial term of the underlying debt. The term expires on February 1, 2005. The amount of discount accreted during the quarter ended September 30, 2004 amounted to $161,026 and it is expected that $336,690 and $117,110 will be accreted during the quarters ended December 31, 2004 and March 31, 2005, respectively. The notes bear interest at an effective rate of 19%, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur debt. The conversion feature allows holders of these notes to participate in any of the Company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

      On September 30, 2004, the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the sale of GO.

      As discussed in the section "The Sale of GO", the Company has entered into the Asset Purchase Agreement, pursuant to which the Company will sell substantially all of the assets of GO. Historically, all of the Company's operating income and substantially all of its operating cash flow has been generated by the GO operations. Tectonic is in an early stage of its development and has not been able to generate sufficient cash for its operations. Management believes that the proceeds received from the anticipated sale of GO will provide the Company with sufficient cash to operate for the next 12 months. It is anticipated that following the repayment of debt and placing $4 million of the proceeds in a blocked account for the benefit of Laurus, approximately $5 million will be available to fund Tectonic's operations and development. Additionally, certain board members have formally committed to infuse the Company with up to $1,000,000 on an as needed basis for working capital purposes through September 30, 2005. At this time, we have no other available credit lines or other loan facilities in place. While the Company will incur penalties under certain of the current outstanding indebtedness if not paid by the due date, management believes that it will be able to refinance such debt if needed given its current progress toward the proposed sale of GO. If the Company is unable to sell GO in a timely manner, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. If the Company is unable to raise additional capital and secure adequate liquidity as described above, the operations of the Company could be materially impaired. In this regard, the Company would have to take immediate action to reduce costs, which may include headcount and salary reductions, cessation of all research and development efforts and the implementation of other short-term programs in an effort to increase cash flow, including the curtailment of currently unprofitable lines of business.

SUBSEQUENT EVENTS

      On November 10, 2004, the Company borrowed an additional $750,000 under the senior second secured convertible notes in a private placement to existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Company. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

      On November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software, provided, that if the Company executes a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment will be extended to January 31, 2005. The final bridge loan payment will include all outstanding principal and accrued interest on the loan. In addition, the success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Company repays the loan by December 31, 2004 or $170,000 if the Company repays the loan by January 31, 2005.

      On January 11, 2005, the Company completed a financing transaction with Laurus pursuant to the terms of the Security Agreement. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) the Term
Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) the Revolving Note and the Minimum Borrowing
Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus the Warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. The notes issued to Laurus contain beneficial conversion features, and the intrinsic value of the conversion features of both the Warrant and notes have been recognized as a discount to the notes. The gross proceeds received from Laurus were allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company also granted Laurus registration rights with respect to the shares issuable upon conversion of the notes and Warrant.

      The Company used approximately $1.9 million of the proceeds received from Laurus to repay amounts outstanding under the Company's line of credit. The line of credit was terminated upon the repayment of the amounts outstanding. The Company also used approximately $2.3 million of the proceeds received from Laurus to repay amounts due under the second secured convertible notes. The second secured convertible notes were cancelled upon repayment.

      While no absolute assurances can be given, the Company believes that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company will need to adjust its business plan to address any cash flow needs at that time.

OFF BALANCE SHEET ARRANGEMENTS

The Company has not identified any off balance sheet arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

      Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 46(R), "Consolidation of Variable Interest Entities", issued in December 2003, requires that if a business enterprise has a controlling financial interest in a variable interest entity, and is considered the primary beneficiary, the assets, liabilities and results of the activities of the variable interest entity shall be included in the consolidated financial statements of the business enterprise.
(FIN) 46(R) is effective for the Company in the fourth quarter of fiscal 2004. Based on the Company's evaluation of the requirements of (FIN) 46(R), no variable interest entities that are subject to consolidation were identified and, as such, the adoption of (FIN) 46(R) for fiscal year 2004 had no impact on the Company's consolidated financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. The statement was effective for most financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of our first quarter for fiscal 2004. The adoption of this Statement did not have a significant impact on the Company's consolidated financial position or result of operations.

      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), Share-Based Payment (SBP). The Statement requires companies to expense the value of employee stock options and similar awards. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. The effective date for public companies that file as small business issuers is interim and annual periods beginning after December 15, 2005 and will be applied to all outstanding and unvested SBP awards at the company's adoption. Management expects that this Statement could have a significant impact on the Company's financial statements.

                                    BUSINESS

GENERAL

      Return On Investment Corporation was incorporated in Delaware in 1990 as Net/Tech International, Inc. ("NTTI"). On August 10, 2000, the Company completed a reverse merger whereby Results Oriented Integration Corporation was merged into a wholly-owned subsidiary of NTTI, which at the time had no operations. The name of the company was changed to Return On Investment Corporation.

      During fiscal 2004, ROI's operations have been conducted through two primary subsidiaries: (i) Tectonic which develops and markets building product information solutions for the construction industry including printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection and (ii) GO which currently develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux and will begin offering in fiscal 2005, a secure, scalable Internet only solution in the form of an application service provider model as a result of a recent acquisition described below.

THE SALE OF GO

      As discussed in more detail in the section "Sale of GO" beginning on page 39 of this prospectus, on December 6, 2004, the Company and GO entered into the Asset Purchase Agreement with VeriFone. Pursuant to the Asset Purchase Agreement, VeriFone will purchase substantially all of GO's assets. This divestiture is part of ROI's new business strategy to focus on its construction information product offerings through Tectonic. The sale to VeriFone is subject to a number of conditions including approval by the Company's stockholders and certain other customary conditions. The Company's stockholders will be voting on the GO Asset Sale at a special meeting to be held on February 25, 2005.

      Historically, ROI has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management believes that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO has achieved success under ROI, achieving revenue growth and becoming a market leader, management has recognized that competitors in the payment processing industry have much greater financial resources than ROI and that the continued success of GO would be put at risk due to the undercapitalization of ROI. Thus, management believes that it is in the best interests of the Company and its stockholders that the Company pursue a path where the odds of future success appear greatly improved. The construction information industry is a highly fragmented industry with no dominant companies and there exist numerous opportunities for growth by providing services to an underserved marketplace. Management believes that the divestiture of GO will improve the Company's liquidity. Management believes that this improved liquidity position will provide an opportunity for our executive management team to focus on an industry where they have the most experience.

      Except  where   specifically   noted  below,  this  report  discusses  the
operations of Tectonic and GO as historically operated by the Company.

OPERATIONS

      Tectonic Network

      The introduction of Tectonic business in fiscal 2003 represented a new strategy for the Company as it sought to develop a vertical market to take advantage of core knowledge of the construction industry within the Company's management team as well as take advantage of what management believes represents an opportunity for significant growth. This subsidiary provides marketing and sales solutions that facilitate the way building product information is organized, displayed, and distributed by building product manufacturers and distributors. These solutions enable designers and builders to more easily locate, understand, select, and purchase building products. Management believes that the Tectonic Solutions product and service offerings will be in high demand given the highly fragmented nature of the $997 billion U.S. construction industry (U.S. Census Bureau, 2004) and the lack of other fully comprehensive competing products.

      In fiscal 2004, the Company completed three acquisitions to increase Tectonics' capabilities in the construction information industry as follows:

      On November 18, 2003, the Company and BBN Acquisition, Inc., a North Carolina corporation ("BBN"), consummated a merger whereby BBN was merged with and into Tectonic, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. Tectonic survived the merger as a wholly-owned subsidiary of ROI. In connection with the merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. The BBN assets acquired comprise an online design resource for design professionals in the commercial interiors industry allowing users to search and compare building product manufacturer's commercial interior finishes by attribute such as style, thickness, color or specific patterns. BBN's product line BlueBolt was renamed Tectonic Studio subsequent to the merger.

      On November 26, 2003, the Company and Construction Yellow Pages LLC, a Michigan limited liability company ("CYP"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of CYP. In connection with the asset purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. Prior to the asset purchase, CYP was a publisher of regional comprehensive print directories for the commercial construction industry. CYP's product line was renamed Tectonic Print Directory subsequent to the asset purchase. Using the CYP assets, Tectonic publishes a comprehensive directory of the Architectural, Engineering and Contractor ("AEC") community including building product manufacturers, their distributors and sales representatives, for the commercial construction industry. These regional directories are also targeted at specific local markets with local providers appearing in the front and national and regional providers listed in the back.

      On January 2, 2004, the Company and SpecSource.com, Inc., an Indiana corporation ("SpecSource"), consummated the transaction contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of SpecSource. In connection with the SpecSource asset purchase and as consideration for substantially all of the operating assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock, entered into a non-interest bearing note payable in the amount of $533,000 and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource for $360,000. The SpecSource assets enable Tectonic to provide an online directory of commercial building product manufacturers and their local supply chain of product representatives and distributors searchable by key word, Construction Specification Institute ("CSI") Master Format code, company name or construction trade name. SpecSource's product line was renamed Tectonic Online Directory subsequent to the asset purchase.

      GO Software

      GO develops and markets payment processing and connectivity software, including PCCharge, RiTA and JavaCard. The software provides the connectivity and communications to facilitate the processing of credit card, debit card, and check transactions which are passed through our software by merchants to the processors. ROI customers for payment processing products and services range from small to large retailers, mail and phone order companies and Internet marketers.

      To enhance GO's product offering in the electronic marketplace, on January 7, 2004, the Company purchased certain foreclosed assets of Atomic by issuing approximately 600,000 shares of its common stock. The purchased assets, primarily Atomic's gateway code, have complemented the Company's existing GO product line of Windows based software payment processing solutions enabling GO to offer a completely Internet based application that can be accessed from any Internet browser and is not software dependent. This internet based application enables a merchant to accept credit cards in their business in the same manner as GO's other software products; however, using an application service provider model to provide the credit card service. Through this Internet model, GO's customers are not required to purchase and pay for expensive software licenses upfront, but rather using an Internet browser pay as they use the service, on a transaction-by-transaction basis. This enables merchants to benefit from the latest updates without waiting for the next software upgrade, frees them from dependence on a single PC, creates greater reporting and tracking capabilities and for small merchants reduces the cost of accepting credit cards.

STRATEGY

      Beginning with the launch of Tectonic in fiscal 2003, the Company has pursued independent parallel strategies through its two subsidiaries. The Tectonic subsidiary has pursued the goal of becoming a preferred provider of sales and marketing solutions to building product manufacturers in the highly fragmented construction industry. The GO subsidiary has pursued the goal of becoming a recognized leader in providing payment processing solutions to merchants and end users through its reseller network in North America. As explained above, the Company is pursuing a divestiture of GO. Upon completion of the GO Asset Sale, the Company will pursue one unified strategy through its Tectonic Subsidiary as outlined below. If the Company is not able to divest of GO in a timely manner or on terms currently anticipated, the Company's strategy going forward will be reformulated to focus on a strategy for GO. The following discussion assumes that the GO divestiture will occur as anticipated and that the Company will be able to pursue its unified Tectonic strategy. The following are the key elements of the Tectonic strategy:

      o Up-Sell Products and Services. Tectonic is gaining traction in the market by offering a suite of products to solve building product manufacturer sales and marketing needs. Subsequent to acquiring through acquisition the complementary products lines described above, the Company has determined that building product manufacturers prefer the Company's multi-faceted solutions which are better able to solve their needs than the same products when sold individually. In addition, by offering a bundled sale of products, the Company has experienced higher price points and renewal rates than when these products were sold separately by their prior owners.

      o Enhance our Product Offerings. To compete effectively, and expand our market share, Tectonic must continually develop and introduce new products and enhancements that reflect technological developments and emerging industry standards. Tectonic will improve and expand its product and service offerings on an ongoing basis through both internal research and development efforts as well as through acquisitions.

      o Develop a focused vertical market in the construction industry. The Company believes that developing a construction information product vertical will enable deeper penetration into this specific market segment, which will allow for greater growth than it has historically achieved with GO's broad base payment processing software.

      o Leverage Existing Distribution Channels and Develop New Strategic Partnerships. Tectonic has a significant number of high level relationships with many building product manufacturers, distributors, large architectural practices and associations and will seek to develop these further. In this regard, Tectonic Online Directory has become the search engine of choice embedded in over 60 local chapters of the 17,000 member Construction Specification Institute, and is also the embedded search engine in the Door Hardware Institute (DHI) among others. Tectonic personnel also are affiliated with the Building Owners and Managers Association (BOMA), the Construction Managers Association of America (CMAA), the American Society of Professional Estimators (ASPE) among others and sit on various boards such as the highly prestigious Design Futures Council and various committees of the American Institute of Architects (AIA).

      o Acquire Complementary Businesses and Products. An element of our growth strategy has been to pursue potential acquisitions that offer opportunities to increase our sales channels, gross margins and market share. By acquiring businesses that offer products that complement Tectonic's existing products, we believe we can decrease the time required to build products and get them to market and also increase the likelihood that our suite of products will meet the needs of our existing and potential customers. In the past fiscal year the Company acquired three entities to compliment its existing Tectonic Solution product line.

PRODUCTS

      Tectonic Network

      The integrated Company, Tectonic Network, combines seasoned professionals from the design, construction, building products and architecture, engineering and construction information industry with the latest information, technology and tools to connect buyers and sellers of commercial building products and services.

      Tectonic began operations as a custom solution provider in fiscal 2003 with its Tectonic Solutions product which provides custom software solutions to help building product manufacturers and distributors improve the way they organize, display and distribute their product information. These solutions allow architects, distributors, building owners and contractors to search for products based on attribute or applications, compare products within a product line or between lines, configure products to fit a specific application and choose, visualize and incorporate product information into design documents and specifications. Tectonic Solutions generates revenue through consulting fees.

      Tectonic  then  significantly   enhanced  its  product  line  through  the
acquisition  and  integration  of  three  companies  in  the  building   product
information business as follows:

      BBN, now Tectonic Studio, offers online resources for design professionals in the commercial interiors industry. Through its patented technology, Tectonic Studio provides product information and color-accurate imagery for more than 50 brands of commercial interior finishes, allowing comparisons of finishes by attribute such as style, thickness, color or specific patterns. Tectonic Studio generates revenue through advertising and subscriptions.

      CYP, now Tectonic Print Directories, is a publisher of comprehensive regional "yellow pages" print directories for the commercial construction industry. These directories include specialization for local markets. Tectonic Print Directory also serves as the print manifestation to the electronic database of SpecSource.com, and through a print medium, provides access to the large portions of the commercial construction marketplace that are not yet online. Tectonic Print Directories generates revenue through advertising.

      SpecSource.com, now Tectonic Online Directory, is an online directory of commercial construction product manufacturers and their local supply chain of product representatives and distributors. Tectonic Online Directory provides design professionals with information about building product manufacturers, including local contact information. Tectonic Online Directory's online offering also profiles thousands of architects, engineers and contractors who are currently active in the commercial construction market. The online search capabilities of Tectonic Online Directory allow contractors and other buyers of construction products to find resources in their location where they can buy a desired product as most manufacturers do not sell directly to contractors but sell through local distributors and independent sales representatives. Tectonic Online Directory generates revenue through advertising.

      GO Software

      GO develops and markets software and provides software support. GO's primary products are packaged software used by merchants for payment processing, including PCCharge, JavaCard and RiTA. PCCharge provides payment processing for Windows based applications, GO JavaCard operates on IBM midrange computer systems and RiTA is designed to work on virtually any computer hardware or software platform including Windows, Unix, Linux, OS/390, OS/400 and Sun Solaris. In addition, the Company recently acquired an Internet based payment gateway that will extend the Company's offering from a software only platform to an internet based application service provider.

      GO is one of the industry's leading suppliers of payment processing products. PCCharge products such as, PCCharge Express, PCCharge Pro, PCCharge Payment Server, RiTA Server and JavaCard are currently being used by tens of thousands of merchants to process credit card transactions in conventional brick and mortar, as well as, e-Commerce businesses. An Internet pioneer, GO introduced the first IP-enabled payment processing engine for Windows environments. RiTA is expected to be the foundation for the next generation of GO payment processing software products written in Java and XML.

      GO charges license fees for the use of these software products. The retail prices for a single license range significantly, from hundreds of dollars for a PC to tens of thousands of dollars for our middleware solutions, RiTA and JavaCard. The total license fee depends upon the platform, the functionality, and the number of connections required to process transactions. In addition, GO offers annual support and update services typically priced at a percentage of the license fee.

      GO's payment processing software products support virtually all electronic payments including credit/debit cards, checks, check conversions, ACH (Automated Clearing House) transactions, electronic benefit transfers (EBT), and stored value, gift and loyalty cards. The products can support all levels of transaction volume and operate in any merchant environment, including retail point-of-sale, phone/mail order, and Internet e-commerce. They also offer fast authorization time, security, encryption and advanced fraud protection and cardholder authentication, which can result in lower transaction fees for the merchant. GO's payment processing software can be interfaced with any application software via standard programming languages. With this software, the merchant can use any major bank or financial network to authorize and settle payment transactions.

TECHNICAL SUPPORT AND CONSULTING SERVICES

      Tectonic provides technical support through a help desk accessible during business hours supporting manufacturers' data contained within Tectonic's products, providing, for example, help with adding or deleting data from a database hosted by Tectonic. Due to the nature of the product lines 24/7 support is not required.

      GO offers customers varying levels of technical support services 24 hours a day, seven days a week including periodic software updates and access to telephone support and support-related information via the Internet. GO also offers training and consulting services. Through our active alliance partner program, we recruit consulting, application software, and system integration firms to market and implement our software solutions.

CUSTOMERS

      Tectonic customers are primarily building product manufacturers and their distributors and independent sales organizations, but also include general contractors, subcontractors and heavy equipment dealers. These customers range in size from small businesses to large fortune 500 customers. The primary targeted customer for Tectonic products is a building product manufacturer that would purchase a custom solution product and at the same time purchases advertising in both our electronic and print directories.

      GO has sold over 140,000 licenses for use of its software. Customers who purchase GO's payment processing products and services range from small to very large merchants. GO has products in many vertical markets and business types including retailers, mail and phone order companies, and Internet marketers.

      None of our customers accounted for more than 5% of operating revenues for the fiscal year ending June 30, 2004.

SALES

      Tectonic Network

      Tectonic has a direct sales team, comprised of personnel with an average tenure of 13 years in the construction information industry, primarily focused on selling products similar to its current offering to building product manufacturers. These products include advertising products as well as sales and marketing solutions. In addition an inside sales force is used to sell advertising in both our print and online directory products.

      Tectonic's products and services are focused on the construction industry. The Company's direct sales staff has substantial knowledge of the Tectonic product and service offerings as well as the in-depth needs of the construction industry and most notably building product manufacturers. Management believes the extensive knowledge of the construction industry by our sales personnel as well as our internal consultants is a key competitive advantage which has enabled Tectonic to achieve credibility rapidly upon entering this market. For example, Tectonic received an Electronic Innovation Award from the 17,000 member Construction Specification Institute in March 2004 and, despite its recent launch, has secured brand name customers such as Sherwin-Williams, Milliken and Delta Faucet.

      GO Software

      To reach its potential customer base, GO has several distribution channels, including a direct sales force and hundreds of strategic alliances with software developers, systems integrators, financial institutions, consultants and financial transaction processors that make up its reseller network. GO's reseller network primarily consists of customers in two channels, the financial channel which includes independent sales organizations, electronic payment processors and financial value added resellers and the developer channel, which includes software developers, integrators and dealers.

      An important element of the GO sales strategy is to expand relationships with its reseller and developer channels to increase market awareness and acceptance of its software and services. GO also provides training and other support necessary for resellers and developers to aid in the promotion and sale of its products.

      GO's products and services are used by many types of customers in various industries. GO's direct sales staff has substantial knowledge of its product and service offerings and GO continues to recruit and train its sales force.

MARKETING

      The Company's marketing personnel perform all marketing functions except investor relations. The Company's marketing department has responsibility for product marketing, marketing communications and public relations, and also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures, and data sheets.

      The Company utilizes focused marketing programs such as preparing trade show specific marketing collateral for attendees at industry trade shows such as the American Institute of Architects or CSI trade shows attended by Tectonic or the Food Service Technology trade show and the National Retail Federation trade show attended by GO. These programs attract potential customers in our target markets and are also used to promote the respective subsidiaries, and brands. We also use seminars, advertising, telemarketing, direct mail, speaking engagements, public relations campaigns, partner conferences, and web site marketing to promote our products and services. Internally, we devote substantial resources to supporting our sales team with high quality sales tools and collateral materials.

      Tectonic

      Tectonic targets sales of its construction information solutions products to small to large building product manufacturers including their distributors and independent sales organizations through a variety of methods. While building product manufacturers and their distributors and sales representatives are the primary purchasers of Tectonics products, this group has a need to influence the buying decision of their direct customers such as general contractors and subcontractors as well as the product selection decision of building owners, architects, specifiers and designers. Tectonic therefore targets marketing efforts to the manufacturers' product end-users such as building owners, architects, specifiers, designers, contractors and subcontractors who will actually make the product selection decision or buy and install the product.

      Tectonic targets these groups through different methods including the distribution of approximately 225,000 of its hardcopy print directories per calendar year, and through a variety of online internet based methods including proprietary searchable websites based on product attribution, which are hosted directly by us but which also may be the search engine embedded in the websites of our partners such as in over 60 local chapters of the 17,000 member Construction Specifications Institute. In addition, our direct sales force targets building product manufacturers for customized website design including product configuration.

      GO Software

      The target market for our GO payment processing products and services is extensive. Application software, such as retail point-of-sale software and e-commerce shopping cart software, typically does not provide payment processing capabilities. GO's software provides connectivity and communications to facilitate the processing of credit card, debit card, and check transactions. The market for our IBM midrange software products and services includes companies that need e-mail capabilities on their IBM midrange systems and companies that need to connect their IBM midrange systems to other computer systems or devices, such as barcode data collection equipment and materials handling equipment. GO's marketing personnel have an in-depth understanding of the payment processing software and services marketplace and the IBM midrange marketplace and the needs of customers in those marketplaces, as well as experience in all of the key marketing disciplines. These personnel also have a broad knowledge of GO's products and services and how they can meet customer needs.

RESEARCH AND PRODUCT DEVELOPMENT

      Products contained within the Tectonic Network brand will continue to undergo refinement and development to determine those which best suit our customers needs. While these products generally have a technology component, they are not considered highly technological and are not subject to significant threat by competing technologies. Tectonic will continue to develop new variations of existing products and will, from time to time, research and develop completely new products to serve its target market.

      The market for GO products is characterized by rapidly changing technologies and evolving industry standards. GO's future growth will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products such as the recently acquired internet payment gateway, and add new features that meet changing customer requirements and emerging and evolving industry standards such as compliance with Credit Information Security Program ("CISP"). GO anticipates continued investments in research and development costs in all its products, with an emphasis on its RiTA product including new versions, certifications and enhancements and further development until the launch of the internet payment gateway.

      Research and development expenses for fiscal 2004 and 2003 were $1,530,464 and $1,325,531, respectively. Research and development expense for the Tectonic subsidiary was primarily incurred in the development of new product lines and amounted to $277,861 in fiscal 2004 and $0 in 2003. The remainder of such expenses was incurred for enhancement of the GO products. Following the proposed divestiture of GO, the Company expects research and development expenses to occur at the same percentages of revenue for the Tectonic subsidiary as in fiscal 2004, and while Tectonic will continue to develop new products and will provide enhancements to existing products, the nature of the products sold by the Tectonic subsidiary do not require as significant a research and development effort as do GO's products.

COMPETITION

      Tectonic Network

      Tectonic operates in the construction industry, which is the third largest industry in the U.S. after defense and healthcare. The market for Tectonic's products and services is highly fragmented and served by numerous firms, many of which address only specific aspects of a particular portion of the construction market. We believe the principal competitive factors that are faced by Tectonic are reputation and quality of service, relative price and performance, time to market, industry expertise, and product fit. Known competitors include certain multi-national consulting and publishing firms that have product lines focused on the broader market but lack domain expertise or the suite of products that we currently offer. These competitors include certain product lines of the McGraw-Hill companies, web site development firms and the Blue Book of
Construction. Presently, management does not believe that any Tectonic competitor offers a suite of products as broad and with the same level of service offered by the Tectonic products. Further, while certain Tectonic competitors in the area of customized web site development provide similar products, they do so across all industry lines whereas Tectonic specifically focuses on building product manufacturers and as a result has greater industry expertise and is better able to apply domain knowledge.

      GO Software

      GO operates in the payment processing industry. GO's market is served by a limited number of large entities that dominate this space. While GO has become a leader in Windows based deployments of its software, the industry continues to undergo consolidation with smaller niche players being absorbed into larger entities. We believe the principal competitive factors that are faced by GO are reputation and quality of service, relative price and performance, time to market for new product introductions, adherence to ever changing industry standards, technical expertise, and new product availability. In addition, many of our direct competitor product lines are owned by entities that have significant financial resources giving them the ability to compete more effectively.

      In the Windows market, GO's primary competitor is IC Verify. In the IBM midrange market, IBM Websphere's Payment Manager and Integrated Systems Design are GO's primary competitors. Competition in the Windows and IBM midrange markets is expected to grow and companies with greater resources than GO continue to enter the market.

      RiTA, GO's Java-based payment processing software, operates on virtually any computing platform. Although competitors exist on each different type of computer platform on which RiTA operates, we are not aware of any competitive product that operates on all of the platforms supported by RiTA. In the Unix market, GO's primary competitor is Southern DataComm.

      The payment gateway acquired by GO in fiscal 2004 (which will be formally launched in the second quarter of fiscal 2005) will also enter a highly competitive market where competition exists from many companies including Authorize.net, Verisign and Cybersource. We believe that the current positioning of GO with its strong brand name and relationships with its resellers, independent sales organizations and developers will however give the gateway an advantage on its introduction into the marketplace.

INTELLECTUAL PROPERTY

      The Company's success is dependent upon developing, protecting, and maintaining its intellectual property assets. Tectonic holds a patent on computer software which generates storyboards used in interior design. Both Tectonic and GO have registered and unregistered copyrights and trademarks. The Company relies upon a combination of patent, copyright, trademark, and trade secrecy protections, along with contractual provisions, to protect our intellectual property rights in software, documentation, data models, methodologies, data processing systems, and related written materials. Copyright protection is generally available under United States laws and international treaties for our software and printed materials. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country.

EMPLOYEES

      At September 30, 2004, we had a total of 170 full time employees including 52 individuals employed by Tectonic, 115 individuals employed by GO and three individuals in corporate roles. Many of our employees are highly skilled and our continued success is dependent on our ability to attract and retain qualified employees. Our employees are not represented by a union or a collective bargaining agreement. We have employment agreements with our Chief Executive Officer and our Chairman of the Board.

                             DESCRIPTION OF PROPERTY

      The Company leases its administrative, marketing, and research and development facilities under long-term operating leases. The corporate headquarters and about 13% of GO's personnel are located in approximately 7,300 square feet in Kennesaw, Georgia pursuant to leases expiring in 2005. GO's headquarters are located in approximately 14,800 square feet in Savannah, Georgia pursuant to leases expiring in 2006, and it is anticipated that Verifone will assume this lease upon the closing of the GO Asset Sale. The Company's Tectonic subsidiary is located in approximately 13,522 square feet in Englewood, Colorado pursuant to leases expiring in 2005. The Company assumed several other leases in connection with various business combinations during 2004, including approximately 6,300 square feet in Indianapolis, Indiana, and approximately 3,800 square feet in Grand Rapids, Michigan. These leases expire through 2009 taking into account all renewal options. The Company exited its facility in Indianapolis, Indiana in November 2004 and further, depending on the results of the proposed divestiture of GO, the Company may exit its facility in Kennesaw, Georgia and move to a new facility in Atlanta, Georgia for its corporate office location.

      The Company believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of the Company's operations.

                                 THE SALE OF GO

BACKGROUND

      The Company is a holding company that has subsidiaries operating in both the payment processing industry and the construction information industry. The Company's two primary operating subsidiaries are:

o Tectonic, which develops and markets building product information solutions for the construction industry. These solutions include printed directories, a searchable online building product information database, an online studio for the search, visualization and selection of carpet, paint and other textiles and customized web based solutions for organizing building product manufacturer databases for easier search and selection; and

o GO, which develops and markets software and services for credit card, debit card and check transactions processing and has offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux.

      Because Tectonic and GO operate in unrelated industries, the Company has not been able to develop operating and financial synergies between the two subsidiaries. Furthermore, during meetings with potential investors and the Company's bankers, management received feedback that the Company's message was clouded as a result of operating in these two unrelated industries and that this would make it more difficult for the Company to raise funds and obtain analyst coverage. Consequently, the Company's Board of Directors and management determined that it is in the best interests of the Company's stockholders to limit the Company's focus to one industry, the construction information industry, and to divest its operations in the payment processing industry.

      On September 27, 2004, the Company announced that it had retained a financial advisor to assist in the divestiture of GO. On December 6, 2004, the Company entered into an Asset Purchase Agreement by and among the Company, GO and VeriFone. Pursuant to the Asset Purchase Agreement, GO will sell substantially all of its assets to VeriFone. VeriFone will pay GO $13 million in cash at closing and up to an additional $2 million if (i) VeriFone, by June 30, 2006, acquires a certain business from a third party or (ii) the revenue of GO's business, net of discounts and returns, for the 24-month period ending June 30, 2006 exceeds $28,649,000. The amount of the contingent payment may also be reduced as a result of claims for indemnification under the Asset Purchase Agreement and certain other events. Of this $2 million contingent payment, up to $500,000 will be paid to certain of GO's employees if earned. The closing of the GO Asset Sale is subject to a number of conditions including approval by the Company's stockholders and certain other customary conditions. The Company's stockholders will be voting on the GO Asset Sale at a special meeting to be held on February 25, 2005.

      In connection with the execution of the Asset Purchase Agreement, VeriFone and certain stockholders of the Company holding approximately 36.5% of the Company's outstanding common stock entered into a Voting Agreement, pursuant to which, among other things, each of such stockholders agreed to deliver to VeriFone an irrevocable proxy to vote the shareholder's shares in favor the adoption of the Asset Purchase Agreement and to take certain other actions in furtherance of the GO Asset Sale.

USE OF PROCEEDS

      Based on the balances of our indebtedness outstanding as of January 21, 2005, approximately $5 million of the net proceeds received by GO in the GO Asset Sale will be used to repay certain indebtedness of GO not assumed by VeriFone and to repay indebtedness of the Company, including indebtedness on which GO is a co-borrower. With the proceeds received from GO, which will be distributed to the Company as a dividend, the Company plans to repay Laurus for amounts outstanding under the revolving line of credit, notes payable issued in connection with prior acquisitions and amounts owed to certain related parties. Approximately $4 million of the proceeds will be placed in a blocked account for the benefit of Laurus, and the proceeds will be released from the blocked account as the term loan from Laurus is repaid. The remainder of the proceeds will be used by the Company for the development of Tectonic's business and for general corporate purposes.

      The Company's stockholders will not receive any consideration, whether as a dividend or distribution, as a result of the sale.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

      The following unaudited pro forma consolidated condensed financial statements illustrate the effects of the proposed sale of the assets and assumed liabilities of GO to VeriFone under the terms described above, on the Company's historical financial position and operating results. Following the closing of the GO Asset Sale, the Company will maintain GO's corporate existence in order to satisfy any continuing obligations or to receive any future payments under the Asset Purchase Agreement. However, GO will have no operations. Furthermore, following the GO Asset Sale, the Company's sole line of business will be development and marketing of building product information solutions for the construction industry, which will be conducted through the Company's subsidiary, Tectonic.

      This pro forma financial information is based on our historical financial statements after removing the assets and liabilities to be acquired and assumed by the purchaser and the revenues and expenses associated with the business activities to be transferred to VeriFone. The unaudited pro forma condensed consolidated balance sheet set forth below as of September 30, 2004 gives effect to the proposed GO Asset Sale and the financing with Laurus as if they had occurred on the balance sheet date.

      The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 has been derived from the unaudited interim condensed consolidated balance sheet of the Company at September 30, 2004 which are a part of this prospectus.

      The unaudited pro forma condensed consolidated statement of operations set forth below for the year ended June 30, 2004 and for the three months ended September 30, 2004 gives effect to the acquisition as if it occurred on July 1, 2003. These have been derived from the Company's audited consolidated financial statements for the year ended June 30, 2004 and from the Company's interim historical condensed consolidated statement of operations for the year three months ended September 30, 2004, which are a part of this prospectus.

      The unaudited pro forma condensed consolidated financial statements should
be  read  in  conjunction  with  the  financial   statements  included  in  this
prospectus.

      The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position which would have actually been reported if the sale had been consummated on the date indicated, or which may be reported in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and interim condensed consolidated financial statements and related notes of the Company.

      Pro forma adjustments for the sale give effect to:

o The sale of acquired assets and liabilities of GO for $13.0 million in cash, less purchase price adjustments, if any, based on the final closing balance sheet. Also, the Company may receive contingent payments of up to $2.0 million depending on the occurrence of a contingent payment triggers described on the previous page. The contingent payments include $500,000 payable to certain employees of the transferred business. The remaining $1.5 million of contingent payments will be payable to the Company and will be reduced by indemnification payments and other amounts. Due to the contingent nature and future date that the contingent payments could be payable, the contingent payments have not been reflected in calculation of the net gain or proceeds to be received.

o Investment banking fees, legal and accounting fees including fees for the fairness opinion provided by the investment bankers.

o Removal of revenues, expenses, assets and liabilities relating to the business we are selling in the transaction.

      In addition, the pro forma condensed consolidated balance sheet at September 30, 2004 gives effect to the following:

o A November 10, 2004, financing, whereby the Company borrowed an additional $750,000 by issuing senior secured convertible notes and warrants for 600,000 shares of the Company's common stock to then existing noteholders.

o A January 11, 2005, financing, whereby the Company borrowed $5.5 million from a new lender in the form of a $1.5 million convertible revolving receivables-based line of credit and a $4 million convertible term note. The Company also issued warrants to purchase 800,000 shares of the Company's common stock to the new lender.

o     A  January  11,  2005,   repayment   of  the   Company's   then   existing
      receivables-based line of credit in the amount of $1,936,575 and a repayment of the then existing senior secured convertible notes in the amount of $2,274,205,

o Repayment of the Company's notes payable to related parties in the amount of $375,200,

o Repayment of notes payable issued on the acquisition of SpecSource.com, Inc. in the prior fiscal year in the amount of $893,000.

      The pro forma condensed consolidated statements of operations for the three months ended September 30, 2004 and for the year ended June 30, 2004 gives effect to the following:

o Adjustment to remove corporate expenses borne by the Company on behalf of the transferred business, as well as expenses borne by the transferred business on behalf of the corporate entity.

                                 ROI Corporation
                 Unaudited Pro Forma Consolidated Balance Sheet

                                  --------------------------------------------------------------------------------------------------
                                   Historical     GO Software,                                     Application of
                                  Consolidated   Inc. Net Assets                    Net Proceeds   the Net Proceeds  Return On
                                   Return On      Included in       Recent          received in       Received in    Investment
                                   Investment     the Proposed     Financing        the Proposed     the Proposed    Corporation
                                   Corporation     Transaction    Transactions                        Transaction    Pro Forma
                                  --------------------------------------------------------------------------------------------------
                                      As of           As of                                                             As of
                                    September       September                                                         September
                                    30, 2004        30, 2004                                                          30, 2004
                                  --------------------------------------------------------------------------------------------------
ASSETS
Current Assets:

  Cash and cash                                                   $     750,000 A1
  equivalents                     $     937,311   $        (350)        922,220 A2  $ 12,045,000B  $  (7,546,009)   $   7,108,172
  Accounts, Receivable, Net           1,445,372        (989,275)             --                --             --          456,097
  Other                                 369,466         (13,834)             --                --             --          355,632
                                  -------------   -------------   -------------     -------------  -------------    -------------
Total Current Assets                  2,752,149      (1,003,459)      1,672,220        12,045,000     (7,546,009)       7,919,901
Restricted cash                              --              --              --                --     4,000,000D        4,000,000
Property and Equipment, Net             764,129        (591,504)             --                --             --          172,625
Goodwill, Intangibles and
Other, Net                            7,845,764      (1,756,517)             --                --             --        6,089,247
                                  -------------   -------------   -------------     -------------  -------------    -------------
                                  $  11,362,042   $  (3,351,480)  $   1,672,220     $  12,045,000  $  (3,546,009)   $  18,181,773
                                  =============   =============   =============     =============  =============    =============
LIABILITIES AN STOCKHOLDERS'
 EQUITY
CURRENT LIABILITIES
  Accounts Payable                $   1,000,463   $    (223,746)             --     $          --  $          --    $     776,717
  Accrued Expenses                    1,170,377         (98,712)             --                --       (777,809) E       293,856
  Deferred Revenue                    1,857,930      (1,165,967)             --                --             --          691,963
  Receivables-Based Line                                               (19,738) A3
    of Credit, net of                                                   109,919 A3
      unamortized discount            1,846,394              --     (1,936,575) A3             --             --               --
Notes Payable - Related
        Parties                         375,200              --              --                --       (375,200) F            --
                                                                        750,000 A1
 Senior Secured Convertible                                           (645,461) A1
      Notes, net of                                                   1,123,465 A3
      unamortized discount            1,046,201              --     (2,274,205) A3             --             --               --
   Notes Payable                        893,000              --              --                --       (893,000) G            --
 Secured Convertible
       Revolving Note, net                                                                                             (1,500,000) D
       of unamortized  discount              --              --         625,753 A2             --         874,247 D            --
 Convertible Term Note -
        short-term net,  of
        unamortized discount                 --              --         556,225 A2             --             --          556,225
                                  -------------   -------------   -------------     -------------  -------------    -------------
Total Current Liabilities             8,189,565      (1,488,425)     (1,710,617 )              --     (2,671,762)       2,318,761
                                  -------------   -------------   -------------     -------------  -------------    -------------
  Convertible Term Note -
       long-term net, of
       unamortized discount
       of  unamortized
 discount
     unamortized discount                    --              --       1,112,450 A2            --             --         1,112,450
                                                                        645,461 A1
                                                                      1,091,744 A2
Warrant Liability                            --              --         509,262 A2            --             --         2,246,467
STOCKHOLDERS' EQUITY
  Common Stock                          138,671              --              --               --             --           138,671
                                                                         19,738 A3
Additional Paid-in Capital           21,970,517              --       1,237,566 A2            --             --        23,227,821
  Accumulated Deficit               (18,936,711)             --     (1,233,384) A3    10,181,945C      (874,247)D     (10,862,397)
                                  -------------   -------------   -------------     -------------  -------------    -------------
Total Stockholders' Equity            3,172,477              --          23,920        10,181,945       (874,247)      12.504,095
                                  -------------   -------------   -------------     -------------  -------------    -------------
                                  $  11,362,042   $  (1,488,425)  $   1,672,220     $  10,181,945  $  (3,546,009)   $  18,181,773
                                  =============   =============   =============     =============  =============    =============

                                 ROI Corporation
            Unaudited Pro Forma Consolidated Statement of Operations

                                -----------------------------------------------------------------------
                                  Historical        GO Software,    Elimination of         Return On
                                 Consolidated           Inc.          Corporate            Investment
                                  Return On                          Expenses or           Corporation
                                  Investment                        Expense Paid by         Pro Forma
                                 Corporation                          GO Software,
                                                                          Inc.
                                -----------------------------------------------------------------------
                                For the three      For the three     For the three        For the three
                                 months ended       months ended      months ended        months ended
                               September 30,      September 30,       September 30,       September 30,
                                    2004               2004              2004                 2004
                                -----------------------------------------------------------------------
Revenues
  License Fees                  $  2,047,030       $ (2,047,030)      $         --        $         --
  Support and Update Services        670,136           (670,136)                --                  --
  Consulting Fees                    150,038            (32,669)                --             117,369
  Advertising Revenue                306,235                 --                 --             306,235
                                ------------       ------------       ------------        ------------
Total Revenues                     3,173,439         (2,749,835)                --             423,604
                                ------------       ------------       ------------        ------------

Expenses
  Cost of Revenues                   124,724           (124,262)                --                 462
  General and Administrative       2,592,610         (1,272,956)            62,011  H         1,328,185
                                                                           (53,480) I
  Sales and Marketing              1,236,771           (586,553)                --             650,218
  Research and Development           255,391           (216,452)                --              38,939
  Depreciation and Amortization      425,259            (52,664)                --             372,595
                                ------------       ------------       ------------        ------------
Total Operating Expenses           4,634,755         (2,252,887)             8,531           2,390,399
                                ------------       ------------       ------------        ------------
Operating Income (Loss)           (1,461,316)          (496,948)            (8,531)         (1,966,795)
                                ------------       ------------       ------------        ------------

  Net Interest Income (Expense)     (401,924)                --            318,591  J           (83,333)
                                ------------       ------------       ------------        ------------
Net Income (Loss) from
Continuing Operations           $ (1,863,240)      $   (496,948)      $    310,060        $ (2,050,128)
                                ============       ============       ============        ============
Basic and Diluted Loss per
Common Share                    $      (0.13)                                             $      (0.15)
                                ============                                              ============
Basic and Diluted Weighted -
Average Common Shares
Outstanding                       13,823,032                                                13,823,032
                                ============                                              ============

                                 ROI Corporation
            Unaudited Pro Forma Consolidated Statement of Operations

                                  -----------------------------------------------------------------------------
                                    Historical        GO Software,     Elimination of            Return On
                                   Consolidated           Inc.           Corporate               Investment
                                    Return On                           Expenses or             Corporation
                                    Investment                        Expense Paid by            Pro Forma
                                   Corporation                          GO Software,
                                                                            Inc.
                                  -----------------------------------------------------------------------------
                                   For the year       For the year      For the year            For the year
                                    ended June       ended June 30,    ended June 30,            ended June
                                     30, 2004             2004              2004                  30, 2004
                                  -----------------------------------------------------------------------------
Revenues
  License Fees                     $  6,705,502      $ (6,705,502)     $         --             $         --
                                   ------------      ------------      ------------             ------------
  Support and Update Services         2,212,164        (2,212,164)               --                       --
  Consulting Fees                       615,770          (500,591)               --                  115,179
  Advertising Revenue                 1,052,598                --                --                1,052,598
                                   ------------      ------------      ------------             ------------
Total Revenues                       10,586,034        (9,418,257)               --                1,167,777
                                   ------------      ------------      ------------             ------------

Expenses
  Cost of Revenues                    1,169,949          (630,662)               --                  539,287
  General and Administrative          8,382,652        (3,974,778)          158,481      H         4,417,859
                                                                           (148,496)     I
  Sales and Marketing                 3,402,307        (2,270,470)               --                1,131,837
  Research and Development            1,530,464        (1,252,602)               --                  277,862
  Depreciation and                    1,963,137        (1,095,239)               --                  867,898
Amortization
                                   ------------      ------------      ------------             ------------
Total Operating Expenses             16,448,509        (9,223,751)            9,985                7,234,743
                                   ------------      ------------      ------------             ------------
Operating Income (Loss)              (5,862,475)         (194,506)           (9,985)              (6,066,966)
                                   ------------      ------------      ------------             ------------

  Net Interest Income                  (421,181)               --            87,849      J          (333,332)
(Expense)

  Gain on Sale of Assets                285,904                --                --                  285,904
                                   ------------      ------------      ------------             ------------

Net Income (Loss) from
Continuing Operations              $ (5,997,752)     $   (194,506)     $     77,864             $ (6,114,394)
                                   ============      ============      ============             ============

Basic and Diluted Loss per
Common Share                       $      (0.50)                                                $      (0.51)
                                   ============                                                 ============

Basic and Diluted Weighted -
Average Common Shares
Outstanding                          11,940,665                                                   11,940,665
                                   ============                                                 ============

         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(A)   To  reflect  financing  transactions   subsequent  to  the  quarter  ended
      September 30, 2004:

(A1) On November 10, 2004, the Company borrowed an additional $750,000 pursuant to senior secured convertible notes in a private placement to existing noteholders together with the issuance of 600,000 warrants (which had a fair value of $645,461).

(A2) On January 11, 2005, the Company completed a $5.5 million financing from a new lender in the form of a $1.5 million convertible revolving receivables-based line of credit and a $4 million convertible term note, together with the issuance of 800,000 warrants and a stock purchase right for up to 40% of the loan value. The notes issued to the new lender contained beneficial conversion features, and the intrinsic value of the conversion features of both the warrants and notes have been recognized as a discount to the notes. The gross proceeds received from the lender were allocated to the debt instrument, the warrants and the stock purchase right on a relative fair value basis. The Company then computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. The Company recorded a debt discount of (i) $1,091,744 for the valuation of the 800,000 warrants issued; (ii) $509,262 for the valuation of the stock purchase right issued; (iii) $1,237,566 for the beneficial conversion feature inherent in the financing and (iv) $367,000 for debt issue costs paid to affiliates of the lender, for a total discount of $3,205,572. The discount was allocated on a proportional basis to the secured convertible revolving note and the convertible term note on both a short-term and long-term basis and resulted in the respective balances, net of unamortized discount as of the financing date of $625,753, $556,225 and $1,112,450, respectively. The net cash proceeds received by the Company after repaying the Company's then existing receivables based line of credit and then existing senior secured convertible notes as well as debt issuance costs amounted to $922,220.

(A3) To record the January 11, 2005, repayment of the Company's then existing receivables based line of credit in the amount of $1,936,575 and the repayment of the then existing senior secured convertible notes in the amount of $2,274,205. Prior to the repayment, the line of credit and senior secured notes were further amortized for the discounts on the respective loans in the amount of $109,919 and $1,123,465, respectively for a total of $1,233,384 which was charged to interest expense. In addition, on November 12, 2004, the Company had issued 12,500 warrants (fair value of $19,738) to the lender of the then existing receivables based line of credit. This was recorded as a discount to the receivable based line of credit.

(B) To record the net cash proceeds of $13 million in cash due on the closing of the sale, net of investment banking fees of $805,000 and estimated legal and accounting fees of $150,000. Also, the Company may receive contingent payments of up to $2.0 million depending on the occurrence of a contingent payment trigger. The contingent payments include $500,000 payable to certain employees of the transferred business. The remaining $1.5 million of contingent payments will be payable to the Company and will be reduced by indemnification payments and other amounts. Due to the contingent nature and future date that the contingent payments could be payable, the contingent payments have not been reflected in calculation of the net gain or proceeds to be received.

(C) To record the gain on the sale of GO's assets. The registrant currently has sufficient net operating loss carryforwards to offset the gain on the sale.

(D) To reflect the payment of amounts due under the January 11, 2005, $1.5 million, convertible revolving receivables-based line of credit with a lender of $625,753 (shown net of debt discount of $874,247) and the requirement that approximately $4 million of the proceeds be placed in a blocked account for the benefit of the new lender under the Company's convertible term loan. No interest income adjustments have been reflected for the proceeds to be held in the blocked account.

(E) To satisfy certain accrued expenses that were specifically excluded from the net assets transferred in the sale, including paid time off accruals, prior bonus accruals and sales tax accruals.

(F) To reflect the payment of amounts due under notes payable to various related parties including employees, officers and directors of $375,200.

(G) To reflect the payment of amounts due under notes issued in conjunction with the SpecSource.com, Inc. Asset Purchase in the prior fiscal year of $893,000.

(H) In the three months ended September 30, 2004 and the year ended June 30, 2004, the transferred business provided services or paid expenses of $62,011 and $158,481, respectively, for financial and accounting services and shared office space to the corporate entity. These entries remove the effects of these expenses from GO operations.

(I) In the three months ended September 30, 2004 and the year ended June 30, 2004, the corporate entity paid expenses of $53,481 and $148,496, respectively, for insurance, audit and legal fees on behalf of the transferred business. These entries remove the effects of these expenses.

(J) To reflect the removal of interest expense as a result of the Company's repayment of interest bearing debt. For the three months ended September 30, 2004, interest expense in the amount of $318,591 is reduced to eliminate the effects of interest and accretion of debt discount on the line of credit and senior secured notes payable. For the year ended June 30, 2004, interest expense in the amount of $87,849 is reduced to eliminate the effects of interest and finance charges on the line of credit.

The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

                              THE LAURUS FINANCING

      On January 11, 2005, the Company completed a financing transaction with Laurus pursuant to the terms of the Security Agreement. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) the Term
Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) the Revolving Note and the Minimum Borrowing
Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus the Warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. The issuance of the Notes and the Warrant were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

      Maturity and Interest Rate. The Notes are due on January 9, 2008, and the interest rate on the Notes is equal to the greater of 7% or the prime rate plus 3%. The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the Warrant and (ii) the price of the Company's common stock.

      Repayment. Under the Term Note, the Company must make monthly payments of $121,212.12 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then Laurus may require the Company to pay all or a portion of the monthly payment by issuing shares of its common stock to Laurus. In the event that all or a portion of the monthly payment is paid in cash, then the Company must pay Laurus 102% of such amount.

      Amounts outstanding under the Minimum Borrowing Note and the Revolving Note will either be paid in cash at maturity or a Laurus' option, by converting such amounts into shares of the Company's common stock from time to time.

      Availability under the Revolving Note and the Minimum Borrowing Note. The maximum amount available under the Revolving Note and the Minimum Borrowing Note is equal to the lesser of:

      o     $1.5 million less any reserves required by Laurus; or

      o 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Laurus.

      If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

      Conversion Price. The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments.

      Limitation on Conversion. Laurus may not convert the Notes or the Warrant if it would result in Laurus having beneficial ownership in excess of 4.99% of the Company's issued and outstanding common stock. Laurus may waive this limitation on 75 days' prior notice or without notice to the Company if the Company is in default under its obligations to Laurus.

      Security. The Notes are secured by a first priority lien on the assets of the Company, GO and Tectonic. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement (the "Stock Pledge Agreement"), with Laurus, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from Laurus. Furthermore, pursuant to a Side Letter Agreement (the "Side Letter") by and among the Company, GO, Tectonic and Laurus, Laurus agreed to release its security interest
(i) in GO's assets in the event that all or substantially all of GO's assets are sold or (ii) in the capital stock of GO in the event that the Company sells all of the capital stock of GO. Generally, the release of Laurus' security interest pursuant to the Side Letter is conditioned upon (i) the Company or GO depositing an amount of cash into a blocked account sufficient to repay the Term Note, (ii) Laurus' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement.

                                LEGAL PROCEEDINGS

      The Company filed an action against UniComp, Inc. ("UniComp") in May 2002 in the Superior Court of Cherokee County, Georgia, alleging breach of promissory note and seeking attorneys' fees. The Complaint alleges that UniComp failed to pay $500,000, plus interest, due to the Company by October 2001 under a Promissory Note duly executed by UniComp. UniComp filed an answer and counterclaims in August 2002 denying liability. Defendant's counterclaims allege misappropriation of trade secrets and confidential information, violation of fiduciary duties, conversion, tortious interference with contractual and business relationships, and seeks punitive damages.

      In February 2003 and again in May 2003, the parties filed a Consent Motion to extend the time for completion of discovery on the grounds that the parties had discussed the possibility for settlement and were actively pursuing mediation in an effort to resolve the dispute. Unicomp requested a postponement of mediation until June 19, 2004 or a mutually agreeable time thereafter. In consideration of the request for postponement, on June 13, 2003, the parties agreed that Unicomp would pay the Company $100,000, over a one year period in four installments of $25,000. The Company received the four installments under the agreement. The one year term embodied in the order granting postponed mediation and extension of the discovery period expired on July 19, 2004.

      On August 2, 2004, ROI filed with the Court an order enforcing its July 21, 2003 Order Granting Postponed Mediation and Extension of Discovery Period, and provided defendant Unicomp ten days from the date of the new order to contact counsel for ROI to reschedule the postponed mediation. In response to the filing, Unicomp again requested that the Mediation be postponed and agreed that Unicomp will pay the Company $50,000 in two $25,000 installments, the first due on December 20, 2004 and the second on March 21, 2005, and at that time Mediation will commence. The Company received the first installment under the agreement on January 17, 2005.

      Because of the postponement of the mediation, the early stage of the litigation and the fact that discovery has not been completed, it is premature to predict whether an unfavorable outcome in this action is either probable or remote or to estimate the amount or range of potential loss, if any, to the Company in the event of an unfavorable outcome. Management believes UniComp's allegations to be without merit.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth certain information regarding our executive officers and directors.

NAME                    AGE   POSITION                            DIRECTOR SINCE
----                    ---   --------                            --------------
Charles A. McRoberts    54    Director                                2000
John W. McRoberts       51    Director                                2000
Charles Pecchio, Jr.    57    Chairman of the Board                   2000
Arol R. Wolford         51    President, Chief                        2001
                              Executive Officer, and Director
Theo P. VanderBoom      57    Director                                2002
Laura C. Rogers         44    Director                                2002
Sherwin Krug            38    Chief Financial Officer                 N/A

      CHARLES A. MCROBERTS (brother of John W. McRoberts) serves as a director and functions in the role of Vice President of Developer Channel Sales for GO Software, Inc., an ROI subsidiary. He served as Chairman of the Board of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and as Chairman of the Board of the Company through June 2002. He previously was President and CEO of Mastiff Systems, a company that marketed and serviced security systems. Mr. McRoberts joined Mastiff in 1982 and served as President and CEO from 1987 until the sale of the company in 1996. Prior to joining Mastiff, Mr. McRoberts was Branch Manager of Wells Fargo Alarm Services.

      JOHN W. MCROBERTS (brother of Charles A. McRoberts) serves as a director and is a member of both the Audit Committee and Compensation Committee. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000. Since July 2003, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of Meadowbrook Healthcare, Inc., a privately-owned healthcare services company operating in the physical rehabilitation industry. Since December 2000, he has been the Managing Member of CannonGate Partners LLC, a private equity firm. Since 1999 he has served as a director of Foresite LLC, a privately-owned company that owns, leases and develops communication towers. He was a co-founder, and served as President and Chief Executive Officer of Capstone Capital Corporation, a NYSE listed real estate investment trust, from 1993 to 1998, when Capstone was acquired by Healthcare Realty Trust in a transaction valued at approximately $900 million. Prior to that, Mr. McRoberts was a senior officer of AmSouth Bank of Alabama (formerly AmSouth Bank N.A.), where he was employed from 1977 to 1993.

      CHARLES PECCHIO, JR., has served as Chairman of the Board since July 2002. He served as a director of Results Oriented Integration Corporation from 1996 until its reverse merger in August 2000 and served as President of the Company through January 2002 and Chief Executive Officer of the Company through June 2002. Since October 2003, Mr. Pecchio has also served as Chairman, President and Chief Executive Officer of Verification Solutions, Inc. which markets systems and services for real-time verification of insurance coverage. Since 1993, he has provided several companies with consulting services related to business development, mergers, and acquisitions. In 2002, Mr. Pecchio founded Community Catalyst Corporation, a non-profit organization that serves youth, senior citizens, and the handicapped, and he serves as Chairman of this corporation. Since 2002, he has served as a director of 3001, Inc., a geospatial data company based in Louisiana, and has served as Interim CEO of 3001 since March 2004 and CEO since October 2004. From 1992 to 2002, he served as a director of Hoffman & Co, Inc., a provider of photogrammetric, computer mapping and GIS services. From 1988 to 1992, he served as a director of Spiro International SA, a Swiss public company, and as an officer and director of several affiliated companies. Mr. Pecchio's previous experience includes financial, sales, and management positions with IBM Corporation, General Computer Corp., TeleVideo Systems, and NEC Information Systems.

      AROL R. WOLFORD has served as President since February 2002, as Chief Executive Officer since July 2002, and as a director since October 2001. He also serves as Chairman of Realty Empowerment Systems, a provider of technology tools to real estate professionals. He also serves as a director of Campbell-Stone, a non-profit provider of residential housing and services to senior adults. In 1980, he established Construction Market Data (CMD Group) in Atlanta, Georgia, and served as President until December 2001. CMD Group is a provider of quality project news, building product information, and cost data for the international construction industry. In May 2000, CMD Group was acquired for $300 million by Cahners Business Information, a part of the London based Reed Elsevier.

      THEO P. VANDERBOOM serves as a director and is Chairman of the Audit Committee and is also a member of the Compensation Committee. He also serves as a director and Chief Financial Officer of Realty Empowerment Systems, a provider of technology tools to real estate professionals. From 1996 to 2000, he served as Chief Financial Officer of CMD Group. From 1982 to 1996, Mr. VanderBoom was with Southam Business Communications, Inc., where he served as Vice President of several Southam subsidiaries in Canada and the United States. Mr. VanderBoom earned a BS in mathematics and an MBA from York University and is a Certified Management Accountant.

      LAURA C. ROGERS serves as a director and is Chairman of the Compensation Committee and is also a member of the Audit Committee. She is currently the founder and CEO of PinnaclePay Merchant Services, Inc. a payment processing company. From 1995 to 2002, she was with Paymentech, L.P., a processor of payment transactions. At Paymentech, she held management and executive positions in product management and marketing from 1995 to 2000. From 2000 to 2002, she served as Chief Administrative Officer, responsible for human resources, corporate training, employee communications, legal, quality management, and mergers and acquisitions. From 1985 to 1995, Ms. Rogers was with Global Payment Systems (formerly National Data Corporation), a processor of payment transactions, where she held positions in human resources and then served as Director of Strategy Management for Retail Integrated Payment Systems.

      SHERWIN KRUG has served as Chief Financial Officer since January 2003. Prior to joining ROI as Chief Financial Officer, from 1998 to 2002, Mr. Krug served as Vice President of Finance and Chief Financial Officer for CMD Group. Prior to CMD Group, from 1989 to 1998 Mr. Krug was an audit Senior Manager with Ernst & Young in their Entrepreneurial Services Group both in Johannesburg, South Africa, and Atlanta, Georgia. Mr. Krug holds a Bachelor of Commerce degree from the University of the Witwatersrand and a Bachelor of Accounting Science Honors from the University of South Africa. He is a Chartered Accountant, is a member of the Association of Chartered Accountants in the United States, and is an associate member of the Georgia Society of CPAs.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation earned by certain executive officers serving at the end of fiscal 2004. None of our other executive officers who served in fiscal 2004 earned $100,000 in aggregate compensation for that year.

                               SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                            ANNUAL COMPENSATION         COMPENSATION AWARDS
      NAME AND PRINCIPAL         FISCAL                                SECURITIES UNDERLYING
           POSITION               YEAR      SALARY          BONUS             OPTIONS

Charles Pecchio, Jr               2004     $ 90,000     $ 90,000                --
                                  2003     $ 94,500     $ 94,500                --
Chairman of the Board (2)         2002     $ 87,083     $ 382,606(1)            --

Arol R. Wolford                   2004     $ 90,000     $ 90,000                --
                                  2003     $ 85,500     $ 85,500           425,000
President and CEO (3)             2002     $ 15,000     $ 15,000                --

Sherwin Krug                      2004     $160,000     $ 70,000           160,000
                                  2003     $ 72,000     $     --           150,000
Chief Financial Officer (4)

      (1)   Includes sales commissions

      (2) Mr. Pecchio served as President through January 2002 and as CEO through June 2002. He is currently Chairman of the Board.

      (3) Mr. Wolford has served as President since February 2002 and as CEO since July 2002.

      (4)   Mr. Krug has served as Chief Financial Officer since January 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth all individual grants of stock options during the fiscal year ended June 30, 2004, to each of the Named Executive
Officers:

                                 NUMBER OF     PERCENT OF
                                SECURITIES    TOTAL OPTIONS
             NAME AND           UNDERLYING     GRANTED TO     EXERCISE OR
        PRINCIPAL POSITION        OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION
                                 GRANTED      FISCAL YEAR      PER SHARE(1)     DATE
     Charles Pecchio, Jr.
     Chairman of the Board          --             --              --            --
     Arol R. Wolford
                                    --             --              --            --
     President and CEO
     Sherwin Krug
                                160,000(2)        24.5%          $1.70       10/29/2013
     Chief Financial Officer

      (1) The exercise price of the options was equal to or greater than fair market value of the underlying stock on the date of grant.

      (2)   Grant becomes  vested and  exercisable  in a period of one year from

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                             SHARES                             YEAR END                      FISCAL YEAR END
   NAME AND PRINCIPAL       ACQUIRED      VALUE                 --------                      ---------------
        POSITION           ON EXERCISE  REALIZED    EXERCISABLE (1)  UNEXERCIS-ABLE   EXERCISABLE (1)  UNEXERCIS-ABLE
                                                                           (1)                              (1)
        --------           -----------  --------    ---------------  --------------   ---------------  --------------
Charles Pecchio, Jr.           --           --            --              --                 --               --

Chairman of the Board

Arol R. Wolford                --         $ --       425,000 (2)          --          $ 250,000 (2)     $     --
President and CEO

Sherwin Krug                   --         $ --       150,000 (3)     160,000 (4)      $ 150,000 (3)     $ 48,000 (4)

Chief Financial Officer

(1) Represents options to purchase the Company's common stock. The fair market of the Company's common stock on June 30, 2004 was $2.00 per share based on the closing price on such date in the over-the-counter market.
(2) Represents 175,000 options exercisable at $2.00 per share and 250,000 options at $1.00 per share.
(3)   Represents options exercisable at $1.00 per share.
(4)   Represents options exercisable at $1.70 per share.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

      Under the Employment Agreement between the Company and Charles Pecchio, Jr., effective February 1, 2002, and amended as of July 1, 2002, the Company has agreed to pay Mr. Pecchio an annual base salary of $90,000 and a performance bonus as determined by the Company's Compensation Committee and ratified by the Board of Directors. Mr. Pecchio will also be paid an annual bonus draw of $90,000 against the performance bonus. Any bonus draw in excess of the total amount of the actual performance bonus earned by Mr. Pecchio for each fiscal period shall not be recoverable by the Company. The agreement requires a minimum performance of 20 hours per week. If (i) Mr. Pecchio's employment under the Employment Agreement is terminated by the Company other than for cause, (ii) if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, or (iii) if Mr. Pecchio terminates his employment for good reason, Mr. Pecchio shall be paid by the Company a $360,000 termination payment over a period of two years and shall continue to receive benefits during such two year period. Because the GO Asset Sale constitutes a sale of all or substantially all of the Company's assets, a change of control is deemed to have occurred pursuant to the terms of his employment agreement and Mr. Pecchio is entitled to receive the termination payment and continuing benefits, even if he continues his employment with the Company. If Mr. Pecchio's employment is terminated for any reason, Mr. Pecchio has agreed that, for one year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

      Under the Employment Agreement between the Company and Arol R. Wolford effective February 1, 2002, and amended as of July 1, 2002, the Company has agreed to pay Mr. Wolford an annual base salary of $90,000 and a performance bonus as determined by the Company's Compensation Committee and ratified by the Board of Directors. Mr. Wolford will also be paid an annual bonus draw of $90,000 against the performance bonus. Any bonus draw in excess of the total amount of the actual performance bonus earned by Mr. Wolford for each fiscal period shall not be recoverable by the Company. The agreement requires a minimum performance of 20 hours per week. If (i) Mr. Wolford's employment under the Employment Agreement is terminated by the Company other than for cause, (ii) if there is a change of control of the Company, including a sale of all or substantially all of the Company's assets, or (iii) if Mr. Wolford terminates his employment for good reason, Mr. Wolford shall be paid by the Company a $360,000 termination payment over a period of two years and shall continue to receive benefits during such two year period. Because the GO Asset Sale constitutes a sale of all or substantially all of the Company's assets, a change of control is deemed to have occurred pursuant to the terms of his employment agreement and Mr. Wolford is entitled to receive the termination payment and continuing benefits, even if he continues his employment with the Company. Mr. Wolford has agreed to waive the termination payment and continuing benefits he would be entitled to as a result of the GO Asset Sale. If Mr. Wolford's employment is terminated for any reason, Mr. Wolford has agreed that, for one year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his Employment Agreement or assist any business in attempting to do so or provide services to any business located in Florida, Georgia, Illinois or New York which is engaged in or conducts a business selling products or performing services substantially the same as the products sold or services performed by the Company.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      On October 29, 2003, the Company completed a $643,000 private placement of common stock and warrants. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share. Participants in the private placement included Arol Wolford, the Company's President and CEO, who purchased 103,000 shares and received a warrant to purchase 103,000 shares of common stock, and John McRoberts, the Company's director, who purchased 100,000 shares and received a warrant to purchase 100,000 shares of common stock. The Company has agreed to register the common stock subject to the private placement after one year if the shares cannot then be sold without registration, or within six months after the Company's common stock becomes accepted for listing on the NASDAQ Small Cap or National Markets.

      On November 18, 2003, the Company and BBN consummated the Merger whereby BBN was merged with and into Tectonic, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

      On November 26, 2003, the Company and CYP consummated the Asset Purchase Agreement whereby Tectonic purchased substantially all of the operating assets of CYP. In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. Arol Wolford, the Company's President and CEO held approximately 58% of the outstanding shares of CYP's common stock and received 435,000 shares of the Company's common stock as a result of the Asset Purchase.

      On January 2, 2004, the Company and SpecSource consummated the SpecSource Asset Purchase whereby Tectonic acquired substantially all of the operating assets of SpecSource. In connection with the SpecSource Asset Purchase, and as consideration for substantially all of the assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock, entered into a non-interest bearing note payable in the amount of $533,000 and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource for $360,000. Arol Wolford, the Company's President and CEO, holds approximately 67.6% of the outstanding shares of SpecSource common stock and, based on that holding, will receive approximately 980,000 shares of the Company's common stock on the final dissolution SpecSource.

      Pursuant to the terms of their respective employment agreements, Arol Wolford, the Company's President, Chief Executive Officer and Director and Charles Pecchio, the Company's Chairman of the Board, are each entitled to receive $360,000 payable over two years and continuing benefits during such two-year period upon a change of control of the Company. A sale of all or substantially all of the Company's assets is deemed to constitute a change of control of the Company under these agreements. Consequently, each of Messrs. Wolford and Pecchio are entitled to receive the $360,000 payment and continuing benefits if the GO Asset Sale is consummated, even if their employment is not terminated. Mr. Wolford has agreed to waive his right to receive the $360,000 payment and the continuing benefits as a result of the GO Asset Sale.

      Furthermore, a portion of the proceeds received from the GO Asset Sale will be used to repay the following directors and executive officers for loans made to the Company, and the amounts below reflect the principal amount of the loans and accrued interest as of January 21, 2005:

      o     Mr. Wolford - $94,545
      o     Sherwin Krug, the Company's Chief Financial Officer - $55,562
      o     John  McRoberts,  a member of the  Company's  Board of  Directors  -
            $138,322

      A portion of the proceeds received from the GO Asset Sale will also be used to repay approximately $533,000 owed to SpecSource.com pursuant to a note payable described above.

                          DESCRIPTION OF CAPITAL STOCK

      The following descriptions are summaries of the material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated certificate of incorporation and amended, restated bylaws and rights agreement each as amended to date, copies of which we have previously filed with the SEC, and by provisions of applicable law. Our authorized capital stock consists of 25,500,000 shares of stock, including:

      o 25,000,000 shares of common stock, $0.01 par value per share, of which 13,867,054 shares were issued and outstanding as of December 31, 2004; and

      o 500,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently issued or outstanding.

COMMON STOCK

      Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

      Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

      The outstanding shares of our common stock are fully paid and non-assessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval.

PREFERRED STOCK

      Our certificate of incorporation authorizes our board of directors to issue 25,500,000 shares of preferred stock in one or more series. Our board of directors is authorized, without stockholder approval, by filing a certificate, to fix the designation, powers and rights of the shares of each such series. Our issuance of additional preferred stock in the future could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the right and powers, including voting rights, of the holders of common stock.

      Furthermore, our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock.

WARRANTS

      As of January 31, 2004, there were outstanding warrants to purchase a total of 2,679,164 shares of our common stock. These warrants have a weighted average exercise price of $2.07 per share.

LIMITATION ON DIRECTORS' LIABILITY

      Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omission not in good faith or which intentional misconduct or a knowing violation of law;

      o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

      o for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and out stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other disposition of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

      The prohibition is effective unless:

      o the business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder,

      o the interested stockholder acquired at least 85 % of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder, or

      o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 ?% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

      Wachovia Equity Services Group serves as the registrar and transfer agent for the common stock.

STOCK EXCHANGE LISTING

      Our common stock is traded on the Over-the-Counter Bulletin Board. The trading symbol for our common stock is "ROIE."

                                  LEGAL MATTERS

      Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker, LLP, Atlanta, Georgia.

                                     EXPERTS

      The consolidated financial statements of Return on Investment Corporation and Subsidiaries included in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS                                              PAGE
     Consolidated balance sheets as of September 30, 2004 and
        June 30, 2004                                                       F-2

     Consolidated statements of operations for the three months ended
        September 30, 2004 and 2003                                         F-3

     Consolidated  statements of cash flow for the three months ended
        September 30, 2004 and F-4 2003 Notes to Consolidated
        Financial Statements                                                F-5

AUDITED FINANCIAL STATEMENTS
     Report of Independent Registered Public Accounting Firm                F-14

     Consolidated balance sheets as of June 30, 2004 and 2003               F-15

     Consolidated statements of loss for the fiscal years ended
        June 30, 2004 and 2003                                              F-17

     Consolidated statements of shareholders' equity for the fiscal
        years ended June 30, 2004 and 2003                                  F-18

     Consolidated statements of cash flows for the fiscal years ended June
        30, 2004 and 2003                                                   F-19
     Notes to consolidated financial statements                             F-20

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                   Sept. 30,         June 30,
                                                     2004              2004
                                                         (Unaudited)

ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents                      $    937,311      $    223,333
  Accounts Receivable, Net                          1,445,372         1,453,265
  Other                                               369,466           386,249
                                                 ------------      ------------
Total Current Assets                                2,752,149         2,062,847

Property and Equipment, Net                           764,129           494,738
Goodwill, Intangibles and Other, Net                7,845,764         8,195,095
                                                 ------------      ------------
                                                 $ 11,362,042      $ 10,752,680
                                                 ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts Payable                               $  1,000,463      $  1,185,951
  Accrued Expenses                                  1,170,377         1,242,141
  Deferred Revenue                                  1,857,930         1,766,625
  Line of Credit, net
     of unamortized discount                        1,846,394           691,529
  Note Payable - Related Parties                      375,200           305,200
  Notes Payable, net
     of unamortized discount                        1,939,201           893,000
  Other financing, net
      of unamortized discount                              --           316,672
                                                 ------------      ------------
Total Current Liabilities                           8,189,565         6,401,118
                                                 ------------      ------------

SHAREHOLDERS' EQUITY
  Common Stock $.01 Par Value
    25,000,000 Shares Authorized;
    13,867,054 and 13,717,054 Shares
    Issued and Outstanding                            138,671           137,170
  Additional Paid-in Capital                       21,970,517        21,287,863
  Accumulated Deficit                             (18,936,711)      (17,073,471)
                                                 ------------      ------------

Total Shareholders' Equity                          3,172,477         4,351,562
                                                 ------------      ------------
                                                 $ 11,362,042      $ 10,752,680
                                                 ============      ============

See accompanying notes to consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                       Three Months Ended
                                                   Sept. 30,        Sept. 30,
                                                      2004             2003
Revenues

  License Fees                                   $  2,047,030      $  1,821,990
  Support and Update Services                         670,136           477,262
  Consulting Fees                                     150,038            64,738
  Advertising Revenue                                 306,235                --
                                                 ------------      ------------
Total Revenues                                      3,173,439         2,363,990
                                                 ------------      ------------

Expenses
  Cost of Revenues                                    124,724           154,607
  General and Administrative                        2,592,610         1,262,911
  Sales and Marketing                               1,236,771           594,921
  Research and Development                            255,391           271,778
  Depreciation and Amortization                       425,259           352,728
                                                 ------------      ------------
Total Operating Expenses                            4,634,755         2,636,945
                                                 ------------      ------------

Operating Loss                                     (1,461,316)         (272,955)

  Net Interest Expense                               (401,924)          (83,775)
                                                 ------------      ------------
Net Loss                                         $ (1,863,240)     $   (356,730)
                                                 ============      ============

Basic and Diluted Loss
  per Common Share                               $       (.13)     $       (.03)
                                                 ============      ============


Basic and Diluted Weighted - Average
Common Shares
   Outstanding                                     13,823,032        11,323,494
                                                 ============      ============

See accompanying notes to consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                        Three Months Ended
                                                   Sept. 30,          Sept. 30,
                                                     2004               2003

Operating Activities
 Net Loss                                        $(1,863,240)       $  (356,730)
 Adjustments to Reconcile Net
 Loss to Net Cash Used in
 Operating Activities:
 Interest Accretion on Warrants                      256,730             83,333
 Depreciation and
 Amortization                                        425,259            352,728
 Non-cash referral fees                             (345,030)          (213,767)
 Changes in Operating
 Assets and Liabilities                             (141,271)           (66,354)
                                                 -----------        -----------
Net Cash Used in
Operating Activities                              (1,667,552)          (200,790)
                                                 -----------        -----------
Net Cash Used in
  Investing Activities                              (345,319)          (144,082)
                                                 -----------        -----------
Net Cash Provided by
  Financing Activities                             2,726,849            382,605
                                                 -----------        -----------

Net Increase in Cash                                 713,978             37,733
Cash, Beginning of Period                            223,333            347,339
                                                 -----------        -----------
Cash, End of Period                              $   937,311        $   385,072
                                                 ===========        ===========

See accompanying notes to consolidated financial statements.

                RETURN ON INVESTMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1. Summary of Significant Accounting Policies

Nature of Operations

Return On Investment Corporation d/b/a ROI Corporation ("ROI" or the "Company") has two primary operating subsidiaries. Tectonic Solutions, Inc. ("Tectonic" or "Tectonic Network") which develops and markets building product information solutions for the construction industry including i) printed directories, ii) a searchable online building product information database, iii) an online studio for the search, visualization and selection of carpet, paint and other textiles and iv) customized web based solutions for organizing building product manufacturer databases for easier search and selection.

GO Software, Inc. subsidiary ("GO" or "GO Software") which currently develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux. GO recently purchased an Internet gateway solution which will allow GO to offer a secure, scalable Internet only solution in the form of an application service provider model.

Proposed Divestiture of GO

On September 27, 2004, the Company announced that it has retained an advisor to assist in a proposed divestiture of GO. The proposed divestiture is part of ROI's new business strategy to focus on its construction information product offerings through Tectonic.

Historically, ROI has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management has determined that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO has achieved success under ROI, achieving revenue growth and becoming a market leader, management has recognized that competitors in the payment processing industry have much greater financial resources than ROI and that the continued success of GO would be put at risk due to the undercapitalization of ROI. Thus, it is in the best interests of the Company and its stockholders that the Company pursue a path where management believes the odds of future success are greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are yet unserved by the marketplace. By divesting of GO, the Company will improve its liquidity. Management believes that this improved liquidity position will provide an opportunity for our executive management team to focus on an industry where they have the most experience.

ROI has received a number of offers for the sale of GO Software and intends to complete the proposed divestiture as soon as practicable, subject to negotiation of a definitive agreement, receipt of stockholder approval, if required, and satisfaction of all other conditions precedent.

Historically, all of the Company's operating income and substantially all of its operating cash flow has been generated by the GO operations. Tectonic is in an early stage of its development and has not been able to generate sufficient cash for its operations. Management believes that the proceeds received from the anticipated sale of GO will provide the Company with sufficient cash to operate for the next 12 months. Additionally, certain board members have formally committed to infuse the Company with up to $1,000,000 on an as needed basis for working capital purposes through September 30, 2005. At this time, we have no other available credit lines or other loan facilities in place. While the Company will incur penalties under certain of the current outstanding indebtedness if not paid by the due date, management believes that it will be able to refinance such debt if needed given its current progress toward the proposed sale of GO. If the Company is unable to sell GO in a timely manner, the Company may need to raise additional capital from outside sources either through the incurrence of additional indebtedness or the sale of equity. If the Company is unable to raise additional capital and secure adequate liquidity as described above, the operations of the Company could be materially impaired. In this regard, the Company would have to take immediate action to reduce costs, which may include headcount and salary reductions, cessation of all research and development efforts and the implementation of other short-term programs in an effort to increase cash flow, including the curtailment of currently unprofitable lines of business.

While no absolute assurances can be given, the Company believes that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company will need to adjust its business plan to address any cash flow needs at that time.

Condensed Footnotes

As contemplated by the Securities and Exchange Commission (the "SEC") instructions to Form 10-QSB, the following footnotes have been condensed and, therefore, do not contain all disclosures required in connection with annual financial statements. Reference should be made to the Company's year-end financial statements and notes thereto contained in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as filed with the SEC.

The financial information included in this report has been prepared by the Company, without audit. In the opinion of management, the financial information included in this report contains all adjustments (all of which are normal and recurring) necessary for a fair presentation of the results for the interim periods. Nevertheless, the results shown for interim periods are not necessarily indicative of results to be expected for the full year. The June 30, 2004 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage of completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The historical rate of product returns for the Company's software products is negligible. Further, the Company did not have any transactions during the periods ended September 30, 2004 or 2003 involving reciprocal arrangements where goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

Support and update services revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

Consulting fee revenues are generated from professional consulting and training services and are recognized when the services are performed or if part of a medium term consulting agreement, than according to percentage of completion basis.

Advertising revenue is generated from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from the photography and display of products on websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on websites is recognized over the contract subscription period, which is generally one year.

Net Loss Per Share

Net loss available to common stockholders per share is presented in accordance with SFAS No. 128, "Earnings Per Share". Basic and diluted net loss available to common stockholders per share is based on the weighted average number of shares of common stock outstanding during the period. In periods in which they have a dilutive effect, common shares contingently issuable and those issuable upon exercise of stock options and warrants will be included in the diluted earnings per share calculation. As a result of the net losses incurred in the periods ended September 30, 2004 and 2003, the following common shares were antidilutive and accordingly, were excluded from the computation of loss per share:

                                                  Sept. 30,        Sept.  30,

                                                    2004              2003
                                                  ---------         ---------
Stock Options                                     1,675,917         1,236,317
Warrants                                          1,664,900         1,866,664
                                                  ---------         ---------
                                                  3,340,817         3,102,981
                                                  =========         =========

Reclassifications

Certain prior year amounts have been reclassified to conform to current period presentation.

Note 2. Stock-Based Compensation Plans

The Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"("APB 25"). Under APB 25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company presents the disclosure requirements of SFAS No. 123, "Accounting for Stock-based
Compensation" as amended by SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure-an Amendment to SFAS 123." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss and basic net loss per share as if SFAS No. 123 had been adopted.

Based on the additional disclosure requirements of SFAS No. 148, the following illustrates the assumptions and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123.

Three Months Ending September 30,
                                                         2004           2003
                                                     -----------    -----------
Net loss, applicable to common stockholders,
as reported                                          $(1,863,240)   $  (356,730)

Add stock-based employee compensation expense
included in reported net earnings                             --             --

Less total stock-based employee compensation
expense determined under fair value
based methods for all awards
                                                        (104,746)      (130,690)
                                                     -----------    -----------
Pro forma                                            $(1,967,986)   $  (487,420)
                                                     ===========    ===========

Basic and diluted loss per
         share, as reported                          $     (0.13)   $     (0.03)

Pro forma                                            $     (0.14)   $     (0.04)
                                                     ===========    ===========

Note 3. Line of Credit

On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line are limited to 80% of the Company's gross eligible receivables. Advances under the line initially bore interest at 1.25% per month or 15.00% per year and are secured by all the assets of the Company. On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and was able to borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The bridge loan, secured by all of the Company's assets, is due at the earlier of 120 days from the first advance or upon closing the sale of the GO Software business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year.

On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software. In the event the bridge loan was not paid in full by the due date, the Company was to pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment. On September 30, 2004, the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO. In conjunction with this financing, the Company issued warrants to purchase 50,000 shares of the Company's common stock at $2.00 per share. The fair value of these warrants amounted to $24,329 and was accounted for as a discount to the debt. The discount is being accreted to interest expense over the initial term of the underlying debt. The term expires on November 27, 2004. The amount of discount accreted during the quarter ended September 30, 2004 amounted to $12,370 and it is expected that $11,959 will be accreted during the quarter ended December 31, 2004. As of September 30, 2004, $1,858,352 was outstanding under the line of credit (including the bridge loan).

On November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software, provided, that if the Company executes a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment will be extended to January 31, 2005. The final bridge loan payment will include all outstanding principal and accrued interest on the loan. In addition, the weekly success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Company repays the loan by December 31, 2004 or $170,000 if the Company repays the loan by January 31, 2005.

Note 4. Senior Secured Convertible Notes

On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes issued in a private placement. The notes are secured by a second priority lien on substantially all of the tangible and intangible assets of the Company and are presented in the line item "Notes Payable, net of unamortized discount" in current liabilities. The notes bear interest at an effective rate of 19.00% per annum, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively. The fair value of these warrants amounted to $614,825 and was accounted for as a discount to the debt. The discount is being accreted to interest expense over the initial term of the underlying debt. The term expires on February 28, 2005. The amount of discount accreted during the quarter ended September 30, 2004 amounted to $161,026 and it is expected that $336,690 and $117,110 will be accreted during the quarters ended December 31, 2004 and March 31, 2005, respectively. The notes allow holders to participate in any of the Company's future financings, unless the financing involves only debt and debt securities, by converting the notes into the securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company that he owns.

On November 10, 2004, the Company borrowed an additional $750,000 by additional senior second secured convertible notes in a private placement to the existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Company. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed an amended Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

Note 5. Segment Information

The Company has determined that it has two reportable segments: payment processing solutions and construction information solutions. The construction information business develops and markets building product information solutions for the construction industry while the payment processing software business develops and markets software and services for credit card, debit card and check transaction processing.

The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as filed with the SEC. The Company's chief operating decision maker evaluates the performance of the segments based on operating income. Costs excluded from this profit measure primarily consist of allocated corporate expenses, interest/other expense and income taxes. Corporate expenses are primarily comprised of corporate overhead expenses. Assets not allocable to any individual segment are corporate assets, which are primarily comprised of receivables, prepaid expenses and property and equipment.

Summary information by segment follows:

----------------------------       ------------   ------------    ----------      ------------
                                     Payment     Construction
Three months ended September       Processing     Information    Corporate
30, 2004                            Solutions      Solutions      and Other          Total
----------------------------       ------------   ------------    ----------      ------------

Total revenue                     $  2,749,835   $    423,604    $         --    $  3,173,439

Depreciation and amortization           52,664        370,092           2,503         425,259

Net income (loss)                      498,169     (1,519,843)       (841,566)     (1,863,240)

Goodwill                               195,002      2,965,679              --       3,160,681

Total assets                      $  3,351,481   $  6,786,903    $  1,223,658    $ 11,362,042

----------------------------       ------------   ------------    ----------      ------------
                                     Payment     Construction
Three months ended September       Processing     Information    Corporate
30, 2003                            Solutions      Solutions      and Other          Total
----------------------------       ------------   ------------    ----------      ------------
Total revenue                     $  2,363,990   $         --    $         --    $  2,363,990

Depreciation and amortization          306,573          9,364          36,791         352,728

Net loss                               296,264       (231,776)       (421,218)       (356,730)

Goodwill                               195,002             --              --         195,002

Total assets                      $  1,975,891   $    108,560    $    484,136    $  2,568,587

Note 6. Legal Proceedings

The Company filed an action against UniComp, Inc. ("UniComp") in May 2002 in the Superior Court of Cherokee County, Georgia, alleging breach of a promissory note and seeking attorneys' fees. The Complaint alleges that UniComp failed to pay $500,000, plus interest, due to the Company by October 2001 under a promissory note duly executed by UniComp. UniComp filed an answer and counterclaims in August 2002 denying liability. Defendant's counterclaims allege misappropriation of trade secrets and confidential information, violation of fiduciary duties, conversion, tortious interference with contractual and business relationships, and seek punitive damages.

In February 2003 and again in May 2003, the parties filed a Consent Motion to extend the time for completion of discovery on the grounds that the parties had discussed the possibility for settlement and were actively pursuing mediation in an effort to resolve the dispute. Unicomp requested a postponement of mediation until June 19, 2004 or a mutually agreeable time thereafter. In consideration of the request for postponement, on June 13, 2003, the parties agreed that Unicomp would pay the Company $100,000, over a one year period in four installments of $25,000. The Company received the four installments under the agreement. The one year term embodied in the order granting postponed mediation and extension of the discovery period expired on July 19, 2004.

On August 2, 2004, ROI filed with the Court an order enforcing its July 21, 2003 Order Granting Postponed Mediation and Extension of Discovery Period, and provided defendant Unicomp ten days from the date of the new order to contact counsel for ROI to reschedule the postponed mediation. In response to the filing, Unicomp again requested that the mediation be postponed and agreed that Unicomp will pay the Company $50,000 in two $25,000 installments, the first due on December 20, 2004 and the second on March 21, 2005, and at that time mediation will commence.

Because of the postponement of the mediation, the early stage of the litigation and the fact that discovery has not been completed, it is premature to predict whether an unfavorable outcome in this action is either probable or remote or to estimate the amount or range of potential loss, if any, to the Company in the event of an unfavorable outcome. Management believes UniComp's allegations to be without merit.

Note 7 Subsequent Events

As discussed in Note 4, on November 10, 2004, the Company borrowed an additional $750,000 by issuing additional senior second secured convertible notes in a private placement to existing noteholders. These additional notes are also secured by a junior lien on substantially all of the tangible and intangible assets of the Company. These notes required a prepaid interest amount of $45,000, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share. The noteholders were also granted registration rights on all existing warrants held by them. The conversion feature allows holders of these notes to participate in any of the Company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed an amended
Guaranty, Pledge and Security Agreement whereby Mr. Wolford again agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

As discussed in Note 3, on November 12, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to extend its bridge loan payment due date to the earlier of December 31, 2004 or the date of the closing of the proposed sale of GO Software, provided, that if the Company executes a definitive agreement for the sale of GO Software by November 30, 2004, then the extension date for the final loan payment will be extended to January 31, 2005. The final bridge loan payment will include all outstanding principal and accrued interest on the loan. In addition, the success fee element of the bridge loan was modified so that the Company will make a payment of $75,000 to the lender if the Company repays the loan by December 31, 2004 or $170,000 if the Company repays the loan by January 31, 2005.

Convertible Term Note and Convertible Revolving Note

On January 11, 2005, the Company completed a financing transaction with a lender pursuant to the terms of a Security Agreement, dated as of January 10, 2005, by and among the Company and its subsidiaries and the lender. Pursuant to the Security Agreement, the Company and its subsidiaries issued and sold to the lender (i) a Secured Convertible Term Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) a Secured Revolving Note and a Secured Convertible Minimum Borrowing Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to the lender a warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share. The issuance of the Notes and the Warrant were completed in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The notes are due on January 9, 2008. The interest rate on the notes is equal to the greater of 7% or the prime rate plus 3%, notwithstanding the default provisions described below. The interest rate may be adjusted downward depending on (i) whether the Company has registered the shares underlying the Term Note, the Minimum Borrowing Note and the Warrant and (ii) the price of the Company's common stock.

Under the Term Note, beginning on April 1, 2005, the Company must make monthly payments of $121,212.12 plus accrued and unpaid interest. If certain criteria specified in the Term Note are met, then the lender may require the Company to pay all or a portion of the monthly payment by issuing shares of its common stock to lender . In the event that all or a portion of the monthly payment is paid in cash, then the Company must pay the lender 102% of such amount. Amounts outstanding under the Minimum Borrowing Note and the Revolving Note will either be paid in cash at maturity or at lenders' option, by converting such amounts into shares of the Company's common stock from time to time.

The maximum amount available under the Revolving Note and the Minimum  Borrowing
Note is equal to the lesser of $1.5 million less any reserves required by the lender or 90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by the lender.

If at any time the amount outstanding under the Revolving Note is equal to or greater than $500,000 and the amount outstanding under the Minimum Borrowing
Note is less than $500,000, then the difference between $500,000 and the amount outstanding under the Minimum Borrowing Note will be transferred from the Revolving Note to the Minimum Borrowing Note.

The initial fixed conversion price of the Notes is $2.11 per share and is subject to certain anti-dilution adjustments. Upon the occurrence of an event of default under the notes, the interest rate on the notes shall be increased by 2% per month, and if the event of default continues beyond any applicable grace period, then the lender may require the Company, to repay 120% of the principal and interest then outstanding.

The notes are secured by a first priority lien on the assets of the Company and its subsidiaries. As a part of granting the first priority lien on its assets, the Company entered into a Stock Pledge Agreement, dated as of January 10, 2005, with the lender, pursuant to which the Company pledged the capital stock of GO and Tectonic as security for the loans from the lender. Furthermore, pursuant to a Side Letter Agreement, dated as of January 10, 2004, by and among the Company and its subsidiaries and the lender, the lender agreed to release its security interest (i) in GO's assets in the event that all or substantially all of GO's assets are sold or (ii) in the capital stock of GO in the event that the Company sells all of the capital stock of GO. Generally, the release of the lenders' security interest pursuant to the Side Letter is conditioned upon (i) the Company depositing an amount of cash into a blocked account sufficient to repay the Term Note, (ii) the lenders' receipt of funds sufficient to reduce the amounts outstanding under the Revolving Note and the Minimum Borrowing Note to $500,000 and (iii) the absence of any events of default under the Security Agreement.

Pursuant to the terms of a Registration Rights Agreement, dated as of January 10, 2005, by and between the Company and the lender, the Company agreed to file a registration statement to cover the resales of the shares of the Parent company's common stock issuable upon conversion of the notes and the Warrant. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods would require the Company to pay liquidated damages until the failure to comply is cured.

On January 11, 2005, the Company used approximately $1.9 million of the proceeds received from this financing to repay in full and terminate its bank line of credit. The Company also used approximately $2.3 million of this financing repay in full the amounts due under second secured convertible notes.

While no absolute assurances can be given, the Company believes that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company will need to adjust its business plan to address any cash flow needs at that time.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Return On Investment Corporation and Subsidiaries d/b/a ROI Corporation

We have audited the accompanying consolidated balance sheets of Return On Investment Corporation and subsidiaries d/b/a ROI Corporation as of June 30, 2004 and 2003, and the related consolidated statements of loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ROI Corporation and subsidiaries as of June 30, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ BDO Seidman, LLP

Atlanta, Georgia
September 30, 2004

June 30,                                                           2004          2003
========================================================================================

ASSETS

CURRENT
   Cash and cash equivalents                                   $   223,333   $   347,339
   Accounts receivable, less allowance for doubtful accounts
     of $142,437 and $65,953, respectively (Note 15)             1,453,265       835,771
   Prepaid expenses and other current assets                       386,249       107,957
----------------------------------------------------------------------------------------

Total current assets                                             2,062,847     1,291,067

PROPERTY AND EQUIPMENT, NET (Notes 4 and 14)                       494,738       335,475

                                                                 3,160,681       195,002
GOODWILL, NET (Note 5)

INTANGIBLE ASSETS, NET (Note 6)                                  5,034,414       943,970
----------------------------------------------------------------------------------------

                                                               $10,752,680   $ 2,765,514
========================================================================================

                     See accompanying notes to consolidated financial statements

June 30,                                                            2004            2003
============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                             $  1,185,951    $    123,950
   Accrued expenses (Note 10)                                      1,242,141         805,034
   Notes payable- related parties (Note 7)                           305,200          85,000
   Deferred revenue                                                1,766,625       1,002,182
   Line of credit (Note 8)                                           691,529              --
   Other financing, net of unamortized discount (Note 9)             316,672         358,336
   Notes payable (Note 2)                                            893,000              --
--------------------------------------------------------------------------------------------

Total current liabilities                                          6,401,118       2,374,502

                                                                           -               -

COMMITMENTS AND CONTINGENCIES (Notes 2, 9, 12, 15, and 16)

STOCKHOLDERS' EQUITY
   Common stock, .01 par value (25,000,000 shares authorized,
     13,717,054 and 11,323,494 outstanding)                          137,170         113,235
   Additional paid-in capital                                     21,287,863      11,353,496
   Accumulated deficit                                           (17,073,471)    (11,075,719)
--------------------------------------------------------------------------------------------

Total stockholders' equity                                         4,351,562         391,012
--------------------------------------------------------------------------------------------

                                                                $ 10,752,680    $  2,765,514
============================================================================================

                    See accompanying notes to consolidated financial statements.

Years ended June 30,                                                                 2004            2003
============================================================================================================
REVENUE
   License fees                                                                 $  6,705,502    $  5,420,108
   Support and update services                                                     2,212,164       1,641,956
   Advertising revenue                                                             1,052,598              --
   Consulting fees                                                                   615,770         799,198
------------------------------------------------------------------------------------------------------------

Total revenue                                                                     10,586,034       7,861,262
------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Cost of revenues (Note 1)                                                       1,169,949         615,275
   General and administrative (including non-cash consulting fees of $115,761
   in 2004 and non-cash compensation expense $78,020 in 2003 - Note 12)            8,382,652       5,210,362
   Sales and marketing                                                             3,402,307       1,828,938
   Research and development                                                        1,530,464       1,325,531
   Depreciation and amortization (Notes 4 and 14)                                  1,963,137       1,697,877
------------------------------------------------------------------------------------------------------------

Total operating expenses                                                          16,448,509      10,677,983
------------------------------------------------------------------------------------------------------------

Operating loss                                                                    (5,862,475)     (2,816,721)

Interest income                                                                        2,902          14,674
Interest expense (Note 12)                                                          (424,083)       (333,128)
Gain on sale of assets                                                               285,904              --
------------------------------------------------------------------------------------------------------------

NET LOSS                                                                        $ (5,997,752)   $ (3,135,175)
------------------------------------------------------------------------------------------------------------

                                                                                $      (0.50)   $      (0.28)
BASIC AND DILUTED LOSS PER SHARE
------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED WEIGHTED AVERAGE
 SHARES OUTSTANDING                                                               11,940,665      11,236,535
============================================================================================================

                                                                      Redeemable
See accompanying notes to              Common Stock                  Common Stock         Additional
consolidated financial           --------------------------        ------------------      Paid-In     Accumulated
statements.                        Shares         Amount           Shares      Amount      Capital        Deficit         Total
===================================================================================================================================
BALANCE, July 1, 2002            11,093,780    $    109,285             --   $     --   $ 10,706,926   $ (7,940,544)   $  2,875,667

    Repurchase and
    cancellation
    of common stock under          (257,194)         (2,572)            --         --             --             --          (2,572)
    earn-out (Note 2)

    Issuance of common stock
    for compensation (Note 2)        60,502             605             --         --         67,762             --          68,367

    Surrender of shares by
    former stockholder
    (Note 2)                       (115,500)         (1,155)            --         --             --             --          (1,155)

    Stock option
    compensation expense and
    other                           106,906           2,722             --         --         10,658             --          13,380

    Common stock sold to
    Employees                       435,000           4,350             --         --        568,150             --         572,500

    Net loss                             --              --             --         --             --     (3,135,175)     (3,135,175)
     ------------------------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 2003           11,323,494         113,235             --         --     11,353,496    (11,075,719)        391,012

    Return of escrow shares      (2,847,176)        (28,472)            --         --         28,472             --              --

    Issuance of common stock      1,540,736          15,407             --         --      2,848,675             --       2,864,082
    for cash

    Exercise of warrants            150,000           1,500             --         --         43,500             --          45,000

    Issuance of common stock
    for acquisitions              3,550,000          35,500             --         --      6,833,500             --       6,869,000

    Issuance of warrants to
    consultants and lenders              --              --             --         --        180,220             --         180,220

    Net loss                             --              --             --         --             --     (5,997,752)     (5,997,752)
     ------------------------------------------------------------------------------------------------------------------------------

BALANCE, June 30, 2004           13,717,054    $    137,170             --   $     --   $ 21,287,863   $(17,073,471)   $  4,351,562
     ==============================================================================================================================

                      See accompanying notes to consolidated financial statement

Years ended June 30,                                          2004           2003
====================================================================================
OPERATING ACTIVITIES
   Net loss                                               $(5,997,752)   $(3,135,175)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
       Depreciation and amortization                        1,963,137      1,697,877
       Interest accretion on warrants, net (Note 9)           333,333        333,333
       Non-cash referral fees (Note 9)                       (214,341)      (126,569)
       Non-cash consulting fees (Note 12)                     115,761             --
       Non-cash interest expense (Note 12)                     64,459             --
       Non-cash compensation                                       --         78,020
       Changes in working capital items:
         Accounts receivable                                  (22,727)       (42,112)
         Prepaid expenses and other current assets           (215,867)        19,079
         Accounts payable                                     750,258       (268,907)
         Accrued expenses                                     388,664        478,777
         Deferred revenues                                   (352,179)        87,956
------------------------------------------------------------------------------------

Cash used in operating activities                          (3,187,254)      (877,721)
------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Purchase of property and equipment                        (382,505)      (133,293)
   Cash paid for acquisitions and intangibles (Note 2)       (214,402)            --
------------------------------------------------------------------------------------

Cash used in investing activities                            (596,907)      (133,293)
------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Proceeds from the issuance of common stock (Note 11)     2,864,082        572,500
   Proceeds from line of credit (Note 8)                      691,529             --
   Proceeds from director, officer and loans (Note 7)         305,200         85,000
   Proceeds from the exercise of warrants                      45,000             --
   Repayment under director, officer and loans (Note 7)       (85,000)            --
   Repayment under debt financing agreement (Note 9)         (160,656)       (98,428)
   Repayments of long term debt                                    --        (15,874)
------------------------------------------------------------------------------------

Cash provided by financing activities                       3,660,155        543,198
------------------------------------------------------------------------------------

NET  DECREASE IN CASH AND CASH EQUIVALENTS                   (124,006)      (467,816)

CASH AND CASH EQUIVALENTS, beginning of year                  347,339        815,155
------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                    $   223,333    $   347,339
------------------------------------------------------------------------------------
CASH PAID FOR INTEREST                                    $    26,291    $        --
====================================================================================

                    See accompanying notes to consolidated financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Return On Investment Corporation d/b/a ROI Corporation ("ROI" or the "Company") has two primary operating subsidiaries. The Tectonic Network subsidiary ("Tectonic") which develops and markets building product information solutions for the construction industry and includes i) printed directories, ii) a searchable online building product information database, iii) an online studio for the search, visualization and selection of carpet, paint and other textiles and iv) customized web based solutions for organizing building product manufacturer databases for easier search and selection. The GO Software subsidiary ("GO") develops and markets software and services for credit card, debit card and check transactions processing with offerings including payment processing software for virtually any computing platform, including Windows, Unix and Linux. The recent purchase of an Internet gateway solution will compliment the current software based payment processing solutions by offering a secure, scalable internet only solution.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of ROI and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. CASH AND CASH EQUIVALENTS

The company considers all highly liquid short-term investments with maturities of three months or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable represent customer obligations due under normal trade terms. The Company's GO subsidiary sells its products primarily through resellers and independent sales organizations while the Tectonic subsidiary sells its products directly to building product manufacturers, distributors, independent sales organizations, general contractors, subcontractors and heavy equipment dealers. The Company performs continuing credit evaluations of its customers' financial condition and depending on the term of credit, the amount of the credit granted and management's past history with a customer, the Company does not require the debtor to pledge collateral for the receivable in the ordinary course of business. Management reviews accounts receivable on a regular basis to determine if any such amounts will potentially be uncollectible. The Company includes any balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. The general reserve is based on current economic factors in conjunction with historical collection results. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to management, it believes the Company's allowance for doubtful accounts as of June 30, 2004 and 2003 is adequate. However, actual write-offs might exceed the recorded allowance.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term and the estimated useful lives of the related assets.

GOODWILL

Goodwill is tested for impairment on an annual basis as of June 30, for its payment processing business goodwill and December 31, for its construction information business goodwill. The Company tests between annual tests if indicators of potential impairment exist, using a fair-value approach. This approach requires that a two-step transitional impairment test be performed on all goodwill. In the first step, the fair value of the Company's goodwill is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. If the carrying value exceeds the fair value, then the second step must be performed, and the implied fair value of the Company's goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value exceeds its implied fair value, then an impairment loss equal to the difference will be recorded. No impairment of goodwill has been identified during any of the periods presented.

INTANGIBLE ASSETS

Intangible assets consist primarily of acquired technology, database assets and proprietary concepts ("Technology based intangibles"); customer lists and customer contracts ("Customer-related intangibles") and non-competition agreements ("Marketing-related intangibles") related to acquisitions accounted for under the purchase method of accounting. Intangible assets are amortized using the straight-line method over their estimated period of benefit, estimated to be three years.

The Company identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. The
Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. No impairment of intangible assets has been identified during any of the periods presented.

STOCK-BASED COMPENSATION PLANS

The Company accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"("APB 25"). Under APB 25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company presents the disclosure requirements of SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss and basic net loss per share as if SFAS No. 123 had been adopted.

Based on the additional disclosure requirements of SFAS 148, "Accounting for Stock Based Compensation--Transition and Disclosure--an Amendment to SFAS 123", the following illustrates the assumptions and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123.

==============================================================================
Years Ending June 30,                                 2004            2003
==============================================================================
Net loss, as reported                            $  (5,997,752)    $(3,135,175)
Add stock-based employee
compensation expense included in
reported net earnings                                       --          13,380
Less total stock-based employee
compensation expense determined
under fair value based methods for
all awards                                            (614,214)       (282,721)
------------------------------------------------------------------------------
Net loss, pro forma                              $  (6,611,966)    $(3,402,516)
==============================================================================

Basic and diluted loss per
  share, as reported                             $       (0.50)    $     (0.28)

==============================================================================
Basic and diluted loss per
  share, pro forma                               $       (0.55)    $     (0.30)
==============================================================================

      The fair value of stock options used to compute pro forma net loss and loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

Years Ending June 30,                                     2004            2003
------------------------------------------------------------------------------

Risk free interest rate                                   1.69%           1.60%
Volatility factor                                           85%            129%
Expected option life (years)                               1.7             1.4
==============================================================================

The weighted average fair value of options granted during the years ended June 30, 2004 and 2003 was $0.85 and $0.69 per share, respectively.

REVENUE RECOGNITION

The Company recognizes revenues from licenses of computer software once (i) a non-cancelable license agreement has been signed, (ii) the software and related documentation have been shipped, (iii) there are no material uncertainties regarding customer acceptance, (iv) collection of the resulting receivable is deemed probable, and (v) no significant other vendor obligations exist. The revenue associated with any license agreements containing cancellation or refund provisions is deferred until such provisions lapse. In cases of future obligations, if such obligations are insignificant, then related costs are accrued immediately. If the obligations are significant, then the software product license revenues are deferred. Future contractual obligations can include software customization and requirements to provide additional products in the future and to port products to new platforms. Contracts that require significant software customization are accounted for on the percentage-of-completion basis. Revenues related to significant obligations to provide future products or to port existing products are deferred until the new products or ports are completed.

The Company's revenue recognition policies are designed to comply with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as modified by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," and under SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenues recognized from multiple-element software license contracts are allocated to each element of the contract based on the fair values of the elements, such as licenses for software products, maintenance, or professional services. The determination of fair value is based on objective evidence which is specific to the Company. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately, or the price established by management having the relevant authority to do so for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The historical rate of product returns for the Company's software products is negligible. Further, the Company did not have any transactions during the years ended June 30, 2004 or 2003 involving reciprocal arrangements where goods or services were purchased from an organization at the same time that the Company licensed software or provided services to that organization.

Support and update services revenues, including revenues bundled with original software product license revenues, are deferred and recognized over the related contract period, generally one year.

Consulting fee revenues are generated from professional consulting and training services and are recognized when the services are performed or if part of a medium term consulting agreement, than according to percentage-of-completion basis.

Advertising revenue is generated from the listings of advertisements in print and electronic directories, the sale of banner, sponsorship, and text-link advertisements, including sponsored search advertisements and from the photography and display of products on websites. Advertising revenue connected to the sale of advertising in print directories is only recognized upon the publication and shipment of those directories. Revenue from the sale of advertising or photography for the display on websites is recognized over the contract subscription period, which is generally one year.

COST OF REVENUE

Cost of revenue consists primarily of costs related to the manufacturing, packaging, documentation and distribution of GO Software products and printing and distribution costs related to Tectonic print directories.

ADVERTISING COSTS

Advertising costs are expensed during the period in which they are incurred. Total advertising expenses for the fiscal years ended June 30, 2004, and 2003 were $107,016 and $206,501, respectively.

SHIPPING AND HANDLING FEES

In accordance with Emerging Issues Task Force ("EITF") 00-10, the Company records all shipping and handling fees associated with shipping and handling its licensed software to customers in general and administrative expenses.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed", development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Historically, the costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant and to date, the Company has not capitalized any costs related to the development of software for external use.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

NET LOSS PER SHARE

Net loss available to common stockholders per share is presented in accordance with SFAS No. 128, "Earnings Per Share." Basic and diluted net loss available to common stockholders per share is based on the weighted average number of shares of common stock outstanding during the period. In periods in which they have a dilutive effect, common shares contingently issuable and those issuable upon exercise of stock options and warrants will be included in the diluted earnings per share calculation.

As a result of the net losses incurred in the years ended June 30, 2004 and 2003, the following common shares were antidilutive and accordingly, were excluded from the computation of loss per share:

                                                    2004                 2003
================================================================================

Stock options                                     1,763,917            1,243,317
Warrants                                          2,247,400            1,866,664
--------------------------------------------------------------------------------

                                                  4,011,317            3,109,981
================================================================================

FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has a number of financial instruments, including cash, trade receivables, trade payables, and long term debt none of which are held for trading purposes. The Company estimates that the fair value of the financial instruments does not differ materially from the aggregate carrying values recorded in the balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop these estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

RISKS AND UNCERTAINTIES

The Company is subject to risks and uncertainties in the normal course of business including customer acceptance of its products, rapid technological changes, delays in introducing and market acceptance of new products, competition, e-business developments, ability to attract and retain qualified personnel, ability to protect its intellectual property, and other matters inherent in the software industry.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to current year presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46(R), "Consolidation of Variable Interest Entities", issued in December 2003, requires that if a business enterprise has a controlling financial interest in a variable interest entity, and is considered the primary beneficiary, the assets, liabilities and results of the activities of the variable interest entity shall be included in the consolidated financial statements of the business enterprise.
(FIN) 46(R) is effective for the Company in the fourth quarter of fiscal 2004. Based on the Company's evaluation of the requirements of (FIN) 46(R), no variable interest entities that are subject to consolidation were identified and, as such, the adoption of (FIN) 46(R) for fiscal year 2004 had no impact on the Company's consolidated financial position or results of operations.

In May 2003,  the FASB issued SFAS No. 150,  "Accounting  for Certain  Financial
Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. The statement was effective for most financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of our first quarter for fiscal 2004. The adoption of this Statement did not have a significant impact on the Company's consolidated financial position or result of operations.

2.  BUSINESS COMBINATIONS

BBN Acquisition

On November 18, 2003, the Company, and BBN Acquisition, Inc., a North Carolina corporation ("BBN"), consummated a merger (the "Merger") whereby BBN was merged with and into Tectonic Solutions, Inc. d/b/a Tectonic Network, a Georgia corporation and a wholly-owned subsidiary of the Company ("Tectonic"), pursuant to an Agreement and Plan of Merger, dated as of October 29, 2003. Tectonic survived the Merger as a wholly-owned subsidiary of ROI. BBN provides an online design resource for design professionals in the commercial interiors industry. The BBN acquisition will extend the Company's strategic push into the commercial construction products market by enhancing its offerings with BBN's aggregated product information web site.

In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. The shares were valued at $1.82 per share based on the closing price of the Registrant's common stock, as quoted on the Over-The-Counter Bulletin Board ("OTCBB"), for a reasonable period before and after the terms of the Merger were announced. The shares issued to the former BBN shareholders have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

The following table presents the total purchase price of the Merger:

Value of ROI common stock issued                                    $ 1,365,000
Cash acquired                                                            (1,956)
Transaction costs                                                        91,682
                                                                    -----------

Total Purchase Price Consideration                                  $ 1,454,726

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the Merger as follows:

Receivables                                                         $    17,871
Prepaid expenses                                                         12,029
Property and equipment                                                   18,044
Goodwill                                                                584,927
Intangible assets                                                     1,036,457
Accounts payable                                                        (69,841)
Deferred revenue                                                       (129,853)
Other current liabilities                                               (14,908)
                                                                    -----------

                                                                    $ 1,454,726

CYP Acquisition

On November 26, 2003, the Company and Construction Yellow Pages LLC, a Michigan limited liability company ("CYP"), consummated the transactions contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of CYP (the "Asset Purchase"). CYP is a publisher of regional comprehensive print directories for the commercial construction industry. CYP's products complement the Company's entry into the commercial construction products database market with its comprehensive print directories that are specialized for local markets.

In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP. The shares were valued at $1.82 per share based on the closing price of the Company's common stock, as quoted on the OTCBB, for a reasonable period before and after the terms of the Asset Purchase were announced. The shares issued to CYP have not been registered under the Securities Act. Arol Wolford, the Company's President and CEO held approximately 58% of the outstanding shares of CYP's common stock and received 435,000 shares of the Company's common stock as a result of the Asset Purchase.

The following table presents the total purchase price of the Asset Purchase:

Value of ROI common stock issued                                    $ 1,365,000
Cash acquired                                                           (54,626)
Transaction costs                                                        94,536
                                                                    -----------

Total Purchase Price Consideration                                  $ 1,404,910

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the Asset Purchase as follows:

Receivables                                                         $   325,416
Prepaid expenses                                                          1,771
Property and equipment                                                   11,862
Goodwill                                                                487,204
Intangible assets                                                     1,037,000
Accounts payable                                                        (39,079)
Accrued expenses                                                        (22,210)
Deferred revenue                                                       (396,195)
Other current liabilities                                                  (859)
                                                                    -----------

                                                                    $ 1,404,910

SpecSource Acquisition

On January 2, 2004, the Company and SpecSource.com, Inc., an Indiana corporation ("SpecSource"), consummated the transaction contemplated by an Asset Purchase Agreement, dated as of October 29, 2003, whereby Tectonic purchased substantially all of the operating assets of SpecSource (the "SpecSource Asset Purchase"). SpecSource is an online directory of commercial construction products manufacturers and their local supply chain of product representatives and distributors.

In connection with the SpecSource Asset Purchase and as consideration for substantially all of the operating assets of SpecSource, the Company issued 1,450,000 shares of the Company's common stock; entered into a non-interest bearing note payable in the amount of $533,000 payable to one of the stockholders of SpecSource; and simultaneously entered into a non-compete agreement with one of the stockholders of SpecSource in exchange for a $360,000 non-interest bearing note. Due to the uncertainty that incremental payments will be made beyond one year, no imputed interest was calculated. The shares were valued at $1.82 per share based on the closing price of the Company's common stock, as quoted on the OTCBB, for a reasonable period before and after the terms of the Asset Purchase were announced. The shares issued to SpecSource have not been registered under the Securities Act. Arol Wolford, the Company's President and CEO, holds approximately 67.6% of the outstanding shares of SpecSource common stock and will receive approximately 980,000 shares of the Company's common stock as a result of the SpecSource Asset Purchase. The notes issued are interest free and will mature in 10 years. Until maturity, payments under the note will only be required when the Company has cash, net of debt obligations exceeding $5.25 million, on its quarterly balance sheet. At any time such cash threshold is met, the Company will make a payment on the note in an amount by which the Company's cash exceeds $5 million. As a result of matters discussed in Note 19, these obligations are reflected as current liabilities.

The following table presents the total purchase price of the Asset Purchase:

Value of ROI common stock issued                                      $2,639,000
Notes issued                                                             893,000
Transaction costs                                                         65,171
                                                                      ----------

Total Purchase Price Consideration                                    $3,597,171

The aggregate purchase price has been allocated based on fair values as of the date of the completion of the SpecSource Asset Purchase as follows:

Receivables                                                         $   270,364
Prepaid expenses                                                         18,625
Property and equipment                                                    7,710
Goodwill                                                              1,893,548
Intangible assets                                                     2,158,000
Accounts payable                                                       (185,694)
Accrued expenses                                                        (10,466)
Deferred revenue                                                       (554,916)
                                                                    -----------

                                                                    $ 3,597,171

Under the purchase method of accounting pursuant to SFAS 141, the total purchase prices as shown in the tables above were allocated to acquired entities net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Any excess of the purchase price over the fair value of the net tangible assets/liabilities and identifiable intangible assets acquired were recorded as goodwill. In accordance with the SFAS 142, goodwill and intangible assets with indefinite lives resulting from business combinations have not been amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present) while identifiable intangible assets with finite lives are amortized over their estimated useful lives. In the event that the management of the Company determines that the value of goodwill or intangible assets has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The results of operations of the acquired entities have been included in ROI's results of operations from the date of the closing of the respective acquisitions.

SUPPLEMENTAL PRO-FORMA DISCLOSURES

Supplemental pro-forma disclosures of the results of operations for the year ended June 30, 2004 and 2003, as though the above acquisitions of BBN, CYP and SpecSource had been completed as of July 1, 2002, are as presented below. These pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on July 1, 2002.

                                                        Year Ended June 30,
                                                     2004               2003

Total Revenues                                  $ 11,182,209       $  8,793,278

Net Loss                                          (8,038,662)        (7,460,585)

Basic and Diluted Loss per share                $      (0.61)      $      (0.53)

EARN OUT PROVISIONS

In conjunction with certain of the Company's pre-2004 acquisitions, a total of 300,000 shares were contingently issuable based on the achievement of certain earn out provisions in then future periods. In accordance with these provisions, a total of 60,502 shares were earned by a former stockholder of Net400, Inc. during fiscal 2003. In accordance with APB 16, these shares were determined to be compensation for services and as such, the fair value of the common stock received was expensed. The remaining shares held under the Net400 earn out agreement which expired on January 31, 2003 were cancelled.

On March 25, 2003, the former majority stockholder of S.A.F.E. Systems, Inc. ("S.A.F.E.") returned 115,500 shares of the Company's issued and outstanding common stock back to the Company. The stock related to part of the original consideration received by the stockholder for the sale of S.A.F.E. to the Company. The return of stock was agreed to by the stockholder and the Company for mutual releases and covenants not to sue resulting from the original transaction.

3. ASSET ACQUISITION

On January 7, 2004, the Company purchased certain foreclosed assets of Atomic Software, Inc., ("Atomic") for approximately $1,560,000 including transaction costs of $19,595 and assumed liabilities of approximately $60,000. The purchased assets, primarily Atomic's gateway code, will complement the Company's existing GO Software product line of Windows based software payment processing solutions by now offering a completely Internet based application that can be accessed from any Internet browser and is not software dependent. This has been accounted for as an acquisition of specific assets and not as a business combination as, in accordance with Emerging Issues Task Force, EITF 98-3 "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business", the definition of a business has not been met due to the lack of the necessary elements including inputs, processes and outputs. The gateway asset has also not yet been placed into service and is still undergoing further development to increase stability, scalability and adequate security in the form of the Credit Information Security Program ("CISP") audit compliance.

In connection with the purchase, the Company issued approximately 600,000 shares of its common stock for acquired foreclosed net assets of Atomic. The shares have been valued for accounting purposes at $2.50 per share based on the closing price of the Registrant's common stock, as quoted on the Over-The-Counter Bulletin Board ("OTCBB"), for a reasonable period before and after the terms of the purchase was announced. The shares issued to the former owners of Atomic have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

4. PROPERTY AND EQUIPMENT

Property and equipment are summarized by major classifications as follows at June 30:

                                                         2004           2003

Computer equipment                                   $   292,282    $   203,167
Furniture and fixtures                                    80,918        206,150
Purchased software                                       759,747      1,200,482

                                                       1,132,947      1,609,799
Less accumulated depreciation and amortization          (638,209)    (1,274,324)
                                                     -----------    -----------
                                                     $   494,738    $   335,475
                                                     ===========    ===========

Depreciation expense was approximately $264,000 and $574,000 for the years ended June 30, 2004 and 2003, respectively.

5. GOODWILL

Changes in the carrying amount of goodwill for fiscal 2003 and 2004 by segment are as follows:

                                   Balance as of                  BALANCE AS OF
                                   June 30, 2003   Acquisitions   JUNE 30, 2004
Payment processing solutions        $  195,002      $       --    $  195,002
Construction information systems            --       2,965,679     2,965,679
                                    ----------      ----------    ----------
Total                               $  195,002      $2,965,679    $3,160,681

6. INTANGIBLE ASSETS

The components of finite-lived intangible assets are as follows:

                                           2004                                              2003
                        -------------------------------------------     ------------------------------------------------
                            COST      ACCUMULATED   NET BOOK VALUE           Cost         Accumulated    Net Book Value
                                      AMORTIZATION                                        Amortization
------------------------------------------------------------------------------------------------------------------------
Technology based            $5,285,020   $2,846,745     $2,438,275          $2,667,800      $1,723,830          $943,970
Customer related             2,332,000      422,528      1,909,472                   -               -                 -
Marketing related              840,000      153,333        686,667                   -               -                 -
------------------------------------------------------------------------------------------------------------------------
                            $8,457,020   $3,422,606     $5,034,414          $2,667,800      $1,723,830          $943,970
========================================================================================================================

Intangible  assets  are  amortized  using the  straight-line  method  over their estimated period of benefit, generally considered to be three years. Amortization expense related to purchased intangible assets was $1,698,776 and $1,123,575 for the years ended June 30, 2004 and 2003, respectively. Estimated future amortization expense related to purchased intangible assets at June 30, 2004 is as follows:

2005                                                                  $1,915,505
2006                                                                   1,915,505
2007                                                                   1,203,404
--------------------------------------------------------------------------------

Total                                                                 $5,034,414
================================================================================

7.  NOTES PAYABLE - RELATED PARTIES

At June 30, 2003, the Company has a note payable to a stockholder in the amount of $85,000. The note was unsecured and non-interest bearing, and was repaid during 2004.

At June 30, 2004, the Company had notes payable to a director, officers and an employee in the aggregate amount of $305,200. The notes are unsecured, bear interest at 10.00% and are due on demand.

8. LINE OF CREDIT

On June 16, 2003, the Company entered into a $500,000 receivables based line of credit with a bank. Advances under the line are limited to 80% of the Company's gross eligible receivables. Advances under the line bore interest at 1.25% per month or 15.00% per year and are secured by all the assets of the Company. At June 30, 2003, no amounts had been drawn under the line of credit.

On May 14, 2004 the line of credit was modified to include a bridge loan feature under which the Company borrowed $500,000 immediately and will borrow another $500,000 upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The bridge loan, secured by all of the Company's assets, is due at the earlier of 120 days from the first advance or upon closing the sale of the GO Software business. The modification increased the interest rate on the line of credit and bridge loan to 1.35% per month or 16.20% per year. As of June 30, 2004, $691,529 was outstanding under the line of credit (including the bridge loan feature).

On August 2, 2004 the bridge loan feature of the line of credit was modified to allow the Company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable letter of intent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software. In the event the bridge loan is not paid in full by the due date, the Company will pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the proposed sale of GO. 9. DEBT FINANCING AND ISSUANCE OF WARRANTS

On September 17, 2001, the Company received an advance payment from a customer in the amount of $1,000,000 which was accounted for as a debt financing. In accordance with the terms of the agreement governing the payment advance (the "Referral Agreement"), the advance is required to be repaid in referrals and software sales in increasing increments over a three-year period from the effective date of the Referral Agreement. The Company is also required to keep certain of its software source code in escrow, with the other party named as beneficiary, in the event of the Company's default under the Referral Agreement. Other remedies in the event of default include, among other things, the other party's right to terminate the Referral Agreement, demanding repayment of unpaid portions of the advance, meeting the payment milestone which served as the basis for the default, or conversion of the outstanding portion of the advance to unregistered shares of the Company's common stock at various exercise prices. Once the risk of default for each portion of the Referral Agreement has passed, (i.e. when the milestones are met on or before the September 17th deadlines), then that portion of the debt will be forgiven and recorded as revenue in the statement of operations.

During the first one-year measurement period ended September 17, 2002, the Company was required to sell products for the other party to earn referral fees totaling $225,000 in order to satisfy the contractual stipulations of the Referral Agreement. The Company only achieved sales and referral fees of approximately $127,000 during that period and, consequently, was required to pay approximately $98,000 in cash to the other party to satisfy the shortfall. The amount of sales and referral fees required for the next one-year measurement period ended September 17, 2003, was $375,000. The Company only achieved sales of approximately $214,000 in referral fees toward this amount and, consequently, was required to pay approximately $161,000 on October 10, 2003 to satisfy the shortfall. The remaining amount of sales and referral fees for the one year period ending September 17, 2004 amounted to $400,000. Through September 17, 2004, the Company had achieved sales of approximately $345,245 toward this final amount. The Company did not reach the $400,000 of sales in referral fees as of September 17, 2004, and consequently the Company had to pay the other party the shortfall in cash of $54,975.

The other party has also received vested and exercisable warrants to purchase an aggregate of $5,000,000 in shares at $4 per share during the first year of the agreement and $5 per share subsequent to that date. These warrants are antidilutive because of the default provisions above. As a result, $1,000,000 was recorded as representative of the value of the warrants sold as paid in capital. In accordance with APB 14, the Company recorded a debt discount for the value of the warrants (limited to proceeds of $1,000,000 in accordance with EITF 00-27). In periods beyond September 17, 2001, the debt discount will be ratably charged to income over the three-year life of the agreement. This amounts to an $83,333 non-cash charge per quarter and $333,333 for each of the years ended June 30, 2004 and 2003.

10. ACCRUED EXPENSES

Accrued expenses consisted of the following at June 30:

                                                      2004               2003
================================================================================

Compensation                                       $  949,929         $  549,293
Consulting fees and other                             231,263            178,738
Sales tax                                              60,949             77,003
--------------------------------------------------------------------------------

                                                   $1,242,141         $  805,034
================================================================================

11. PRIVATE PLACEMENTS

On October 29, 2003, the Company completed a private placement of its common stock and warrants in the amount of $643,000. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share. Participants in the private placement included Arol Wolford, the Company's President and CEO, who purchased 103,000 shares and received a warrant to purchase 103,000 shares of common stock, and John McRoberts, a director of the Company, who purchased 100,000 shares and received a warrant to purchase 100,000 shares of common stock. The Company has agreed to register the common stock issued in the private placement after one year if the shares cannot then be sold without registration or within six months after the Company's common stock becomes accepted for listing on the NASDAQ Small Cap or National Markets.

On March 15, 2004, the Company completed a private placement of its common stock in the amount of $1,750,000. The Company issued 875,000 unregistered shares of common stock at a purchase price of $2.00 per share. The company utilized a registered broker dealer as a selling agent for a portion of the transaction and incurred fees in the amount of $104,000. The Company provided piggy-back registration rights to all the participants in the private placement.

On June 22, 2004, the Company completed a private placement of its common stock in the amount of $575,000. The Company issued 287,500 unregistered shares of common stock at a purchase price of $2.00 per share. The Company provided piggy-back registration rights to all the participants in the private placement.

12. STOCK OPTIONS, WARRANTS AND OTHER EQUITY

STOCK OPTIONS

In August 2000, the Company adopted an incentive Stock Option Plan (the "2000 Plan") whereby total options to purchase 1,000,000 shares of the Company's common stock may be granted to employees at a price not less than the fair market value at the time the options are granted and that have a minimum of a one year vesting period. The options are exercisable for a period not to exceed ten years. The Company also assumed the stock options of NTTI. Such options were converted at the applicable rates used to issue the Company's common stock in the reverse merger.

On May 21, 2003 at a Special Meeting of the Company's stockholders, the Company's stockholders approved and ratified the Company's 2003 Stock Option Plan (the "2003 Plan") and reserved 1,000,000 shares of the Company's common stock for issuance under this plan. Options to purchase shares of the Company's common stock may be granted to employees at a price not less than the fair market value at the time the options are granted and have a minimum of a one year vesting period. The options are exercisable for a period not to exceed ten years.

Information regarding the option plans are as follows:

                                                2004                      2003
==========================================================================================
                                                       WEIGHTED                 Weighted
                                                        AVERAGE                  Average
                                                       EXERCISE                 Exercise
                                          SHARES          PRICE      Shares        Price
------------------------------------------------------------------------------------------
Outstanding, beginning of year          1,244,217    $     1.66      261,342    $     3.88
   Granted                                652,000          1.95    1,045,000          1.34
   Exercised                                   --            --           --            --
   Forfeited                             (132,300)         3.03      (62,125)         5.53
------------------------------------------------------------------------------------------

Outstanding, end of year                1,763,917    $     1.67    1,244,217    $     1.66
==========================================================================================
Exercisable, end of year                  764,917                    194,317
==========================================================================================

The following table summarizes information about the Company's outstanding stock options as of June 30, 2004.

====================================================================================================================================
                                           Options Outstanding                                   Options Exercisable
====================================================================================================================================
                                              Weighted-Average
                                             Remaining Contractual    Weighted                                     Weighted
                     Number Outstanding at          Life               Average                                     Average
Range of Exercise      June 30, 2004                                  Exercise         Number Exercisable          Exercise
      Price                                                            Price            at June 30, 2004            Price
====================================================================================================================================
                                                  (years)
 $ 1.00 - $  1.70       1,164,667                   7.2                $ 1.29                658,667                $ 1.01
 $ 2.00 - $  2.50         498,000                   5.6                  2.20                  5,000                  2.00
 $ 3.00 - $  5.00         101,250                   1.7                  3.36                101,250                  3.36
------------------------------------------------------------------------------------------------------------------------------------
                        1,763,917                   6.4                $ 1.67                764,917                  $ 1.32
====================================================================================================================================

WARRANTS

In conjunction with the Company's original private placement, warrants to purchase common stock were issued to several parties. These warrants were issued as a direct incentive to complete a successful offering. In total, 856,664 warrants were issued on or prior to August 10, 2000, they were immediately vested and exercisable at exercise prices ranging from $.30 to $3.00 per share and will expire in 2005. At June 30, 2004, 706,664 of these warrants were outstanding.

As mentioned in Note 8 above, during 2004 the Company issued warrants to purchase 37,500 shares of common stock at an exercise price of $2.00 per share in connection with the renewal of the Company's line of credit. The fair value of these warrants, which amounted to $64,459, was charged to interest expense.

As mentioned in Note 9 above, the Company entered into a "Referral and Reseller" agreement with an unrelated party on September 17, 2001. As part of this agreement, the other party received vested and exercisable warrants to purchase an aggregate of $5,000,000 in shares at $4 per share during the first year of the agreement and $5 per share subsequent to that date. The right to exercise these warrants expired on September 17, 2004

As mentioned in Note 11 above, during 2004 the Company issued warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share in connection with a private placement of Common Stock.

During 2004, the Company issued warrants to purchase an aggregate of 115,000 shares of common stock at an exercise price of $2.50 to various consultants. The fair value of these warrants, which amounted to $115,761, was charged to general and administrative expense.

OTHER

In conjunction with a reverse merger on August 10, 2000, with Net/Tech International, Inc. ("NTTI"), a total of 3,765,930 shares of common stock were placed in escrow in the names of two officers of the Company and one director. At that time, the Company entered into an escrow agreement with three current members of its Board of Directors, Charles McRoberts, John McRoberts and Charles Pecchio, Jr. The escrow agreement provided that approximately 3,765,930 shares of the Company's common stock would be held in escrow for release to these directors (i) when certain financial milestones are reached, or (ii) upon a change of control. While these shares were held in escrow, the directors exercised voting rights with respect to the escrowed shares. However, the Company's management analyzed the directors' ownership of the Company's shares in the escrow account and concluded that having approximately 33% of the outstanding common stock in escrow was not conducive to the Company's strategic plans.

Accordingly, on October 29, 2003, a settlement was reached with the three directors, providing for a release of 750,000 of the escrowed shares on a pro rata basis to the three directors based on their ownership interests, with an additional 168,754 shares to remain in escrow through October 2006, to be released to Mr. Pecchio, the Chairman of the Board, if the trading price of the Company's common stock reaches and maintains certain price targets. None of these targets were met in 2004. Under the terms of the escrow settlement agreement, the remaining 2,847,176 shares were forfeited by the directors back to the Company and were placed in the treasury. The release of the 750,000 shares did not result in any stock based compensation as the previously escrowed shares in total represented their proportionate interests in the Company at the time of its reverse merger in 2000.

13. INCOME TAXES

Provisions for Federal and state income taxes in the statements of operations consist of the following:

Years Ending June 30,                                   2004             2003
===============================================================================

Deferred Federal income tax benefit                $(2,123,100)     $(1,410,900)
Deferred state income tax benefit, net
   of Federal tax benefit                             (374,700)        (248,900)
Change in valuation allowance                        2,497,800        1,659,800
===============================================================================
                                                   $        --      $        --
================================================================================

As of June 30, 2004 and 2003, deferred tax assets comprised the following:

Years ended June 30,                                2004               2003
================================================================================

DEFERRED TAX ASSETS
Net operating loss
   carry-forwards - Federal                      $ 5,885,200        $ 4,106,100
Net operating loss
   carry-forwards - state                          1,038,600            724,600
Non cash compensation
   not currently deductible                           33,000             31,200
Intangible assets                                    722,300            370,500
Reserves not currently
   deductible                                        159,300            108,200
-------------------------------------------------------------------------------

Total deferred tax asset                           7,838,400          5,340,600
Valuation allowance                               (7,838,400)        (5,340,600)
-------------------------------------------------------------------------------
                                               $           -  $               -
===============================================================================

The Company has net operating loss carry-forwards available to reduce future taxable income, if any, of approximately $17,310,000 for Federal and state tax purposes. The benefits from these carry-forwards expire through 2024. As of June 30, 2004, management believes it cannot be determined that it is more likely than not that these carry-forwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets. Other than the effect of state income taxes and the change in the valuation allowance, the differences between the effective income tax rate and statutory income tax rates are not material.

14. CHANGE IN ACCOUNTING ESTIMATE

In conjunction with the implementation of SFAS No. 142, and in connection with the Company's annual evaluation of the remaining useful lives of its fixed and intangible assets, management determined during the year ended June 30, 2003, that the estimated useful lives of such assets should be reduced from approximately five to seven years to approximately three to five years.
Management considered various factors including industry standards and the condition of the underlying assets. This change in accounting estimate resulted in additional depreciation and amortization expense of $62,005 and $396,128, respectively, and in the aggregate increased basic and diluted net loss applicable to common stockholders by $0.04 per share for the year ended June 30, 2003.

15. CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. The Company places its cash with high quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution.

As of June 30, 2004 the Company's net accounts receivable were approximately $1,453,265. During 2004 no sales to individual customers exceeded 5% of total revenues. The Company believes any risk of accounting loss is significantly reduced due to provision considered at the date of sale for returns and allowances and ongoing credit evaluations of its customers' financial condition as deemed necessary. The Company generally does not require cash collateral or other security to support customer receivables.

16.  COMMITMENTS

The Company leases office facilities and certain equipment under non-cancellable operating leases having original terms ranging from one to five years. Approximate future minimum rent payments, by year and in the aggregate, under non-cancellable operating leases with remaining terms of more than one year are as follows:

Year                   Operating
--------------------------------

2005                  $  751,005
2006                     391,218
2007                      96,313
2008                      64,641
2009                      40,475
--------------------------------
Total                 $1,343,652
================================

Rent expense relating to these operating leases was approximately $581,000 and $433,000 for 2004 and 2003, respectively.

17. PENSION PLAN

The Company adopted a 401(k) retirement plan on March 9, 1998. The plan covers all employees who are at least 21 years of age with one or more years of service. The Company currently makes a discretionary matching contribution of 50% of the employee's contributions elected as a salary deferral by eligible employees, up to 7.5% of each employee's salary. Prior to June 2003, the Company made discretionary matching contributions of 25% of the employee's contributions elected as a salary deferral by eligible employees, up to 15% of each employee's salary. The Company's matching contributions for the years ended June 30, 2004 and 2003 were approximately $126,158 and $112,108, respectively.

18. SEGMENTS

Based on the quantitative thresholds specified in SFAS No. 131, in the year ended June 30, 2004, the Company has determined that it has two reportable segments: payment processing solutions and construction information solutions. The construction information business develops and markets building product information solutions for the construction industry while the payment processing software business develops and markets software and services for credit card, debit card and check transaction processing. The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies. The Company's chief operating decision maker evaluates performance of the segments based on operating income. Costs excluded from this profit measure primarily consist of allocated corporate expenses, interest/other expense and income taxes. Corporate expenses are primarily comprised of corporate overhead expenses. Assets not allocable to any individual segment are corporate assets, which are primarily comprised of receivables, prepaid expenses and property and equipment.

Summary information by segment follows:

------------------------          ----------    -----------     ---------      ------------
                                   Payment      Construction
Year ended June 30, 2004          Processing    Information     Corporate
                                  Solutions      Solutions      and Other          Total
------------------------          ----------    -----------     ---------      ------------
Total revenue                   $  9,418,257   $  1,167,777    $         --    $ 10,586,034
Depreciation and amortization      1,095,239        813,314          54,584       1,963,137
Net income (loss)                    196,350     (4,171,403)     (2,022,699)     (5,997,752)
Goodwill                             195,002      2,965,679              --       3,160,681
Total assets                       3,401,754      8,108,973         318,082      11,828,809

------------------------          ----------    -----------     ---------      ------------
                                    Payment     Construction
Year ended June 30, 2003          Processing    Information     Corporate
                                  Solutions      Solutions      and Other         Total
------------------------          ----------    -----------     ---------      ------------
Total revenue                   $ 7,861,262    $        --    $        --    $ 7,861,262
Depreciation and amortization     1,348,551          8,946        340,380      1,697,877
Net loss                           (599,629)      (283,261)    (2,252,285)    (3,135,175)
Goodwill                            195,002             --             --        195,002
Total assets                      2,536,894        106,405        122,215      2,765,514

19. SUBSEQUENT EVENTS

Proposed Divestiture of GO

On September 27, 2004, the Company announced that it has retained an advisor to assist in a proposed divestiture of GO. The proposed divestiture is part of ROI's new business strategy to focus on its construction information product offerings through Tectonic.

Historically, ROI has functioned as a holding company with businesses in both the payment processing and, more recently, the construction information industries. These industries are unrelated and are not synergistic in nature. Management has determined that the Company's future prospects would be greatly enhanced by focusing on the construction information industry rather than the payment processing industry. While GO has achieved success under ROI, achieving revenue growth and becoming a market leader, management has recognized that competitors in the payment processing industry have much greater financial resources than ROI and that the continued success of GO would be put at risk due to the undercapitalization of ROI. Thus, it is in the best interests of the Company and its stockholders that the Company pursue a path where it believes the odds of future success are greatly improved. The construction information industry is a highly fragmented industry with numerous opportunities for growth and service needs that are yet unserved by the marketplace. By divesting of GO, the Company will greatly improve its liquidity. Management believes that this improved liquidity position will provide an opportunity for our executive management team to focus on an industry where they have the most experience.

ROI has received a number of offers for the sale of GO Software and intends to complete the proposed divestiture as soon as practicable, subject to negotiation of a definitive agreement, receipt of stockholder approval and satisfaction of all other conditions precedent.

Financings

As discussed in Note 8, on August 2, 2004 the bridge loan feature of the Company's line of credit was modified to allow the Company to borrow an additional $250,000 at that date (total of $750,000) and to provide for the Company to borrow another $750,000 (representing an increase of $250,000 over the prior commitment) upon the presentation to the lender of an acceptable executed letter of intent to divest of its GO Software business. The modification increased the interest rate on the bridge loan portion of the line of credit to 1.50% per month or 18.00% per year. The bridge loan was extended to the earlier of November 27, 2004 or the date of the closing of the proposed sale of GO Software. In the event the bridge loan is not paid in full by the due date, the Company will pay the lender a weekly success fee of $10,000 increasing in $2,500 increments until repayment.

On September 30, 2004, the Company borrowed the additional $750,000 under the bridge loan feature of its line of credit on the presentation to the lender of a series of acceptable letters of intent for the sale of GO. On August 18, 2004, the Company borrowed $1,500,000 under senior second secured convertible notes, held by an investment company. The notes are secured by a junior lien on substantially all of the tangible and intangible assets of the Company. The notes bear interest at an effective rate of 19.00% per annum, and are due on the earlier of February 1, 2005 or the closing of the sale of GO Software. The notes have a conversion feature, and contain some restrictions on the Company's ability to incur other debt. In connection with this transaction, the Company also issued warrants to the lender to purchase 500,000 shares of common stock at a price of $1.52 per share to the holder of the notes. The conversion feature allows holders of these notes to participate in any of the Company's future financings, other then one involving only debt and debt securities, by converting the notes into securities to be issued at a conversion price equal to 80% of the price paid by other participants in the financing. Arol Wolford, the Company's President and CEO executed a Guaranty, Pledge and Security Agreement whereby Mr. Wolford agreed to guaranty payment of the notes and has secured that guaranty with a first-priority security interest in all the shares of the Company which he owns.

While no absolute assurances can be given, the Company believes that its liquidity as funded by its operations and financing activities in conjunction with the proposed divestiture of GO will be sufficient for it to continue as a going concern for the next year. Should the timing of the proposed divestiture be significantly delayed, the Company will need to adjust its business plan to address any cash flow needs at that time.

                                   PROSPECTUS

                        RETURN ON INVESTMENT CORPORATION
                        5,897,217 SHARES OF COMMON STOCK

                      The date of this prospectus is , 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION ON DIRECTORS' LIABILITY

      Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      o for any breach of the director's duty of loyalty to us or our stockholders;

      o for acts or omission not in good faith or which intentional misconduct or a knowing violation of law;

      o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

      o for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and out stockholders.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The expenses payable by us in connection with the registration of the securities being registered (other than underwriting discounts and commissions) are estimated as set forth below:

Registration statement filing fee ...........................            $ 1,090
Accounting fees and expenses* ...............................              8,000
Legal fees and expenses* ....................................             50,000
Printing and engraving costs* ...............................              4,500
Miscellaneous* ..............................................              2,500
                                                                       ---------
TOTAL .......................................................            $66,090

*     Estimated pursuant to instruction to Rule 511 of Regulation S-B.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      On January 11, 2005, the Company completed a financing transaction with Laurus pursuant to the terms of the Security Agreement. Pursuant to the Security Agreement, the Company, GO and Tectonic issued and sold to Laurus (i) the Term
Note in the principal amount of $4 million, which is convertible into the Company's common stock, and (ii) the Revolving Note and the Minimum Borrowing
Note in the aggregate principal amount of $1.5 million, which are convertible into the Company's common stock. The Company also issued to Laurus the Warrant to purchase, at any time prior to January 9, 2012, 750,000 shares of the Company's common stock at a purchase price of $2.36 per share.

      On November 10, 2004, the Company issued $750,000 of senior second secured convertible notes in a private placement to the holders of the Company's then-outstanding senior secured convertible notes. In connection with this issuance, the Company also issued warrants to the noteholders to purchase 600,000 shares of common stock at a price of $1.52 per share.

      On August 18, 2004, the Company issued $1,500,000 of its senior second secured convertible notes in a private placement. In connection with this transaction, the Company also issued warrants to the noteholders and the finder to purchase 500,000 shares of common stock at a price of $1.52 per share and 50,000 shares of common stock at $3.50 per share, respectively.

      On June 22, 2004, the Company completed a private placement of its common stock to accredited investors for aggregate proceeds of $575,000. The Company issued 287,500 unregistered shares of common stock at a purchase price of $2.00 per share. No underwriting or placement discounts or commissions were paid.

      On March 15, 2004, the Company completed a private placement of its common stock for aggregate proceeds of $1,750,000. The Company issued 875,000 unregistered shares of common stock at a purchase price of $2.00 per share. The company utilized a registered broker dealer as a selling agent for a portion of the transaction and incurred fees in the amount of $85,000.

      On January 7, 2004, the Company, through its wholly owned subsidiary GO Gateway, Inc. closed a transaction to purchase certain foreclosed assets of Atomic Software, Inc., ("Atomic"). In connection with the purchase, the Company issued approximately 600,000 shares of its common stock for all of the foreclosed assets of Atomic.

      On January 2, 2004, the Company issued 1,450,000 shares of its common stock in connection with the SpecSource Asset Purchase.

      On November 26, 2003, the Company and CYP, consummated the transactions contemplated by an Asset Purchase Agreement whereby Tectonic substantially all of the operating assets of CYP (the "Asset Purchase"). In connection with the Asset Purchase, the Company issued 750,000 shares of the Company's common stock as consideration for substantially all of the operating assets of CYP.

      On November 18, 2003, the Company and BBN Acquisition, Inc. ("BBN") consummated a merger (the "Merger") whereby BBN was merged with and into Tectonic pursuant to an Agreement and Plan of Merger. In connection with the Merger, the Company issued approximately 750,000 shares of its common stock for all of the issued and outstanding shares of BBN's common stock. Arol Wolford, the Company's President and CEO, held approximately 41.6% of the outstanding shares of BBN's common stock and received 311,671 shares of the Company's common stock as a result of the Merger. Mr. Wolford's daughter served on the Board of Directors of BBN.

      On October 29, 2003, the Company completed a $643,000 private placement of common stock and warrants. The Company issued 378,236 shares of common stock at a purchase price of $1.70 per share and warrants to purchase 378,236 shares of common stock at an exercise price of $2.50 per share.

      On April 2, 2003, the Company issued 115,000 shares of the Company's common stock to two employees at a price of $1.50 per share for a total purchase price of $172,500.

      On March 3, 2003, the Company issued 240,000 unregistered shares of the Company's common stock to an employee at a price of $1.25 per share for a total purchase price of $300,000. On the same date, the Company sold 80,000 shares of the Company's common stock to the Chief Executive Officer of the Company at $1.25 per share for a total purchase price of $100,000.

      On June 20, 2002, four members of the board of directors purchased an aggregate of 300,000 shares of common stock at $2.00 per share.

      Each of the foregoing sales of securities were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

 EXHIBIT
 NUMBER        DESCRIPTION
 ------        -----------

2.1 Agreement and Plan of Merger and Exchange of Stock, dated as of December 17, 1999, by and among Results Oriented Integration Corporation, Net/Tech International, Inc., Net/Tech Acquisition Corporation, Charles A. McRoberts, John W. McRoberts and Charles Pecchio, Jr. (incorporated by reference to Exhibit 2 to Return On Investment Corporation's Report on Form 8-K, filed September 5,
               2000).

2.2 Asset Purchase Agreement, dated as of December 6, 2004, by and among Return On Investment Corporation, GO Software, Inc. and VeriFone, Inc. (incorporated by reference to Exhibit 2.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

3.1 Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

3.1A Certificate of Amendment to the Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

3.2 By-laws, as amended October 29, 2001, of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Report on Form 10-QSB, filed February 14, 2002).

4.1 Form of Secured Convertible Term Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.2 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.2 Form of Secured Revolving Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.3 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.3 Form of Secured Convertible Minimum Borrowing Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.4 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.4 Warrant, dated as of January 10, 2005, issued to Laurus Master Fund (incorporated by reference to Exhibit 99.7 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.5            Form of Registration Rights Agreement. (filed herewith)

4.6            Form of Registration Rights Agreement. (filed herewith)

4.7            Specimen of common stock certificate. (filed herewith)

4.8 Form of Warrant issued to Silicon Valley Bancshares. (filed herewith)

4.9            Form of Warrant. (filed herewith)

4.10 Registration Rights Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.8 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.11 Form of Escrow Agreement, dated as of October 29, 2003, by and among Return On Investment Corporation, Charles Pecchio, Charles McRoberts and John McRoberts. (filed herewith)

5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP.*

10.1 Return On Investment Corporation 2003 Stock Incentive Plan (incorporated by reference to Appendix B to the Return On Investment Corporation's Definitive Proxy Statement filed April 9, 2003).

10.2 ROI Corporation Common Stock Long Term Incentive Plan (incorporated by reference to exhibit 10.3 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

10.3 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.3A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.4 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.4A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5A to Return On
               Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.5 Security Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

10.6 Stock Pledge Agreement, dated as of January 10, 2005, by and between Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.5 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

10.7 Side Letter Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.6 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

21.1 List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

23.1           Consent of BDO Seidman LLP (filed herewith).

23.2           Consent of Paul,  Hastings,  Janofsky & Walker LLP  (included  in
               Exhibit 5.1). *

23.3 Power of Attorney (included in Part II of the registration statement).

99.1 Voting Agreement, dated as of December 6, 2004, by and among VeriFone, Inc., Charles A. McRoberts, Arol Wolford and John W. McRoberts and form of irrevocable proxy (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

*     To be filed by amendment.

ITEM. 28 UNDERTAKINGS

The registrant hereby undertakes:

      1) To file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement to:

            a. include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

            b. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            c. include any additional or changed material information on the plan of distribution.

      2) For determining liability under the Act, to treat each post-effective amendment, including those that contain a form of prospectus, as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering of those securities.

      3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on the 9th day of February, 2005.

                                       RETURN ON INVESTMENT CORPORATION

                                       By: /s/ Arol R. Wolford
                                           -------------------------------------
                                           Arol Wolford
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sherwin Krug as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

NAME                        TITLE                               DATE

/s/ Arol R. Wolford         President, Chief Executive Officer  February 9, 2005
-------------------------
Arol R. Wolford             and Director Principal Executive
                            Officer)

/s/ Sherwin Krug            Chief Financial Officer (Principal  February 9, 2005
-------------------------
Sherwin Krug                Financial and Accounting Officer)

/s/ Charles Pecchio, Jr.    Chairman of the Board               February 9, 2005
-------------------------
Charles Pecchio, Jr.

/s/ Charles A. McRoberts    Director                            February 9, 2005
-------------------------
Charles A. McRoberts

/s/ John W. McRoberts       Director                            February 9, 2005
-------------------------
John W. McRoberts

/s/ Theo P. VanderBoom      Director                            February 9, 2005
-------------------------
Theo P. VanderBoom

/s/ Laura C. Rogers         Director                            February 9, 2005
-------------------------
Laura C. Rogers

 EXHIBIT
 NUMBER        DESCRIPTION
 ------        -----------

2.1 Agreement and Plan of Merger and Exchange of Stock, dated as of December 17, 1999, by and among Results Oriented Integration Corporation, Net/Tech International, Inc., Net/Tech Acquisition Corporation, Charles A. McRoberts, John W. McRoberts and Charles Pecchio, Jr. (incorporated by reference to Exhibit 2 to Return On Investment Corporation's Report on Form 8-K, filed September 5,
               2000).

2.2 Asset Purchase Agreement, dated as of December 6, 2004, by and among Return On Investment Corporation, GO Software, Inc. and VeriFone, Inc. (incorporated by reference to Exhibit 2.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

3.1 Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

3.1A Certificate of Amendment to the Certificate of Incorporation of Return On Investment Corporation, a Delaware corporation (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

3.2 By-laws, as amended October 29, 2001, of Return On Investment Corporation, a Delaware corporation (incorporated by reference to exhibit 3.1 to Return On Investment Corporation's Report on Form 10-QSB, filed February 14, 2002).

4.1 Form of Secured Convertible Term Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.2 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.2 Form of Secured Revolving Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.3 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.3 Form of Secured Convertible Minimum Borrowing Note dated as of January 10, 2005 and due January 9, 2008 (incorporated by reference to Exhibit 99.4 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.4 Warrant, dated as of January 10, 2005, issued to Laurus Master Fund (incorporated by reference to Exhibit 99.7 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.5            Form of Registration Rights Agreement. (filed herewith)

4.6            Form of Registration Rights Agreement. (filed herewith)

4.7            Specimen of common stock certificate. (filed herewith)

4.8 Form of Warrant issued to Silicon Valley Bancshares. (filed herewith)

4.9            Form of Warrant. (filed herewith)

4.10 Registration Rights Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.8 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

4.11 Form of Escrow Agreement, dated as of October 29, 2003, by and among Return On Investment Corporation, Charles Pecchio, Charles McRoberts and John McRoberts. (filed herewith)

5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP.*

10.1 Return On Investment Corporation 2003 Stock Incentive Plan (incorporated by reference to Appendix B to the Return On Investment Corporation's Definitive Proxy Statement filed April 9, 2003).

10.2 ROI Corporation Common Stock Long Term Incentive Plan (incorporated by reference to exhibit 10.3 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed October 2, 2001).

10.3 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.3A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Charles Pecchio, Jr. (incorporated by reference to Exhibit 10.1A to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.4 Employment Agreement, dated as of February 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.4A Amendment to Employment Agreement, dated as of July 1, 2002, by and between Return On Investment Corporation and Arol Wolford (incorporated by reference to Exhibit 10.5A to Return On
               Investment Corporation's Annual Report on Form 10-KSB, filed September 30, 2002).

10.5 Security Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

10.6 Stock Pledge Agreement, dated as of January 10, 2005, by and between Return On Investment Corporation and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.5 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

10.7 Side Letter Agreement, dated as of January 10, 2005, by and among Return On Investment Corporation, Laurus Master Fund, Ltd., GO Software, Inc. and Tectonic Solutions, Inc. (incorporated by reference to Exhibit 99.6 to Return On Investment Corporation's Current Report on Form 8-K, filed on January 18, 2005).

21.1 List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Return On Investment Corporation's Annual Report on Form 10-KSB, filed on October 12, 2004).

23.1           Consent of BDO Seidman LLP (filed herewith).

23.2           Consent of Paul,  Hastings,  Janofsky & Walker LLP  (included  in
               Exhibit 5.1). *

23.3 Power of Attorney (included in Part II of the registration statement).

99.1 Voting Agreement, dated as of December 6, 2004, by and among VeriFone, Inc., Charles A. McRoberts, Arol Wolford and John W. McRoberts and form of irrevocable proxy (incorporated by reference to Exhibit 99.1 to Return On Investment Corporation's Current Report on Form 8-K/A, filed on December 14, 2004)

*     To be filed by amendment.